UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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2025

CAPRI
HOLDINGS LIMITED

PROXY STATEMENT AND ANNUAL MEETING OF SHAREHOLDERS

VERSACE JIMMY CHOO MICHAEL KORS

June 24, 2025
DEAR FELLOW SHAREHOLDER:

You are cordially invited to attend the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of Capri Holdings Limited, to be held virtually via webcast by visiting www.virtualshareholdermeeting.com/CPRI2025, on August 7, 2025 at 10:00 a.m., Eastern time. Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Notice of 2025 Annual Meeting of shareholders and proxy statement.
Fiscal 2025 was a challenging year for Capri Holdings. Revenue decreased 14.1% (or 13.5% on a constant currency basis) to $4.4 billion during the year, as we were impacted by the continued softness in demand for fashion luxury goods globally and by certain strategic initiatives that we previously put in place at Versace and Michael Kors that did not perform as expected as well as by the uncertainty surrounding the merger with Tapestry, Inc. While we were disappointed with our performance, we remain optimistic about the long-term growth potential of Capri Holdings and its iconic brands.
As a part of our overall review of strategic priorities, and after careful evaluation, we concluded that the most effective way to maximize value at Capri Holdings is to focus our resources on the compelling growth opportunities within our Michael Kors and Jimmy Choo luxury brands. As previously announced, on April 10, 2025, we entered into a definitive agreement to sell Versace to Prada S.p.A. for $1.375 billion in cash subject to certain adjustments. The transaction is expected to close in the second half of calendar 2025, subject to customary closing conditions including regulatory approvals. This transaction positions us to invest in our future growth, substantially reduce our debt levels and reinstate a share repurchase program in the future.
Looking ahead, we believe we are on the right path to improving performance with our recently announced strategic growth initiatives that are designed to increase our revenues and enhance our profitability. While our strategies are tailored uniquely for each brand, our overarching goals are similar. We will continue to maximize the full potential of Michael Kors and Jimmy Choo by engaging and inspiring new and existing customers, designing innovative fashion product and delivering exceptional customer experiences. With our new strategic plans in place, a focused senior leadership team and a strong balance sheet, we believe we are well-positioned to deliver sustainable long-term growth over time.
Thank you for your continued support.

Sincerely,
John D. Idol
Chairman and Chief Executive Officer

	Notice of 2025 Annual Meeting of Shareholders

Meeting Date:
TO OUR SHAREHOLDERS,
Notice is hereby given that the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of Capri Holdings Limited, a British Virgin Islands corporation (the “Company”), will be held virtually via webcast by visiting www.virtualshareholdermeeting.com/CPRI2025, on August 7, 2025 at 10:00 a.m., Eastern time, for the following purposes:

August 7, 2025

Meeting Time:	1	To elect two Class II directors for a three year term and until the election and qualification of their respective successors in office

10:00 a.m. Eastern time

	2	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 28, 2026

Virtual Meeting Location:	3	To hold a non-binding advisory vote on executive compensation (“say on pay”)

www.virtualshareholdermeeting.com/CPRI2025

	4	To hold a non-binding advisory vote on the frequency of the advisory vote on the Company’s executive compensation (“say on frequency”)

	5	To consider and vote upon the approval of the Capri Holdings Limited Fourth Amended and Restated Omnibus Incentive Plan

	6	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof

The Board of Directors has fixed the close of business on June 9, 2025 as the record date for the Annual Meeting (the “Record Date”), and only holders of record of ordinary shares of the Company at such time will be entitled to notice of or to vote at the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement for the Annual Meeting. On or about June 24, 2025, we intend to mail to our shareholders of record as of the Record Date a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy statement and a copy of our Annual Report on Form 10-K for the fiscal year ended March 29, 2025 (the “2025 Annual Report”). The Notice also provides instructions on how to vote online and on how to receive a paper copy of the proxy materials by mail.

i	CAPRI HOLDINGS LIMITED

Important Notice Regarding the Availability of Proxy Materials for the
Shareholders’ Meeting to be Held on August 7, 2025
The notice of the Annual Meeting and proxy statement and the 2025
Annual Report are available at www.proxyvote.com.

Written June 24, 2025
YOUR VOTE IS IMPORTANT
Based on current New York Stock Exchange rules your broker will NOT be able to vote your ordinary shares with respect to the election of directors (Proposal No. 1), the say on pay vote (Proposal No. 3), the say on frequency vote (Proposal No. 4) or the approval of the Fourth Amended and Restated Omnibus Incentive Plan (Proposal No. 5) if you have not provided instructions to your broker. We strongly encourage you to provide instructions to your broker to vote your ordinary shares and exercise your right as a shareholder.
We invite you to join the Annual Meeting online via webcast. There will not be a physical meeting. You will be able to participate in the virtual Annual Meeting online and vote your shares electronically by visiting www.virtualshareholdermeeting.com/CPRI2025. In order to vote your shares at the Annual Meeting:
•You will need your unique control number which appears on your Notice of Internet Availability of Proxy Materials, the proxy card (printed in the box and marked by the arrow) and the instructions that accompanied the proxy materials.

•If your shares are held in a brokerage, financial institution or another account that bears the name of the holder and not you (shares referred to as held in “street name”) and you do not have a control number, you must contact your broker or other financial institution to obtain a control number or voting instructions.

Regardless of whether or not you plan to attend the virtual Annual Meeting, please follow the instructions you received to authorize a proxy to vote your ordinary shares as soon as possible to ensure that your ordinary shares are represented at the Annual Meeting. Any shareholder that decides to attend the Annual Meeting may, if so desired, revoke their prior proxy by voting their ordinary shares at the Annual Meeting.

By Order of the Board of Directors,
Hannah Merritt
Corporate Secretary
London, United Kingdom

CAPRI HOLDINGS LIMITED	ii

iii	CAPRI HOLDINGS LIMITED

CAPRI HOLDINGS LIMITED	iv

Proxy Statement for the 2025 Annual Meeting of Shareholders TO BE HELD THURSDAY, AUGUST 7, 2025

WHO Shareholders of record as of June 9, 2025	DATE August 7, 2025	TIME 10:00 a.m. Eastern time	WHERE Webcast at www.virtualshareholdermeeting.com/CPRI2025

GENERAL INFORMATION
This proxy statement is being provided to solicit proxies on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Capri Holdings Limited (the “Company,” “Capri Holdings,” “Capri,” “we,” “our” or “us”) for use at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, August 7, 2025, at 10:00 a.m., Eastern time, virtually via webcast by visiting www.virtualshareholdermeeting.com/CPRI2025, and any adjournment or postponement thereof. We expect to first make this proxy statement available, together with a copy of our Annual Report on Form 10-K for the fiscal year ended March 29, 2025 (the “2025 Annual Report”), to shareholders on or about June 24, 2025.
INTERNET AVAILABILITY OF PROXY MATERIALS
We have elected to provide access to our proxy materials over the Internet in accordance with the rules adopted by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record as of the close of business on June 9, 2025 (the “Record Date”). All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. Aligning with our corporate social responsibility objectives, this permits us to conserve natural resources and reduces our printing costs, while giving shareholders a convenient and efficient way to access our proxy materials and vote their ordinary shares.
We intend to mail the Notice on or about June 24, 2025 to all shareholders of record entitled to vote at the Annual Meeting as of the close of business on the Record Date. On that same date, we will also mail a printed copy of this proxy statement, our 2025 Annual Report and form of proxy to certain shareholders who had previously requested printed copies.
WHO MAY VOTE
Only holders of record of our ordinary shares at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 117,923,400 ordinary shares were issued and outstanding. Each ordinary share is entitled to one vote at the Annual Meeting.

CAPRI HOLDINGS LIMITED	1

PROXY STATEMENT	TABLE OF CONTENTS
WHAT CONSTITUTES A QUORUM
Shareholders may not take action at the Annual Meeting unless there is a quorum present at the meeting. A meeting of shareholders is duly constituted, and a quorum is present, if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares entitled to vote on resolutions of shareholders to be considered at the meeting. Abstentions and broker non-votes (as described below) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.
BROKER NON-VOTES AND ABSTENTIONS
A broker non-vote occurs when a broker holding shares in street name for beneficial owners does not receive instructions from the beneficial owner about how to vote their shares. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, including the ratification of the appointment of the independent registered public accounting firm (Proposal No. 2), and such broker non-votes are counted as shares entitled to vote on such proposal. Based on current New York Stock Exchange (“NYSE”) rules, your broker will NOT be able to vote your shares with respect to the election of directors (Proposal No. 1), the say on pay vote (Proposal No. 3), the say on frequency vote (Proposal No. 4) or the approval of the Fourth Amended and Restated Omnibus Incentive Plan (Proposal No. 5) if you have not provided instructions to your broker. In the absence of voting instructions, broker non-votes will not be counted as entitled to vote on Proposals Nos. 1,3, 4 or 5, assuming a quorum is obtained. We strongly encourage you to provide instructions to your broker to vote your ordinary shares and exercise your right as a shareholder.
An abstention occurs when a shareholder withholds such shareholder’s vote by checking the “ABSTAIN” box on the proxy card, or similarly elects to abstain via Internet or telephone voting. Abstentions are treated as shares that are entitled to vote and will have the same effect as a vote “AGAINST” a proposal.
VOTE REQUIRED
Proposal No. 1 (Election of Directors):
Under applicable British Virgin Islands law and our Amended and Restated Memorandum and Articles of Association (as amended, our “Memorandum”), directors are elected by the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote on the proposal that are present at the Annual Meeting and are voted and not abstained, if a quorum is present. Our Memorandum does not provide for cumulative voting. Under our Corporate Governance Guidelines, a director nominee, running uncontested, who receives more “AGAINST” than “FOR” votes is required to tender their resignation for consideration by the Governance, Nominating and Corporate Social Responsibility Committee. See “Corporate Governance—Director Nomination Process and Elections.”
Proposal No. 2 (Auditor Ratification):
The ratification of the appointment of Ernst & Young LLP, our proposed independent registered public accounting firm for the fiscal year ending March 28, 2026 (“Fiscal 2026”), requires the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote on the proposal that are present at the Annual Meeting and are voted and not abstained, if a quorum is present.
Proposal No. 3 (Say on Pay):
Our Board of Directors is seeking a non-binding advisory vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. Under our Memorandum, the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote on the proposal that are present at the Annual Meeting and are voted and not abstained is required to approve this resolution, if a quorum is present. The vote is non-binding and advisory in nature, but our Compensation and Talent Committee and our Board will take into account the outcome of the vote when considering future executive compensation arrangements, to the extent they can determine the cause or causes of any significant negative voting results.

2	CAPRI HOLDINGS LIMITED

TABLE OF CONTENTS	PROXY STATEMENT
Proposal No. 4 (Say on Frequency):
Our Board of Directors is seeking a non-binding advisory vote from shareholders as to how often they believe the advisory vote to approve executive compensation (say on pay) should be held in the future. Shareholders can vote for the say on pay vote to occur every one, two, or three years, or they can abstain from expressing a preference for a specific frequency. Pursuant to our Memorandum, the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and are voted is required to approve this proposal, if a quorum is present. If none of the frequency options — one year, two years or three years — receives the required majority vote, the option receiving the greatest number of votes will be considered the frequency approved by the shareholders. The vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers is not binding on the Board or the Company. Even though this vote is non-binding and advisory in nature, the Board of Directors will take into account the outcome of this vote in making a determination on the frequency with which advisory votes on executive compensation will be held.

Proposal No. 5 (Capri Holdings Limited Fourth Amended and Restated Omnibus Incentive Plan):
Under our Memorandum, the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote on this proposal that are present at the Annual Meeting and are voted is required to approve this proposal, if a quorum is present.

VOTING PROCESS AND REVOCATION OF PROXIES
If you are a shareholder of record, you may cast your vote in any of the following ways:

Internet	QR Code	Telephone	Mail
Go to www.proxyvote.com in advance of the Annual Meeting. You will need the 16-digit control number included in your proxy card, voting instruction form or Notice.	Scan the QR code included on your proxy card or Notice. You will need the 16-digit control number.	Call (800) 690-6903 and provide your 16-digit control number.	Mark, date, sign and return the proxy card or voting instruction form to the address provided in the proxy materials.

If you attend the Annual Meeting, you may also vote during the webcast using the 16-digit control number found on your proxy card, voting instruction form or Notice even if you have previously voted via the Internet, QR code or by phone or returned a proxy card by mail, and your vote during the virtual webcast will supersede any vote previously cast. Any shareholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written revocation or a duly executed proxy (via Internet, QR code, telephone or mail) bearing a later date, or by attending the Annual Meeting and voting during the webcast. Attendance at the Annual Meeting webcast will not cause your previously granted proxy to be revoked unless you specifically so request.
If your ordinary shares are held in “street name,” meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you will receive voting instructions from your bank or brokerage firm. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting will also be offered to shareholders owning shares through certain banks and brokers.
The Company will retain an independent tabulator to receive and tabulate the proxies.
If you submit proxy voting instructions and direct how your shares will be voted, the individuals named as proxies will vote your shares in the manner you indicate. If you submit proxy voting instructions but do not direct how your shares will be voted, the individuals named as proxies will vote your shares:

CAPRI HOLDINGS LIMITED	3

PROXY STATEMENT	TABLE OF CONTENTS

“FOR”	the election of the two Class II nominees for director (Proposal No. 1)
“FOR”	the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 28, 2026 (Proposal No. 2)
“FOR”	the compensation of our named executive officers (Proposal No. 3)
“FOR”	one year as the frequency with which future advisory votes on executive compensation should be held by the Company (Proposal No. 4)
“FOR”	the approval of the Capri Holdings Limited Fourth Amended and Restated Omnibus Incentive Plan (Proposal No. 5)
It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the individuals named as proxies will vote in accordance with their discretion with respect to such matters.
ATTENDANCE AT THE ANNUAL MEETING
There will not be a physical meeting location. Our Annual Meeting will be conducted virtually via a webcast. Shareholders may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/CPRI2025. We believe a virtual-only meeting format facilitates shareholder attendance and participation by enabling all shareholders to participate fully, equally and without additional cost, using an Internet-connected device from any location around the world.
On the day of the Annual Meeting, you can log in to the Annual Meeting with the control number included on your proxy card, voting instruction form or Notice. We recommend that you log in to our virtual meeting platform at least 15 minutes before the scheduled start time of the Annual Meeting to ensure that you can access the meeting. If you encounter any technical difficulties with the virtual meeting during the log in or meeting time, please call the technical support number that will be posted on the virtual meeting log in page. Rules governing the conduct of the Annual Meeting will be posted on the virtual meeting platform along with an agenda.
ELECTRONIC DELIVERY OF PROXY MATERIALS AND ANNUAL REPORT
The Notice and proxy statement and the 2025 Annual Report are available at www.proxyvote.com. In the future, instead of receiving copies of the Notice or proxy statement and the annual report in the mail, shareholders may elect to view the proxy materials for our annual meetings on the Internet or to receive proxy materials for our annual meetings by e-mail.
If you are a shareholder of record with ordinary shares registered in your own name, you may enroll in electronic delivery service by contacting Equiniti Trust Company, LLC (“EQ”), our transfer agent, at 1-(800) 937-5449 (if calling from the U.S.) or 1-(718) 921-8124 (if calling from outside the U.S.), by following the instructions on their website at https://equiniti.com/us/ast-access/individuals/, or by following the instructions in your Notice, if you currently receive one. If you hold your shares in street name through a bank or brokerage firm, check the information provided to you by your bank or broker or contact your bank or broker for information on electronic delivery service.
Receiving your proxy materials online permits the Company to conserve natural resources in alignment with its corporate social responsibility objectives and saves the Company the cost of printing and mailing documents to your home or business, while giving you an automatic link to the proxy voting site.

4	CAPRI HOLDINGS LIMITED

TABLE OF CONTENTS	PROXY STATEMENT
HOUSEHOLDING
The SEC permits companies to send a single Notice, and for those shareholders that elect to receive a paper copy of proxy materials in the mail, one copy of this proxy statement, together with our 2025 Annual Report, to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. If you are a shareholder of record with ordinary shares registered in your own name and you are interested in consenting to the delivery of a single notice or proxy statement and annual report to your household, you may do so by contacting EQ at the contact information set forth above. If your household has multiple accounts holding our ordinary shares in street name, you may have already received a householding notification from your broker. Please contact your broker directly if you hold your shares in street name and have any questions concerning the householding process or require additional copies of the Notice, the 2025 Annual Report or this proxy statement. The broker will arrange for delivery of a single set of materials (if requested) or a separate copy of the Notice, and, if so requested, a separate copy of these proxy materials promptly upon your written or verbal request. You may decide at any time to revoke your decision to receive a single copy of the proxy materials for your household, and thereby receive multiple copies of the proxy materials by contacting our transfer agent, if you are a record holder, or your broker, if you hold your ordinary shares in street name.
SOLICITATION OF PROXIES
We will pay the cost of soliciting proxies for the Annual Meeting. We will reimburse brokers, fiduciaries, custodians and other nominees for their costs in forwarding proxy materials to beneficial owners of our ordinary shares. Solicitation may be undertaken by written or electronic mail, telephone, personal contact, facsimile or other similar means by our directors, officers and employees without additional compensation. We may, but do not currently intend to, hire a third-party proxy solicitor in connection with the solicitation of proxies for the Annual Meeting.

CAPRI HOLDINGS LIMITED	5

PROPOSAL NO. 1 Election of Directors
BOARD COMPOSITION
Our Board of Directors consists of eight members. Our Memorandum provides that our Board of Directors must be composed of between one and twelve members. The number of directors is determined from time to time by a resolution of the directors.

Board Size Our Board of Directors currently consists of eight members. The authorized number of directors may be changed only by our Board of Directors.
John D. Idol, our Chief Executive Officer, serves as the Chairman of our Board of Directors. He has primary responsibility for providing leadership and guidance to our Board and for managing the affairs of our Board.
Our Board of Directors is divided into three classes. Pursuant to our Memorandum, our directors are appointed at the annual meeting of shareholders for a period of three years, with each director serving until the third annual meeting of shareholders following their election. Upon the expiration of the term of a class of directors, directors in that class will be elected for three year terms at the annual meeting of shareholders in the year of such expiration. Any additional directorships resulting from an increase in the number of directors or a vacancy will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.
Judy Gibbons and Jane Thompson are Class II directors and their term will expire on the date of the upcoming Annual Meeting. Accordingly, we are nominating Ms. Gibbons and Ms. Thompson for re-election at the Annual Meeting. If elected, each of them will serve as a Class II director until our annual meeting of shareholders in 2028 and until the election and qualification of their respective successors in office.

6	CAPRI HOLDINGS LIMITED

TABLE OF CONTENTS	PROPOSAL ONE
The following table lists each of our directors as of the date of this proxy statement. All of our directors are independent except Mr. Idol.

Name	Age	Director Tenure (Years)*	Principal Occupation	Other Public Company Boards	Class	Term Expiring	Committee Membership
John D. Idol	66	13	Chairman and Chief Executive Officer of Capri Holdings Limited	0	III	2026	None
Marilyn Crouther	59	4	Chief Executive Officer and Principal of Crouther Consulting, LLC	1	I	2027	Audit (Chair); Compensation and Talent
Robin Freestone	66	8	Retired chief financial officer	1	III	2026	Audit; Compensation and Talent
Judy Gibbons	68	12	Retired technology executive	0	II	2025 (nominated for re-election)	Governance, Nominating and Corporate Social Responsibility (Chair); Audit
Mahesh Madhavan	62	2	Chief Executive Officer of Bacardi Ltd and Chairman of Bacardi International Ltd	1	III	2026	Compensation and Talent; Governance, Nominating and Corporate Social Responsibility
Stephen F. Reitman	77	13	Executive Chairman of Reitmans (Canada) Limited	1	I	2027	Audit; Governance, Nominating and Corporate Social Responsibility
Jane Thompson	53	10	Co-founder and director of The Fusion Labs	0	II	2025 (nominated for re-election)	Audit; Compensation and Talent
Jean Tomlin OBE	70	12	Founder and Chief Executive Officer of Chanzo Ltd.	1	I	2027	Compensation and Talent (Chair); Governance, Nominating and Corporate Social Responsibility
Average Age	65.1
Average Tenure		9.3
*Commencing with our initial public offering (the “IPO”) in December 2011.

CAPRI HOLDINGS LIMITED	7

PROPOSAL ONE	TABLE OF CONTENTS
BOARD DIVERSITY
The Board of Directors seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. We do not have a formal policy on diversity, but the Governance, Nominating and Corporate Social Responsibility Committee and the Board will assess an individual’s independence, diversity, age, skills and experience in the context of the needs of the Board.
DIRECTOR SKILLS AND EXPERIENCES (Out of 8 Directors)
Our Board represents a broad and diverse set of skills, qualifications and experiences that we believe are particularly valuable to the effective oversight of our Company and the execution of our strategy. The below matrix highlights the depth and breadth of skills on our Board.

CEO Experience	6

CFO Experience	2

Retail Experience	4

Digital/E-Comm/Technology	6

Finance/Accounting	7

Risk Management	5

International Business	8

HR/Talent Management	6

Corporate Social Responsibility	6

Mergers & Acquisitions	7

Legal/Regulatory	4

Cyber Risk	2

Marketing	8

US Public Company Governance	7

8	CAPRI HOLDINGS LIMITED

TABLE OF CONTENTS	PROPOSAL ONE
DIRECTOR NOMINEES
Class II Director Nominees for Election at the 2025 Annual Meeting

Judy Gibbons
	Title: Retired technology executive	Age: 68	Director Since: 2012

Qualifications
Over 35 years of experience as a business leader in technology sector with strong strategic and operational knowledge of digital media, e-commerce and technology
Experience
Ms. Gibbons joined our Board in November 2012. She was employed by Accel Partners in Europe as a venture partner and board member, focusing primarily on early stage equity investments across mobile applications, digital advertising, e-commerce and social media from 2005 until 2010. Prior to joining Accel Partners, Ms. Gibbons was Corporate Vice President at Microsoft where she spent ten years in international leadership roles in the company’s Internet division. Previously, she has held senior positions at Apple Inc. and Hewlett Packard. Ms. Gibbons currently serves as Chairman of Which? Limited and Wonderbly. She previously served as a director of Guardian Media Group plc and Hammerson plc.

Jane Thompson
	Title: Co-founder and director of The Fusion Labs	Age: 53	Director Since: 2015

Qualifications
More than 20 years of experience in e-commerce, digital marketing and technology with expertise in customer relationship management (CRM)
Experience
Ms. Thompson joined our Board in January 2015. Since 2011, she has served as Co-Founder and Director of The Fusion Labs, a UK-based digital marketing and e-commerce company, which operates a network of niche e-commerce sites. From 2007 to 2009, Ms. Thompson was Managing Director, International at IAC/InterActiveCorp, a leading interactive media and Internet company, and from 2003 to 2007, she held various senior roles at Match.com LLC, including as Senior Vice President and General Manager, North America. She also previously worked as a management consultant at Bain & Company in London. Ms. Thompson is an active investor in digital businesses as well as a director of a number of private companies, including Listcorp.com, Stitch.net, Lightsense Technologies Ltd. and IVC Evidensia. She holds a MBA from the Wharton School of the University of Pennsylvania.

CAPRI HOLDINGS LIMITED	9

PROPOSAL ONE	TABLE OF CONTENTS
VOTE REQUIRED AND BOARD RECOMMENDATION
If a quorum is present, directors are elected by the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote on the proposal that are present at the Annual Meeting and are voted and not abstained. Ordinary shares that constitute broker non-votes are not considered entitled to vote on Proposal No. 1 and will not affect the outcome of this matter, assuming a quorum is present. Abstentions will have the same effect as a vote “AGAINST” this proposal.
Our Board of Directors has no reason to believe that any of the nominees listed above would be unable to serve as a director of the Company. If, however, any nominee were to become unable to serve as a director, the proxy holders will have discretionary authority to vote for a substitute nominee.

Our Board of Directors unanimously recommends a vote “FOR” the election of the two Class II director nominees named above.
Unless contrary voting instructions are provided, the persons named as proxies will vote “FOR” the election of Judy Gibbons and Jane Thompson to hold office as directors until the 2028 annual meeting of shareholders and until the election and qualification of their respective successors in office.

10	CAPRI HOLDINGS LIMITED

TABLE OF CONTENTS	PROPOSAL ONE
CONTINUING DIRECTORS
Class III Directors for Election at the 2026 Annual Meeting

John D. Idol Chairman
	Title: Chairman and Chief Executive Officer of Capri Holdings Limited	Age: 66	Director Since: 2003

Qualifications
CEO for over 20 years with intimate knowledge of our business operations and strategy; more than 35 years of experience in the retail industry with extensive knowledge of sales and marketing, product development, operations, finance and strategy; and prior public company board and CEO experience
Experience
Mr. Idol has been our Chief Executive Officer and a director since December 2003. In September 2011, he was appointed Chairman of the Board. Previously, from July 2001 until July 2003, Mr. Idol served as Chairman and Chief Executive Officer and a director of Kasper ASL, Ltd., whose lines included the Anne Klein brand. Prior to that, from July 1997 until July 2001, Mr. Idol served as Chief Executive Officer and a director of Donna Karan International Inc. Mr. Idol also served as Ralph Lauren’s Group President and Chief Operating Officer of Product Licensing, Home Collection and Men’s Collection from 1994 until 1997.

Robin Freestone
	Title: Retired chief financial officer	Age: 66	Director Since: 2016

Qualifications
Esteemed FTSE 100 executive with significant experience across a broad array of international businesses, including as chief financial officer
Experience
Mr. Freestone joined our Board in November 2016. He was Chief Financial Officer of Pearson Plc, from 2006 through August 2015, having previously served as Deputy Chief Financial Officer since 2004. Prior to that, he held a number of senior financial positions at Amersham plc from 2000 to 2004, Henkel Chemicals UK Ltd from 1995 to 2000 and ICI/Zeneca Agrochemicals Ltd (now Syngenta) from 1985 to 1995. He began his financial and accounting career at Touche Ross (now Deloitte). Mr. Freestone previously served on the Boards of Aston Martin Lagonda and as Chairman of the Board of moneysupermarket.com. He has been a non-executive director of Intertek plc since April 2025.

CAPRI HOLDINGS LIMITED	11

PROPOSAL ONE	TABLE OF CONTENTS

Mahesh Madhavan
	Title: Chief Executive Officer of Bacardi Ltd and Chairman of Bacardi International Ltd	Age: 62	Director Since: 2023

Qualifications
Significant experience as a CEO of a global consumer goods organization
Experience
Mr. Madhavan joined our Board in March 2023. He is the Chief Executive Officer of Bacardi Limited, the largest privately held spirits company in the world, having worked for Bacardi for more than 25 years. Prior to becoming Chief Executive Officer of Bacardi in 2017, Mr. Madhavan held a number of leadership roles in different geographies for Bacardi, including Regional President - Europe, Regional President - Africa, Middle East, South & Southeast Asia, Managing Director - India, South & Southeast Asia and Managing Director - Thailand and the Philippines. He has served on the Board of Directors of Reckitt Benckiser Group Plc, a British multinational consumer goods company, since January 2025.

Class I Directors for Election at the 2027 Annual Meeting

Marilyn Crouther
	Title: Chief Executive Officer and Principal of Crouther Consulting, LLC	Age: 59	Director Since: 2021

Qualifications
More than 30 years experience delivering transformational technology and IT modernization services and strong background in finance and accounting
Experience
Ms. Crouther joined our Board in June 2021. Since 2018, she has served as CEO and Principal of Crouther Consulting, LLC, a firm that provides consulting services to IT companies. From 2017 to 2018, Ms. Crouther was senior vice president, general manager at DXC Technology Company. Before that, she was senior vice president and general manager for Hewlett Packard Enterprise, having joined Hewlett Packard in 1989. While at Hewlett Packard, Ms. Crouther served in various senior management positions, including as vice president of finance for the U.S. public sector business and industry controller for its government industry group. Currently, Ms. Crouther also serves as a director of ICF, a Nasdaq-listed global consulting and digital services provider.

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Stephen F. Reitman
	Title: Executive Chairman of Reitmans (Canada) Limited	Age: 77	Director Since: 2011

Qualifications
Extensive experience as an executive in the retail industry with in-depth industry knowledge and strong retail operations background
Experience
Mr. Reitman joined our Board in December 2011. He is currently Executive Chairman of Reitmans (Canada) Limited (“Reitmans”), a specialty ladies’ wear retailer based in Canada, having served on its board of directors and as an officer since 1984. From January 2020 to September 2023, he served as the President and Chief Executive Officer of Reitmans, having previously served as President and Chief Operating Officer.

Jean Tomlin OBE
	Title: Founder and Chief Executive Officer of Chanzo Ltd.	Age: 70	Director Since: 2013

Qualifications
Extensive management experience in human resources and unique insight into human resources matters
Experience
Ms. Tomlin joined our Board in March 2013. Since 2016, Ms. Tomlin has been the founder and CEO of Chanzo Ltd., a firm that provides consulting, operational delivery and international recruitment services to major event and sport sectors. She served as Director of Human Resources of the London Organising Committee of the Olympic and Paralympic Games from 2006 through the end of March 2013. Previously, she was the Director of Human Resources of Marks & Spencer plc, a major British retailer. Ms. Tomlin also spent 15 years at Prudential plc and nine years at Ford Motor Company in the UK in various human resources management positions. Currently, Ms. Tomlin also serves as a director of Hakluyt and Company Limited, a privately owned management consultancy business, and Aston Martin Lagonda Global Holdings PLC. She previously served as a director of J Sainsbury plc, the UK’s third-largest food retailer and grocery store operator, from 2013 to 2020.

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Corporate Governance
CORPORATE GOVERNANCE PRACTICES
We are committed to strong corporate governance practices as demonstrated by the following policies and practices:

Independence
All non-employee directors are independent
Independent directors meet regularly in executive session
Fully independent Board committees

Accountability
Majority voting in uncontested elections
Advisory vote on compensation held annually
Incentive compensation for executives subject to our Clawback Policy

Alignment with Shareholders
Executive compensation program emphasizes pay for performance
Robust share ownership guidelines for executive officers and directors
Shareholder engagement
No hedging our stock

Board Practices
Strong independent lead director
Comprehensive governance framework including Corporate Governance Guidelines and Code of Business Conduct and Ethics
Board oversight of risk management
Annual board and committee evaluations
Succession planning for Board, CEO and other members of senior management

Corporate Social Responsibility
Global strategy to achieve significant, measurable goals across a range of important environmental and social sustainability issues
Commitment to fostering an inclusive environment where employees and customers of diverse backgrounds are respected, valued and celebrated
Through our Code of Conduct for Business Partners and Factory Social Compliance Program, we partner with our suppliers on important human rights, health and safety, environmental and compliance issues

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CORPORATE SOCIAL RESPONSIBILITY
Capri Holdings is a company deep with purpose. Whether it is doing our part to foster a more resilient environment, promoting diversity and inclusion or giving back to those in need, Capri Cares about the planet and its people. It is that purpose that drives us forward as an organization and guides our sustainability journey. Our mission is to inspire confidence and joy in our employees, customers and global community. We empower our luxury brands to focus their energy and resources in ways that make the greatest positive impact on product, people and our planet. We are committed to improving the way we work to better the world in which we live.
Our Corporate Social Responsibility (“CSR”) strategy goes hand-in-hand with our commitment to improving the way we work to better the world in which we live, and focuses on four foundational pillars —Our Governance, Our World, Our Community and Our Philanthropy.

OUR GOVERNANCE ESG Governance Ethical Business Practices Risk Management Supply Chain Traceability & Compliance	OUR COMMUNITY Diversity & Inclusion The Capri Holdings Foundation for the Advancement of Diversity in Fashion Employee Engagement, Growth & Wellbeing Supply Chain Empowerment

OUR WORLD Acting on Climate Change Responsible Sourcing & Operations Our Circular Journey Responsible Water & Chemical Management	OUR PHILANTHROPY Michael Kors & the Fight Against Hunger The Jimmy Choo Foundation The Versace Foundation Community Outreach & Support
Our CSR strategy and progress towards our goals can be found in our annual CSR update report located at www.capriholdings.com/responsibility/CSR-resources. The content on this website and the content in our CSR reports are not incorporated by reference into this proxy statement or in any other report or document we file with the SEC.
DIVERSITY AND INCLUSION
We work to foster an inclusive environment where employees, vendors and customers of different backgrounds are respected, valued and celebrated. Our commitment is supported by three pillars:

Capri Culture - We are creating an inclusive space where our employees are valued, respected, and empowered to contribution in a meaningful way.
Capri Talent - Differences in ideas and experiences allow our Company to thrive. We are attracting, advancing and advocating for a workforce that reflects the world around us.
Capri Community - Our responsibility to champion inclusion is not just to those who work with us, but to our industry, the customers we serve and the communities around us.

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Through The Capri Holdings Foundation for the Advancement in Diversity in Fashion, we are also working collaboratively with educational institutions to create meaningful opportunities in fashion for historically underrepresented communities. The Foundation has ongoing partnerships with the Fashion Institute of Technology (FIT), Pensole Lewis College of Business and Design (PLC) and Central Saint Martins – University of the Arts London, and recently established two additional partnerships with The New School’s Parsons School of Design and The Heritage Crafts Association. These programs are not just designed to ease students’ financial pressures but are part of a larger effort to help remove systemic roadblocks and increase opportunities within the fashion industry including through scholarship support, mentorship and hands-on experiences with current industry professionals.
CORPORATE GOVERNANCE GUIDELINES
The Board has adopted Corporate Governance Guidelines, which are available on our website at www.capriholdings.com and in print to any shareholder who requests a copy from our Corporate Secretary. The Corporate Governance Guidelines set forth our corporate governance principles. These guidelines reflect the governance rules of NYSE-listed companies, and address, among other governance matters, Board composition and responsibilities, committees, director compensation, Board and committee self-appraisals, CEO compensation and executive succession planning.
CODE OF BUSINESS CONDUCT AND ETHICS
We have a Code of Business Conduct and Ethics, which is applicable to all of our directors, executive officers and employees, including our CEO and CFO. A copy of our Code of Business Conduct and Ethics is available on our website at www.capriholdings.com and in print to any shareholder who requests a copy from our Corporate Secretary. Our Code of Business Conduct and Ethics reflects our commitment to a culture of honesty, integrity and accountability and outlines the basic principles and policies with which all of our directors, executive officers and employees are expected to comply. We proactively promote ethical behavior and encourage our directors, executive officers and employees to report violations of the Code of Business Conduct and Ethics, unethical behavior or other concerns either directly to a supervisor, the Human Resources Department or the Legal Department or through an anonymous toll-free telephone hotline.
We also expect all of our employees (including our executive officers) and our directors to promptly report any potential relationships, actions or transactions, including those involving immediate family members, that reasonably could be expected to give rise to a conflict of interest to our Chief Legal Officer, Chief People Officer and Head of Internal Audit, in the case of potential conflicts involving an executive officer or director, or to the employee’s supervisor or a representative of our Human Resources Department, in the case of potential conflicts involving any other employee. If we amend or waive the Code of Business Conduct and Ethics with respect to any of our directors or our CEO or CFO, we will promptly disclose such amendment or waiver as required by applicable law and the NYSE, and we will post such amendment or waiver on our website referenced above.

STRONG BOARD LEADERSHIP; INDEPENDENT LEAD DIRECTOR
John D. Idol, our CEO, has been the Chairman of our Board of Directors since shortly before our IPO in December 2011. The Board believes that the Company can most effectively execute its business plans and strategy and drive value for shareholders if Mr. Idol, who has intimate knowledge of our business operations and strategy and extensive experience in the retail industry, serves the combined role of Chairman and CEO. A combined Chairman and CEO serves as a bridge between the Board and management, and provides our Board and Company with unified leadership. The Board believes that Mr. Idol’s unified leadership enables us to better communicate our vision and strategy clearly and consistently across our organization and to our employees, customers, shareholders and other stakeholders.

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Mr. Idol’s role as Chairman and CEO is counterbalanced and complemented by a robust independent Lead Director position. Robin Freestone serves as our independent Lead Director and provides strong and independent leadership to the Board. As the Lead Director, Mr. Freestone:
•presides at meetings of the Board in the absence of, or upon the request of, the Chairman, including executive sessions of the non-management directors
•serves as principal liaison to facilitate communications between the other directors and the Chairman, without inhibiting direct communications between the Chairman and the other directors
•consults with the Chairman in the preparation of the annual Board meeting schedule and in determining the need for special meetings of the Board
•suggests to the Chairman agenda items for meetings of the Board and approves the agenda as well as the substance and timeliness of information sent to the Board
•calls meetings of the non-management directors when necessary and appropriate
•leads the evaluation process and provides feedback to the CEO in consultation with the Chair of the Compensation and Talent Committee
•serves as the liaison to shareholders who request direct communications with the Board
•performs such other duties as the Board may from time to time delegate
•assists in optimizing the effectiveness of the Board and ensures that it operates independently of management
In addition to the active and independent leadership that the Lead Director brings to the Board, the independent chairs of each of the Board’s committees provide leadership for matters within the areas of responsibility of their respective committees.

EXECUTIVE SESSIONS
Pursuant to our Corporate Governance Guidelines, the Board is required to meet at least quarterly in executive session without management directors or any members of management, whether or not they are directors, present. Our Lead Director presides over executive sessions of the Board of Directors.

INDEPENDENCE OF BOARD
A majority of our directors and each member of our Audit Committee, Compensation and Talent Committee and Governance, Nominating and Corporate Social Responsibility Committee are required to be “independent” within the meaning of the NYSE listing standards and the guidelines for director independence set forth in our Corporate Governance Guidelines. The Governance, Nominating and Corporate Social Responsibility Committee reviews the independence of all members of the Board for purposes of determining which Board members are independent and which are not. The Governance, Nominating and Corporate Social Responsibility Committee and our Board of Directors affirmatively determined that Marilyn Crouther, Robin Freestone, Judy Gibbons, Mahesh Madhavan, Stephen F. Reitman, Jane Thompson and Jean Tomlin OBE are each independent.

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COMMITTEES OF THE BOARD AND MEETING ATTENDANCE
Our Board of Directors has three standing committees: an Audit Committee, a Compensation and Talent Committee and a Governance, Nominating and Corporate Social Responsibility Committee. Directors are expected to attend Board meetings and meetings of the committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Directors are also expected to review meeting materials prior to Board and committee meetings. Each director’s attendance at, and preparation for, Board and committee meetings is considered by the full Board (including the Chairman) when recommending director nominees. All of our non-employee directors are invited to attend all committee meetings.
The below table sets forth the current members of each committee and the number of meetings held by the Board and each standing committee. The Board of Directors and its committees also act from time to time by written consent in lieu of meetings.

	Audit Committee	Compensation and Talent Committee	Governance, Nominating and Corporate Social Responsibility Committee
Marilyn CroutherF
Robin FreestoneF,L
Judy Gibbons
Mahesh Madhavan
Stephen F. Reitman
Jane Thompson
Jean Tomlin
Number of Board Meetings in Fiscal 2025: 10
Number of Committee Meetings in Fiscal 2025:	4	4	4

– Chairperson	– Member	F – Financial Expert	L – Lead Director
Each of our directors who served on our Board during Fiscal 2025 attended at least 75% of the total number of meetings of our Board of Directors, and each director attended at least 75% of the total number of meetings of each committee of our Board of Directors on which such director served in Fiscal 2025.
Directors are encouraged (but not required) to attend our annual meeting of shareholders. All of our Directors, except Mahesh Madhavan, attended our annual meeting of shareholders held in 2024.

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Audit Committee A complete copy of the Audit Committee Charter is available on our website at www.capriholdings.com.
Committee Members: Marilyn Crouther (Chair), Robin Freestone, Judy Gibbons, Stephen Reitman and Jane Thompson

Number of Meetings in Fiscal 2025: 4

Background
The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the accounting and financial reporting processes of the Company and the related internal controls, including the integrity of the financial statements and other financial information of the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the audit of the Company’s financial statements, (v) the performance of the Company’s internal audit function and the independent auditor, and (vi) such other matters mandated by applicable law or NYSE rules.
Responsibilities
In carrying out these responsibilities, the Audit Committee, among other things:
•Selects, determines compensation of, evaluates and, where appropriate, replaces the independent auditor
•Approves all audit engagement fees and terms and all non-audit engagements with the independent auditor
•Evaluates annually the performance of the independent auditor and the lead audit partner
•Reviews annual audited and quarterly unaudited financial statements with management and the independent auditor
•Reviews reports and recommendations of the independent auditor
•Reviews the scope and plan of work to be done by the internal audit group and annually reviews the performance of the internal audit group and the appointment, replacement and compensation of the person responsible for the Company’s internal audit function
•Reviews management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s related attestation
•Reviews and discusses with management the Company’s major risk exposures (including financial and financial reporting risks, information security and technology risks, and privacy and data protection risks) and management’s risk assessment and risk management, policies, procedures and practices
•Establishes procedures for receiving and responding to complaints regarding accounting, internal accounting controls or auditing matters
•Develops and approves policies and procedures for the review and approval of related person transactions
•Evaluates its own performance annually and reports regularly to the Board
The Board of Directors has determined that each member of the Audit Committee satisfies the independence requirements of Rule 10A-3 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE rules, and that each member of the Audit Committee is financially literate. Furthermore, the Board of Directors has determined that Marilyn Crouther and Robin Freestone each qualify as an “audit committee financial expert” under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002.

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Compensation and Talent Committee A complete copy of the Compensation and Talent Committee Charter is available on our website at www.capriholdings.com.
Committee Members: Jean Tomlin OBE (Chair), Marilyn Crouther, Robin Freestone, Mahesh Madhavan and Jane Thompson

Number of Meetings in Fiscal 2025: 4

Background
The Compensation and Talent Committee has direct responsibility for the compensation of the Company’s executive officers, including the CEO, and for the Company’s incentive compensation and equity-based plans.
Responsibilities
In carrying out these responsibilities, the Compensation and Talent Committee, among other things:
•Reviews the Company’s compensation strategy to ensure it is appropriate to continue to attract, retain and motivate senior management and other key employees
•Reviews and approves the corporate goals and objectives of the Company’s CEO, evaluates the CEO’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determines and approves the CEO’s compensation level, perquisites and other benefits based on this evaluation
•Recommends to the Board appropriate compensation levels for the Company’s other executive officers and for the directors
•Evaluates the potential risks associated with the Company’s compensation policies and practices
•Reviews, evaluates and makes recommendations to the Board with respect to incentive compensation plans, equity-based plans and director compensation, and is primarily responsible for setting performance targets under annual cash incentive and long-term equity incentive compensation plans, and certifying the achievement level of any such performance targets
•Reviews our annual equity share usage rate and aggregate long-term equity incentive grant value to ensure that the dilutive and earnings impact of equity compensation remains appropriate, affordable and competitive
•Reviews the Company’s programs relating to diversity and inclusion, leadership and talent development and reviews data from employee surveys
•Reviews the Company’s global human capital strategy and strategic priorities
•Retains (or terminates) consultants to assist in the evaluation of director and executive officer compensation
•Reviews executive compensation-related regulatory developments and industry wide compensation practices and general market trends in order to ensure compliance with law and assess the adequacy and competitiveness of the Company’s compensation programs
•Evaluates its own performance annually and reports regularly to the Board

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Compensation Committee Interlocks and Insider Participation
No person who has served as a member of our Compensation and Talent Committee during Fiscal 2025 currently serves or has served as one of our executive officers or employees or has (or during Fiscal 2025 had) any relationship requiring disclosure under Item 404 of Regulation S-K of the U.S. Securities Act of 1933, as amended (the “Securities Act”).
None of our executive officers serves as a member of the board of directors or as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board or our Compensation and Talent Committee.

Governance, Nominating and Corporate Social Responsibility Committee A complete copy of the Governance Committee Charter is available on our website at www.capriholdings.com.
Committee Members: Judy Gibbons (Chair), Mahesh Madhavan, Stephen Reitman and Jean Tomlin OBE

Number of Meetings in Fiscal 2025: 4

Background
The purpose of the Governance, Nominating and Corporate Social Responsibility Committee (the “Governance Committee”) is to perform, or assist the Board in performing, the duties of the Board relating to: (i) identification and nomination of directors, (ii) areas of corporate governance, (iii) succession planning for the CEO and other members of senior management, (iv) annual performance evaluations of the Board and the committees of the Board, (v) oversight of the Company’s corporate social responsibility program, and (v) the other duties and responsibilities set forth in its charter.
Responsibilities
In carrying out these responsibilities, the Governance Committee, among other things:
•Reviews and makes recommendations to the Board regarding Board and committee composition and size
•Identifies candidates qualified to serve as directors
•Assists the Board in determining whether individual directors have material relationships with the Company that may interfere with their independence
•Establishes procedures for the Governance Committee to exercise oversight of the evaluation of senior management
•Reviews and discusses management succession and makes recommendations to the Board with respect to potential successors to the CEO and other key members of management
•Develops, reviews and assesses the adequacy of the Company’s Corporate Governance Guidelines
•Reviews policies and practices of the Company and monitors compliance in the areas of corporate governance
•Oversees the Company’s program relating to corporate social responsibility, including environmental, social and other matters of significance relating to sustainability
•Evaluates its own performance annually and reports regularly to the Board

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RISK OVERSIGHT
Management is responsible for understanding and managing the risks that we face in our business, and the Board of Directors is responsible for overseeing management’s overall approach to risk management. The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks to ensure our risk management policies are consistent with our corporate strategy. The Board regularly reviews the Company’s major strategic, operational, financial, legal and regulatory and reputational risks as well as risks relating to cybersecurity and global information systems and environmental, social and governance (ESG) matters along with potential options for mitigating these risks. The Board is informed of these risks through regular reports from our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, Chief Legal and Sustainability Officer, and other key members of senior management as well as from the Chairs of the Board’s committees. As discussed further below, our Board committees also consider and address risks as they perform their respective committee responsibilities.
One way that risks are evaluated is through an annual survey of leaders and subject matter experts across our company. Each year, our annual risk assessment process is managed by Capri’s Risk Management and Internal Audit departments who work together with management to identify and assess the greatest existing and emerging risks that could impact our Company’s operations or ability to achieve our objectives. We assess business risks on several dimensions and create risk profiles based on likelihood of occurrence and impacts to the business. Enterprise risk profiles and related action plans for the most critical risks identified are reviewed with the Audit Committee (typically in the presence of the full Board). Other relevant committees of the Board are also updated regarding our risk analyses, assessments, mitigation strategies and activities with respect to matters under such committee’s oversight.
The Board has delegated to its committees responsibility for elements of risk management that relate specifically to matters within the scope of each such committee’s duties and responsibilities.

The Audit Committee is primarily responsible for oversight of:
•accounting, auditing, internal control and financial-related risks
•major enterprise risk exposures and management's enterprise risk assessment and risk management policies and practices
•information systems infrastructure and cybersecurity risk
•legal, regulatory and compliance matters
The Compensation and Talent Committee is primarily responsible for oversight of:
•the various design elements of our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking
•the management of risks relating to our executive compensation plans and arrangements
•human capital management risks
See “Compensation and Talent Committee Risk Assessment.”
The Governance Committee is primarily responsible for oversight of:
•risks associated with the independence of the Board
•compliance by the Company with corporate governance policies and rules
•succession planning for the CEO and other key members of senior management
•ESG-related risks
While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about those risks. The Company believes that the Board and its committees provide appropriate risk oversight of the Company’s business activities and strategic initiatives.

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Cybersecurity Risk Management
We are a global company built on the trust of our customers, employees and business partners, and one of the primary ways we maintain that trust is by respecting privacy rights and safeguarding their information. We communicate our brands’ data collection, use and processing practices through clear and comprehensive privacy notices. We empower our data subjects to exercise their privacy rights by contacting us through various channels, and we maintain procedures to honor their requests made pursuant to applicable laws. We believe security is at the center of any strong data privacy program and maintaining cyber-readiness and managing cybersecurity risk continue to be areas of critical focus for us. We continually evaluate our privacy notices, policies and procedures surrounding our handling of personal data and the measures and systems we have in place to help identify, assess, mitigate, respond to and remediate cybersecurity issues or personal data breaches.
Our Board of Directors has delegated primary responsibility for overseeing the management of cybersecurity risks to the Audit Committee. The Audit Committee receives regular reports regarding our cybersecurity risks from our head of Global Cybersecurity and Compliance with periodic updates to the full Board as necessary. Our global cybersecurity team, led by our head of Global Cybersecurity and Compliance, is responsible for implementing widely-accepted security standards to help guide our decisions and minimize risks that threaten the protection of personal data, including adopting and periodically reviewing and updating information security and privacy policies and procedures and undergoing cyber-incident table top exercises, using network and system security tools aimed at detecting and mitigating unauthorized system and data access and cyber threats, conducting targeted audits and penetration tests, utilizing threat intelligence to assess potential impacts to company systems, implementing preventative measures, such as updates and patching, conducting cyber-maturity evaluations, assessing cybersecurity risk profiles of our third-party service providers, providing annual security and privacy trainings and education to our employees, and conducting periodic phishing simulation exercises with our employees.
Despite our efforts and the efforts of our third-party service providers to secure our and their IT systems, cybersecurity attacks and incidents have occurred in the past, and may continue to occur in the future. Our head of Global Cybersecurity is informed about and monitors the prevention, detection, mitigation, and remediation of cybersecurity incidents through our key cybersecurity processes, discussed above, and, together with other lead members of the incident response teams, is responsible for informing senior leadership across the organization about any cybersecurity incidents that may occur. As a result, in addition to the regular updates referenced above, the Audit Committee and the full Board of Directors would also be promptly informed by the Chief Financial Officer and the Chief Legal Officer of cybersecurity incidents in accordance with our security incident response procedures, as well as provided ongoing updates from lead members of the incident response teams, including the head of Global Cybersecurity, regarding any such incidents in accordance with our incident response plan.
ESG Risk Management
We believe responsible business practices start from the top, and we recognize the increasing importance of ESG matters to our shareholders, employees, customers and other key stakeholders.
When setting Capri’s CSR strategy, we knew it was critical that sustainability be integrated into our business decisions. One of the first steps we took was to delegate oversight of ESG activities to the Board’s Governance Committee. Our governance structure ensures appropriate supervision of our goal-setting and public reporting process related to ESG matters. On at least an annual basis, our sustainability goals and action plans are presented to the Governance Committee for review and approval, along with regular CSR progress updates. Our sustainability governance model includes a multi-level structure to ensure our Board of Directors, executive management team and business leaders across our brands are aligned on the most important ESG risks and opportunities for Capri.

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Our Governance, Nominating and Corporate Social Responsibility Committee provides Board-level oversight of our CSR strategy, long-term sustainability goals and reporting.
Our CSR Executive Committee is made up of executive-level brand and company leadership, providing direction and support for all pillars and focus areas within our CSR strategy.
Our Sustainability Steering Committee includes leaders across key business functions who are responsible for driving progress toward Capri's environmental sustainability goals.

Our Global CSR Team, led by Capri's Chief Sustainability Officer, manages the strategy and reporting of our global CSR progress, while closely coordinating with business partners to drive implementation of sustainability initiatives throughout our organization.

BOARD EVALUATIONS
The Board believes that an annual, robust Board evaluation process is a critical tool in ensuring strong corporate governance. The Governance Committee has primary oversight of the annual Board evaluation process which assesses whether the Board, its committees and the directors are functioning effectively.
While this formal evaluation process is typically conducted on an annual basis, directors are encouraged to continuously share their perspectives, feedback and suggestions throughout the year. Items requiring implementation and follow-up from the annual Board evaluation process or otherwise are monitored throughout the year by the Board, the applicable committees and management.

Questionnaire	Each director completes a questionnaire, or participates in an interview or other method the Governance Committee utilizes to seek feedback. Results are aggregated and summarized for discussion purposes.
Feedback Discussed	The Chair of the Governance Committee reviews the feedback and discusses opportunities and makes recommendations for improvement as appropriate with the full Board in executive session (without the presence of the Chairman and CEO).
Recommendations Delivered	Relevant findings are communicated by the Chair of the Governance Committee and/or the independent Lead Director to the Chairman and CEO and Chief Legal Officer in order to improve the effectiveness of the Board and Board meetings.
Implementation of Improvements	Board implements agreed-upon recommendations for improving practices.

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BOARD REFRESHMENT
The Governance Committee recognizes that building and maintaining an effective Board is one of its critical responsibilities, and is continuously focused on aligning Board composition and leadership with the Company’s strategic needs. As part of the refreshment process, the Governance Committee: (i) identifies qualities and skills needed to serve on our Board, (ii) identifies the qualities and skills that each current director possesses, (iii) assesses how the current directors deploy their qualities and skills for our benefit, (iv) determines whether any additional skill sets or other attributes are necessary to fill gaps in the current Board, (v) establishes a Board succession strategy and executes against that strategy, and (vi) performs onboarding and transitioning for new directors. As part of the Governance Committee’s refreshment process, the Governance Committee:
•uses a skills matrix to assess the strengths and needs of the Board in relation to our current business strategy, expected future strategic needs, and the current state of our industry
•reviews the skills matrix, along with individual director demographics, tenure and committee memberships, to determine whether we need to add directors with specific qualities or skills
•considers the disclosures by each director in their annual director and officer questionnaire, including with respect to external commitments
•reviews the annual Board, Committee and director evaluations
•regularly discusses with the full Board refreshment and succession planning

DIRECTOR NOMINATION PROCESS AND ELECTIONS
The Governance Committee is responsible for, among other things, identifying individuals qualified to become members of the Board in a manner consistent with the criteria approved by the Board. The Corporate Governance Guidelines set forth qualifications and criteria for our directors.
The Governance Committee will consider candidates recommended by our executive officers and directors, including our Chairman and CEO, employees and others. In addition, the Governance Committee may engage third-party search firms to identify qualified director candidates. When identifying and evaluating candidates, the Governance Committee determines whether there are any evolving needs of the Board that require an expert in a particular field. The Chair of the Governance Committee and some or all of the members of the Board of Directors (including the Chairman and CEO) will interview potential candidates that the Governance Committee deems appropriate. The Governance Committee will listen to feedback received from those directors that had the opportunity to meet with the potential candidate. If the Governance Committee deems appropriate, it will recommend the nomination of the candidate to the full Board for approval.
The Governance Committee will also consider candidates proposed by shareholders of the Company and all candidates will be evaluated in the same manner regardless of the source of such nomination so long as shareholder nominations are properly submitted to us. Shareholders wishing to recommend persons for consideration by the Governance Committee as nominees for election to the Board must do so in accordance with the procedures set forth under “Proposals of Shareholders for the 2026 Annual Meeting” and in compliance with our Memorandum.
In accordance with the Memorandum, directors must be elected by the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote on the election of directors that are present at the meeting and are voted and not abstained. In the event an incumbent director fails to receive a simple majority of the votes in an uncontested election, such incumbent director is required to tender a resignation letter in accordance with the Company’s Corporate Governance Guidelines. The Governance Committee will then make a recommendation to the Board as to whether to accept or reject the resignation or whether such other action should be taken. The Board will act on the resignation, taking into account the Governance Committee’s recommendation, and publicly disclose its decision regarding the resignation within 90 days following certification of the election results.

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CORPORATE GOVERNANCE	TABLE OF CONTENTS
The Governance Committee, in making its recommendation, may consider any factors and other information that it considers appropriate and relevant, including, without limitation, the stated reasons why shareholders voted “against” such director, the director’s length of service and qualifications, the director’s contributions to the Company, compliance with applicable NYSE rules and listing standards and the Corporate Governance Guidelines. The incumbent director will remain active and engage in Board activities while the Governance Committee and the Board decide whether to accept or reject such resignation or take other action, but the incumbent director will not participate in deliberations by the Governance Committee or the Board regarding whether to accept or reject the director’s resignation.

CEO PERFORMANCE EVALUATION
The Compensation and Talent Committee, together with the independent Lead Director, has primary oversight of the CEO performance evaluation process. On an annual basis, in consultation and deliberation with the Compensation and Talent Committee, quantitative and qualitative goals and objectives for the CEO are set for the upcoming fiscal year that include three primary areas of performance: Financial Results, Strategic Planning and Operations and Talent Management and Development. After the fiscal year is completed, the Compensation and Talent Committee conducts a performance review with the CEO of his prior year performance in light of the predetermined goals and objectives. While this formal review process happens annually, the independent Lead Director and/or the Chair of the Compensation and Talent Committee and the Chairman and CEO meet as needed during the year to discuss feedback on the CEO’s performance and suggest areas of improvement.

MANAGEMENT SUCCESSION PLANNING
The Governance Committee has primary oversight of succession planning for the CEO and other members of management. At least annually and updated as necessary, detailed succession plans are reviewed and considered by the Governance Committee and presented to the full Board. The succession-planning process includes both identifying and developing plans for promising internal candidates and identifying external candidates. The plan also includes mid-term and long-term solutions and arrangements in the event an emergency arises. The Board recognizes that management succession planning is one of its key responsibilities.

DIRECTOR ONBOARDING AND CONTINUING EDUCATION
We believe a wide-ranging orientation is important in positioning new directors for success. New directors participate in a corporate, business and financial orientation program that involves substantive individual meetings with senior executives. For example:
•the Chief Executive Officer will brief new directors on current business and strategy
•the Chief Financial Officer and Chief Operating Officer will speak about our financial and operational performance, capital structure, shareholder base and investor relations
•the Chief Legal and Sustainability Officer will discuss corporate governance, periodic reporting and sustainability matters
•the Chief People Officer will report on human capital management strategies, key talent and succession planning
In addition, senior executives within each of our brands provide an overview of their respective businesses, divisions or regions. The orientation extends to the Board committees on which a new director will sit, and includes an introductory session with the Chair or other committee members and potentially executives and outside advisors who work with the committee. SEC filings and other information are provided as a background resource. Directors are encouraged to periodically attend appropriate continuing education programs.

26	CAPRI HOLDINGS LIMITED

TABLE OF CONTENTS	CORPORATE GOVERNANCE
SHAREHOLDER ENGAGEMENT
We regularly engage with shareholders to understand their perspectives on our Company, our business and their concerns, including meeting with and speaking to shareholders during appearances by management at scheduled events, as well as in one-on-one meetings and through conference calls as further described in the table below:

Regular financial reporting (SEC filings)	Analyst meetings and conference calls	Roadshows in key cities
Press releases	Investor meetings and conference calls	Participation in conferences
Quarterly earnings conference calls	Annual shareholders meeting	Investor day

COMMUNICATIONS WITH THE BOARD AND THE AUDIT COMMITTEE
Shareholders and interested parties may contact any of the Company’s directors, including the Chairman, the non-management directors as a group, the independent Lead Director, the chair of any committee of the Board of Directors or any committee of the Board by writing them as follows:
Capri Holdings Limited
90 Whitfield Street, 2nd Floor
London, United Kingdom
W1T 4EZ
Attn: Corporate Secretary

Concerns relating to accounting, internal controls or auditing matters should be communicated to the Company through the Corporate Secretary and such matters will be handled in accordance with the procedures established by the Audit Committee. Any concerns may be reported anonymously.

EXECUTIVE OFFICERS
The following table sets forth information regarding each of our executive officers as of the date of this proxy statement:

Name	Age	Position
John D. Idol(1)	66	Chairman and Chief Executive Officer
Rajal Mehta	46	Interim Chief Financial Officer
Jenna Hendricks	44	Chief People Officer
Krista A. McDonough	45	Chief Legal and Sustainability Officer
1.Biographical information regarding Mr. Idol is set forth under “Proposal No. 1 Election of Directors—Continuing Directors—Class I Directors for Election at the 2026 Annual Meeting.”
Rajal Mehta is the Interim Chief Financial Officer of Capri Holdings and is responsible for leading the Company’s finance functions globally. He assumed this role in June 2025 having previously served as the Chief Financial Officer of the Michael Kors brand since December 2024. Mr. Mehta joined the Company in 2008 and has held various roles of increasing responsibility in financial planning and analysis during his tenure, including as Divisional Vice President, Corporate Financial Planning and Analysis for Capri. Prior to joining the Company, Mr. Mehta held finance roles at Toys R Us and Ralph Lauren.

CAPRI HOLDINGS LIMITED	27

CORPORATE GOVERNANCE	TABLE OF CONTENTS
Jenna Hendricks is the Chief People Officer of Capri Holdings and is responsible for leading the Company’s people function globally, including talent acquisition, learning and development, and total rewards and HR systems. She also oversees global internal communications and loss prevention and security across the organization She assumed the role of Chief People Officer in June 2021 having previously served as Senior Vice President, Global Human Resources for Michael Kors from July 2019. Ms. Hendricks has been with the Company since 2004 in various human resources roles of increasing responsibility.
Krista A. McDonough is the Chief Legal and Sustainability Officer of Capri Holdings and is responsible for leading the Company’s worldwide legal, compliance and risk management functions as well as the organization’s corporate social responsibility and sustainability initiatives. She previously served as our General Counsel since October 2016 and Chief Sustainability Officer since 2020. She has been with the Company since August 2011 in various legal and advisory roles of increasing responsibility. Prior to joining Capri Holdings, Ms. McDonough was an attorney in the corporate department of Paul, Weiss, Rifkind, Wharton and Garrison LLP, where she specialized in capital markets and securities law, from 2005 to 2011.

28	CAPRI HOLDINGS LIMITED

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of our ordinary shares as of June 9, 2025 by:
•each person known to us to beneficially own more than five percent of our outstanding ordinary shares based solely on our review of SEC filings,
•each of our named executive officers,
•each of our directors, and
•all current executive officers and directors as a group.
Beneficial ownership is based upon 117,923,400 ordinary shares outstanding as of June 9, 2025, unless otherwise indicated in the footnotes to the table. In addition, ordinary shares issuable upon exercise of share options or other derivative securities that are exercisable as of June 9, 2025 or will become exercisable within 60 days of June 9, 2025 are deemed outstanding for purposes of computing the percentage of the person holding such options or other derivative securities, but are not deemed outstanding for purposes of computing the percentage owned by any other person.
All of the ordinary shares listed in the table below are entitled to one vote per share and each of the persons described below has sole voting power and sole investment power with respect to the shares set forth opposite his, her or its name, except as otherwise noted. Unless otherwise indicated, the address of each executive officer named in the table below is c/o Capri Holdings Limited, 11 West 42nd Street, New York, New York 10036, and the address of each director named in the table below is 90 Whitfield Street, 2nd Floor, London, United Kingdom W1T 4EZ.

CAPRI HOLDINGS LIMITED	29

SECURITY OWNERSHIP	TABLE OF CONTENTS

Beneficial Owner	Ordinary Shares Beneficially Owned	Percent of Ordinary Shares Beneficially Owned
5% or More Shareholder
FMR LLC(1)	17,329,753	14.7%
Named Executive Officers and Directors
John D. Idol(2)	2,371,203	2.0%
Thomas J. Edwards, Jr.(3)	232,369	*
Rajal Mehta(4)	12,307	*
Jenna Hendricks(5)	84,705	*
Krista A. McDonough(6)	104,722	*
Cedric Wilmotte(7)	84,441	*
Marilyn Crouther(8)	15,786	*
Robin Freestone(8)	23,675	*
Judy Gibbons(8)	33,659	*
Mahesh Madhavan(8)	10,778	*
Stephen F. Reitman(8)	20,569	*
Jane Thompson(8)	28,706	*
Jean Tomlin(8)	29,702	*
All Current Executive Officers and Directors as a Group (11 persons)	2,735,812	2.3%
* Represents beneficial ownership of less than one percent of the Company’s ordinary shares outstanding.
1.Based on the Amendment No. 2 to Schedule 13G filed with the SEC by FMR LLC (“FMR”) on May 12, 2025. The mailing address for FMR is 245 Summer Street, Boston, Massachusetts 02210. FMR may be deemed to have sole voting power with respect to 17,329,753 ordinary shares and sole dispositive power with respect to 16,856,727 ordinary shares, and Ms. Abigail P. Johnson may be deemed to have sole dispositive power with respect to 16,856,727 ordinary shares.
2.For Mr. Idol, this amount includes (i) 61,249 options to purchase ordinary shares with an exercise price of $67.52 that were vested and exercisable as of the Record Date but expired on June 17, 2025 and (ii) 108,230 unvested RSUs that will vest within 60 days of June 9, 2025. This amount also includes 54,600 ordinary shares held by the Idol Family Foundation. Mr. Idol may be deemed to have beneficial ownership of the shares held by the Idol Family Foundation but does not have a pecuniary interest in such shares. This amount also includes 1,000,000 ordinary shares held by a grantor retained annuity trust (“GRAT”) established by Mr. Idol (as grantor) for the benefit of his children. Mr. Idol is not the trustee of the GRAT but may be deemed to have shared voting and dispositive power over the ordinary shares held by the GRAT, and therefore, may be deemed to have beneficial ownership over such ordinary shares. Subsequent to the Record Date, these shares were returned to Mr. Idol, as grantor, in accordance with the terms of the GRAT and are now owned by Mr. Idol directly.
3.Mr. Edwards’ last day with the Company was on June 20, 2025. Accordingly, he no longer serves as an officer of the Company. For Mr. Edwards, this amount includes (i) 12,250 options to purchase ordinary shares with an exercise price of $67.52 that were vested and exercisable as of the Record Date but expired on June 17, 2025 and (ii) 40,262 unvested RSUs that will vest within 60 days of June 9, 2025 (and prior to Mr. Edwards’separation date). Any unvested equity as of Mr. Edwards’ separation from service was forfeited.
4.Mr. Mehta did not serve as a named executive officer for fiscal 2025 but is our Interim Chief Financial Officer with effect from June 20, 2025. For Mr. Mehta, this amount includes 4,327 unvested RSUs that will vest within 60 days of June 9, 2025.
5.For Ms. Hendricks, this amount includes 20,980 unvested RSUs that will vest within 60 days of June 9, 2025.

30	CAPRI HOLDINGS LIMITED

TABLE OF CONTENTS	SECURITY OWNERSHIP
6.For Ms. McDonough, this amount includes (i) 4,900 options to purchase ordinary shares with an exercise price of $67.52 that were vested and exercisable as of the Record Date but expired on June 17, 2025 and (ii) 20,980 unvested RSUs that will vest within 60 days of June 9, 2025.
7.Mr. Wilmotte remained on a garden leave since November 26, 2024 and his employment with the Company ended on March 29, 2025. Accordingly, he no longer serves as an officer of the Company. The beneficial ownership information for Mr. Wilmotte, as disclosed in this proxy statement, is based on the most recent ownership information available to the Company.

8.Includes 4,854 unvested RSUs that will vest within 60 days of June 9, 2025.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our ordinary shares to file initial reports of ownership and reports of changes in ownership of our ordinary shares with the SEC. To our knowledge, based solely on our review of the copies of the Section 16(a) reports furnished to us during and with respect to Fiscal 2025 and representations from certain reporting persons, we believe that all reportable transactions during such fiscal year were reported on a timely basis.
INSIDER TRADING POLICY; NO HEDGING OR PLEDGING
Directors, executive officers, employees and certain of their related parties must comply with our Insider Trading Policy, a copy of which is included as Exhibit 19 to our Annual Report on Form 10-K filed with the SEC. As a general matter, insiders and their related parties are prohibited from effecting transactions in securities of the Company while in possession of material non-public information relating to the Company and from providing material non-public information about the Company to another person who may trade or advise others to trade on the basis of that information. Our directors, executive officers and other Section 16 officers as well as certain other covered persons and their respective related parties are prohibited from trading in Company securities during certain prescribed blackout periods that typically begin two weeks prior to the end of each fiscal quarter and end on the second trading day after the public release of our quarterly earnings announcement. We also prohibit all insiders and their related parties from buying Company securities on margin or pledging Company securities as collateral for a loan, engaging in short sales of Company securities, buying or selling puts, calls, options or other derivatives in respect of securities of the Company or hedging transactions of any kind involving Company securities.

CAPRI HOLDINGS LIMITED	31

Certain Relationships and Related Person Transactions
AIRCRAFT TIME SHARING AGREEMENT
We entered into an Aircraft Time Sharing Agreement with John D. Idol on December 20, 2022 (which superseded the prior agreement from December 2014) relating to such executive’s personal use of the Company-owned aircraft. Pursuant to the Aircraft Time Sharing Agreement, Mr. Idol is permitted to use the Company aircraft with flight crew for personal purposes at no charge to the executive, except that the executive is required to reimburse the Company for the operating expenses of such flights chargeable pursuant to Federal Aviation Regulations. In Fiscal 2025, amounts reimbursed by Mr. Idol to the Company for personal use of the aircraft were $792,572. See “Executive Compensation—Summary Compensation Table—All Other Compensation” for the aggregate incremental costs to the Company of Mr. Idol’s personal aircraft use.
RELATED PERSONS TRANSACTIONS POLICIES AND PROCEDURES
We have adopted a written Related Person Transactions Policy (the “Related Person Policy”), which sets forth our policy with respect to the review, approval and ratification of certain related party transactions by our Audit Committee. In accordance with the Related Person Policy, our Audit Committee has overall responsibility for the implementation of, and compliance with, the Related Person Policy.
For the purposes of the Related Person Policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related party (as defined in the Related Person Policy) had, has or will have a direct or indirect material interest. A “related party transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our Board of Directors or our Compensation and Talent Committee.
The Related Person Policy requires that notice of a proposed related party transaction be provided to our Legal Department prior to entering into such transaction. If our Legal Department determines that such transaction is a related party transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the Related Person Policy, our Audit Committee may approve only those related party transactions that are in, or are not inconsistent with, our best interests. In the event that we become aware of a related party transaction that has not been previously reviewed and approved or ratified under the Related Person Policy and that is ongoing or has been completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related party transaction.
The Related Person Policy also provides that our Audit Committee will review certain previously approved or ratified related party transactions that are ongoing to determine whether the related party transaction remains in our best interests and the best interests of our shareholders. Additionally, we also make periodic inquiries of executive officers and directors with respect to any potential related party transaction of which they may be a party or of which they may be aware (including through annual director and officer questionnaires).

32	CAPRI HOLDINGS LIMITED

Audit Committee Report
The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company and the related internal controls. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with accounting principles generally accepted in the United States, performing reviews of the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.
During Fiscal 2025, the Audit Committee met and held discussions with management, the internal auditor and the independent registered public accounting firm and met independently as a committee. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements as of and for the fiscal year ended March 29, 2025 with management and the independent registered public accounting firm. These discussions included a review of the reasonableness of significant judgments, the quality, not just acceptability, of the Company’s accounting principles, and such other matters as are required to be discussed with the Audit Committee. In addition, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the adequacy and effectiveness of the Company’s financial reporting procedures, disclosure controls and procedures, and internal control over financial reporting, including the respective reports of management and the independent registered public accounting firm on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee discussed with the independent registered public accounting firm all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission, as well as the firm’s independence. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, internal audit group and independent registered public accounting firm.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2025, for filing with the U.S. Securities and Exchange Commission.

Audit Committee	Marilyn Crouther (Chair), Robin Freestone, Judy Gibbons, Stephen F. Reitman and Jane Thompson

CAPRI HOLDINGS LIMITED	33

PROPOSAL NO. 2 Ratification of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries for the fiscal year ending March 28, 2026. EY has served continuously as the Company’s independent registered public accounting firm since fiscal 2014. This proposal is being presented to our shareholders at the Annual Meeting to ratify EY’s appointment.
INDEPENDENT AUDITOR FEES
The fees related to services rendered by EY for Fiscal 2024 and Fiscal 2025 were as follows (in thousands):

	Fiscal 2024 ($)	Fiscal 2025 ($)
Audit Fees	6,633	6,684
Audit-Related Fees	550	200
Tax Fees	445	436
All Other Fees	—	885
AUDIT FEES
Audit fees for Fiscal 2024 and Fiscal 2025 consist of fees related to the integrated audit of the consolidated financial statements of the Company, including quarterly reviews and statutory audits of foreign subsidiaries, accounting consultations and other audit services.
AUDIT-RELATED FEES
Audit-related fees for Fiscal 2024 and Fiscal 2025 consist of fees to EY in connection with the implementation of the Company’s ERP projects. In addition, for Fiscal 2024, audit-related fees includes audit related services associated with filings related to the previously proposed merger with Tapestry, Inc.
TAX FEES
Tax fees for Fiscal 2024 and Fiscal 2025 consist of fees related to tax services in connection with international and domestic tax matters, transfer pricing matters and routine tax advisory services.
ALL OTHER FEES
Other fees for Fiscal 2025 consist of fees related to services associated with a business transaction. There were no other fees in Fiscal 2024.

34	CAPRI HOLDINGS LIMITED

TABLE OF CONTENTS	PROPOSAL TWO
PRE-APPROVAL POLICIES AND PROCEDURES
It is the policy of the Audit Committee to pre-approve all services, audit and non-audit, to be provided to the Company by its independent registered public accounting firm. Under the policy, the Audit Committee is generally required to pre-approve the provision by the Company’s independent registered public accounting firm of specific audit, audit-related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence.
All services provided by EY as our independent registered public accounting firm for Fiscal 2024 and Fiscal 2025 were pre-approved by the Audit Committee.
Representatives of EY are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they wish.
VOTE REQUIRED AND BOARD RECOMMENDATION
Approval of this proposal requires the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote on this proposal that are present at the Annual Meeting and are voted and not abstained, as well as the presence of a quorum representing a majority of all of our outstanding ordinary shares, either in person or by proxy. As this proposal is considered “routine” under applicable NYSE rules, we do not anticipate any broker non-votes on this Proposal No. 2. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Our Board of Directors unanimously recommends a vote “FOR” the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 28, 2026.

CAPRI HOLDINGS LIMITED	35

PROPOSAL NO. 3 Non-Binding Advisory Vote on Executive Compensation
RESULTS OF 2024 SHAREHOLDER ADVISORY VOTE
On September 4, 2024, at the 2024 Annual Meeting of Shareholders, our say on pay proposal passed with approximately 82.1% of the votes cast in favor of our executive compensation program.
FISCAL 2025 SAY ON PAY PROPOSAL
We are submitting to our shareholders for approval a non-binding resolution to ratify named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement under “Compensation Discussion and Analysis” and “Executive Compensation.” This proposal gives our shareholders the opportunity to vote to approve, on a non-binding advisory basis, our executive pay program and policies through the following resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in the proxy statement for the 2025 Annual Meeting of Shareholders.”
Our compensation structure is centered on a pay for performance philosophy, and this pay for performance focus is designed to align the interests of our executives and our shareholders, motivate and retain our executives to achieve our targeted financial and other performance objectives, reward them for their achievements when those objectives are met or exceeded, and to provide for reductions in compensation when results fall below target and no incentive compensation if results do not achieve a threshold level of performance. With these principles in mind, we structure our compensation program as a competitive total pay package, which we believe allows us to attract, retain and motivate executives with the skills and knowledge we require and promote the stability of our management team, which we view as vital to the success of our business. We believe that a vote in favor of the compensation of our named executive officers is warranted.
VOTE REQUIRED AND BOARD RECOMMENDATION
Approval of the above resolution requires the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote on this proposal that are present at the Annual Meeting and are voted and not abstained, as well as the presence of a quorum representing a majority of all of our outstanding ordinary shares, either in person or by proxy. The vote is advisory and non-binding in nature, but our Compensation and Talent Committee and our Board will take into account the outcome of the vote when considering future executive compensation arrangements, to the extent they can determine the cause or causes of any significant negative voting results. Ordinary shares that constitute broker non-votes are not considered entitled to vote on Proposal No. 3 and will not affect the outcome of this matter assuming a quorum is present. Abstentions will have the same effect as a vote “AGAINST” this proposal.
Our next say on pay vote is expected to take place at the 2026 annual meeting of shareholders.

Our Board of Directors unanimously recommends a vote “FOR” approval of the advisory resolution on executive compensation.

36	CAPRI HOLDINGS LIMITED

Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides our shareholders and other stakeholders with information about our performance, and the compensation framework, decisions and governance for our named executive officers (“NEOs”). For Fiscal 2025, our NEOs were:

Name	Position
John D. Idol	Chairman and Chief Executive Officer
Thomas J. Edwards, Jr.(1)	Former Chief Financial Officer and Chief Operating Officer
Jenna Hendricks	Chief People Officer
Krista A. McDonough	Chief Legal and Sustainability Officer
Cedric Wilmotte(2)	Former Chief Executive Officer — Michael Kors
1.Mr. Edwards served as our Chief Financial Officer and Chief Operating Officer during the entirety of Fiscal 2025. His last day with the Company was June 20, 2025.
2.Mr. Wilmotte served as an executive officer of the Company until November 26, 2024 (the “Separation Date”). He remained on a paid garden leave with benefits from the Separation Date through March 29, 2025 (the last day of Fiscal 2025).

Executive Summary	38
Executive Transitions|Terminated Merger Agreement |Our Fiscal 2025 Executive Compensation Program and Results
Compensation Design	40
Compensation Objectives | Compensation Policies and Practices | Compensation Framework
Fiscal 2025 Compensation	43
Base Salary | Special Retention Arrangements | Incentive Compensation | Other Compensation
Compensation Governance	51
Role of the Compensation and Talent Committee | Role of Consultants and Advisors | Say on Pay | Considerations in Setting Executive Compensation | Compensation and Risk
Additional Information	56
Severance Protection and Change in Control | Tax and Accounting Considerations | Compensation and Talent Committee Report

CAPRI HOLDINGS LIMITED	37

COMPENSATION DISCUSSION AND ANALYSIS	TABLE OF CONTENTS
EXECUTIVE SUMMARY
Overview
Fiscal 2025 was a challenging year for Capri Holdings. Revenue decreased 14.1% (or 13.5% on a constant currency basis) to $4.4 billion during the year, as we were impacted by the continued softness in demand for fashion luxury goods globally as well as by certain strategic initiatives that we previously put in place at Versace and Michael Kors that did not perform as expected. Fiscal 2025 was also a year of uncertainty and transition. As further discussed below, in November 2024, Capri and Tapestry, Inc. mutually agreed to terminate the merger agreement originally announced in August 2023. Following the termination of the merger agreement, we shared our strategic initiatives to position Capri Holdings for future growth. Our compensation decisions in Fiscal 2025 reflected our financial and operational performance and the challenges we faced as an organization.
Executive Transitions
Michael Kors CEO Transition
On November 26, 2024, we announced that Cedric Wilmotte, Chief Executive Officer of Michael Kors, was leaving the Company effective immediately. Mr. Wilmotte remained on a paid garden leave with benefits through March 29, 2025 (the last day of Fiscal 2025) during which time he was expected to be available as needed to answer questions and provide transition services. Mr. Wilmotte’s departure entitled him to severance and benefits as further described under “—Potential Payments Upon Termination of Employment and Change in Control—Severance Benefits—Cedric Wilmotte.” Also effective November 26, 2024, John D. Idol, our Chairman and Chief Executive Officer, assumed the role of Chief Executive Officer of Michael Kors. No changes or enhancements were made to Mr. Idol’s compensation arrangements or terms and conditions of employment with respect to his appointment as the Michael Kors CEO.
CFO and COO Transition
On April 1, 2025, we announced that Thomas J. Edwards, Jr., our Chief Financial Officer and Chief Operating Officer, resigned to pursue another opportunity. Mr. Edwards’ last day was June 20, 2025. The Company has commenced a search for his replacement. Also on April 1, 2025, the Company announced that Rajal Mehta, Chief Financial Officer of Michael Kors would assume the role of Interim Chief Financial Officer of the Company effective upon Mr. Edwards’ departure and until a successor was identified. The compensation and other terms and conditions of Mr. Mehta’s employment were disclosed in the Company’s Current Report on Form 8-K filed with the SEC on April 1, 2025.
Terminated Merger Agreement
Special Retention Awards
As previously disclosed, on November 13, 2024, the Agreement and Plan of Merger, by and among the Company, Tapestry, Inc, and a wholly-owned subsidiary of Tapestry, Inc. was mutually terminated by the parties thereto. To recognize the substantial efforts and time that Mr. Edwards and Ms. McDonough dedicated to the merger, and to ensure their continued employment and dedication to the Company following the termination of the merger, the Compensation and Talent Committee approved a grant of a special retention award to each of them as follows: (i) for Mr. Edwards, (x) a 2025 target retention award in the amount of $800,000, 50% of which was paid on December 13, 2024 and 50% of which was to be paid on June 13, 2025, but was subsequently reduced by Mr. Edwards’ repayment obligation discussed below, and (y) a special performance bonus in the amount of $250,000 paid on December 13, 2024, and (ii) for Ms. McDonough, (x) a 2025 target retention award in the amount of $275,000, 50% of which was paid on December 13, 2024 and 50% of which was paid on June 13, 2025, and (y) a special performance bonus in the amount of $250,000 paid on December 13, 2024. The target retention award for each of Mr. Edwards and Ms. McDonough was in lieu of any cash incentive under the Cash Incentive Plan for Fiscal 2025. Except in limited circumstances, if either executive terminates his or her employment prior to December 13, 2025, he or she will be obligated to repay the Company in an amount equal to the special performance bonus of $250,000. Accordingly, because Mr. Edwards resigned with effect from June 20, 2025, he was obligated to repay the Company $250,000, which is equal to the full amount of the special performance bonus. This amount was repaid by Mr. Edwards in full in connection with his resignation through a reduction in his remaining 50% of the target retention award that would otherwise have been payable by the Company to Mr. Edwards on June 13, 2025.

38	CAPRI HOLDINGS LIMITED

TABLE OF CONTENTS	COMPENSATION DISCUSSION AND ANALYSIS
Letter Agreement with Ms. Hendricks
As previously disclosed, on December 15, 2023, following approval by the Compensation and Talent Committee, the Company entered into a letter agreement with Ms. Hendricks pursuant to which Ms. Hendricks was paid certain amounts of compensation in the 2023 calendar year to which she would otherwise have become entitled either (i) in 2024 or (ii) at or in connection with the effective time of the previously contemplated merger with Tapestry, Inc. for the purpose of reducing or eliminating the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code, as amended (the “Code”) that would be imposed on amounts payable to her in connection with the consummation of the transactions contemplated by the merger agreement and preserving certain compensation-related tax deductions to the Company that might otherwise be disallowed. Specifically, the letter agreement provided for the vesting of certain time-based RSU awards that were otherwise scheduled to vest in 2024, the payment of the special bonus award in the amount of $500,000 granted to Ms. Hendricks in connection with the transactions contemplated by the merger agreement, and the prepayment of severance of $1,500,000 payable pursuant to the Change in Control Continuity Agreement between Capri and Ms. Hendricks. In connection with the termination of the merger agreement on November 13, 2024, Ms. Hendricks was required to repay the Company $2,000,000 (which equals the gross value of the special bonus award and the prepaid severance which she was not otherwise entitled to once the merger agreement terminated). To recognize the substantial efforts that Ms. Hendricks devoted to the merger, and to ensure her continued employment and dedication to the Company following the termination of the merger, and consistent with the special retention awards granted to certain other NEOs, on November 13, 2024, the Compensation and Talent Committee approved an amendment to the terms of the December 15, 2023 letter agreement to provide that the Company would eliminate Ms. Hendricks’ obligation to repay the Company an amount equal to the special bonus award of $500,000. The elimination of this repayment obligation was in lieu of any cash incentive under the Cash Incentive Plan for Fiscal 2025. Except in limited circumstances, if Ms. Hendricks’ employment terminates prior to December 13, 2025, she will be obligated to pay the Company $250,000. On November 20, 2024, Ms. Hendricks repaid the Company $1,500,000 equal to the prepaid severance.
Our Fiscal 2025 Executive Compensation Program and Results
Our executive compensation plan design emphasizes pay for performance and is designed to promote responsible pay and governance practices that align with the interests of our shareholders. Total compensation packages for our NEOs continued to emphasize short-term and long-term incentive (“LTI”) awards that are paid out only if we achieve specific financial and operational targets, and equity awards that are linked to movements in share value. For Fiscal 2025 key compensation decisions for our NEOs were as follows:
•Annual base salaries for our NEOs remained unchanged without any merit salary increases or market adjustments to base salary.
•None of our NEOs received any increase in target or maximum annual cash incentive opportunities.
•Mr. Idol was the only NEO eligible to participate in our Fiscal 2025 Cash Incentive Plan, and received an actual annual cash incentive payout equal to 20.0% of his target annual cash incentive opportunity.
•The Compensation and Talent Committee approved special retention awards for Mr. Edwards and Ms. McDonough and waived certain repayment obligations for Ms. Hendricks in connection with the termination of the merger agreement. See “—Terminated Merger Agreement” above. These retention awards and other special arrangements were in lieu of any cash incentive for these executives under the Fiscal 2025 Cash Incentive Plan.

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•Long-term incentive (“LTI”) awards granted to our NEOs in Fiscal 2025 as reflected in the Summary Compensation Table were reduced by an average of approximately 24.4% from the prior fiscal year. These awards were granted solely in the form of time-based RSUs with a four year vesting period in lieu of PRSUs due to the previously pending merger, which made it impractical for the Company to establish meaningful long-term financial performance goals. Notwithstanding this, performance-based components continue to represent a significant portion of target direct compensation for the NEOs (see “Compensation Framework” below). The Fiscal 2025 LTI awards also provided for pro rata vesting in the event that an executive was involuntarily terminated without Cause or resigned for Good Reason (in each case as defined in the executive’s employment or similar agreement) within 24 months of a change in control (which included the merger), unless the executive was retirement eligible under the Incentive Plan. In connection with the termination of the merger, the Board and the Compensation and Talent Committee approved an amendment to the terms of these LTI awards to provide for full vesting of the awards upon a covered termination of employment during the 24 months following a change in control of the Company in order to align these awards with the standard terms of the Company’s LTI awards prior to the entry into the merger agreement. This amendment applied broadly to all employees that participated in the Incentive Plan during the applicable time period, including the NEOs, but excluding Mr. John D. Idol, who is retirement eligible under the Incentive Plan and therefore was not subject to pro rated vesting.
•As further discussed in this proxy statement, typically the target equity award value with respect to a fiscal year is approved shortly following the end of the fiscal year, and then granted in the first quarter of the following fiscal year. Due to Fiscal 2025 performance below our expectations, the grant date fair value of the LTI awards granted in June 2025 to eligible NEOs, based on the individual executive’s performance in Fiscal 2025, was reduced by an average of 30.4% from the target grant date fair value for such NEOs. In accordance with SEC rules, the value of such LTI awards will be included in our Fiscal 2026 Summary Compensation Table. For a description of the LTI awards granted to eligible NEOs in Fiscal 2026 but attributable to Fiscal 2025 performance, see “Fiscal 2025 Compensation—Equity Incentive Compensation—June 2025 Equity Incentives.” When taking into account these reduced LTI awards, which the Compensation and Talent Committee believes is a more accurate indicator of the actual LTI grant value awarded to an executive for Fiscal 2025 performance as it takes into account the level of attainment of the executive’s objective and subjective performance goals for the fiscal year to which this proxy statement applies, Mr. Idol’s total compensation would have been $7,058,699,1 reflecting a decrease of 33% from the prior fiscal year.

•The PRSUs granted in June 2022 with a three year performance period ended Fiscal 2025 did not attain the threshold level of performance, 0% of the target shares underlying the award vested, and the shares were forfeited for each NEO that received such award. See “—Fiscal 2025 Compensation—Incentive Compensation—Equity Incentive Compensation—PRSUs Earned as of End of Fiscal 2025—2022 PRSUs” below.
•One-third of the PRSUs granted in June 2023 that had a performance measurement period that concluded at the end of Fiscal 2025 will vest in June 2026 at 21.0% of the annual target number of shares underlying the award based on weighted average performance below target. See “—Fiscal 2025 Compensation—Incentive Compensation—Equity Incentive Compensation—PRSUs Earned as of End of Fiscal 2025—2023 PRSUs” below.
COMPENSATION DESIGN
Compensation Objectives
Capri Holdings is a global fashion luxury group, consisting of iconic, brands Versace, Jimmy Choo and Michael Kors. Our commitment to glamorous style and craftsmanship is at the heart of each of our luxury brands. We have built our reputation on designing exceptional, innovative products that cover the full spectrum of fashion luxury categories. Our strength lies in the unique DNA and heritage of each of our brands, the diversity and passion of our people and the dedication to the clients and communities we serve. For our shareholders, we expect this will translate into long-term earnings and revenue growth across our brands. We believe that to be successful we need to create a culture that attracts, retains and motivates employees to operate at their highest level.
1 Amount may differ substantially from the amounts determined under SEC rules and reported in the Summary Compensation Table for Fiscal 2025. For more information, see the narrative disclosure and footnotes accompanying the Summary Compensation Table included in this proxy statement.

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These objectives are reflected in our executive compensation program which is centered on a pay for performance philosophy designed to align the interests of our executives with those of our shareholders, motivate and retain our executives to achieve targeted financial and other performance objectives, reward them for their achievements when those objectives are met or exceeded, and likewise, reduce compensation when results fall below expectations.

Aligns executives’ interests with shareholders	Balances a long and short-term focus	Promotes collaborative behaviors	Rewards unique skills and value

Compensation is meaningfully tied to our financial performance and share price	Compensation combines annual and multi-year performance elements, incentivizing near-term actions that generate sustainable long-term value	Financial incentive metrics are uniform and assessed consistently for our NEOs, encouraging partnership and rewarding growth across the Company	Compensation levels reflect a balance of contextual market data with reference to individual factors including performance, career history, skills and contributions

Compensation Policies and Practices
The design of our executive compensation program also reflects practices that are intended to help ensure its successful operation and to align with the best interests of our shareholders.

Compensation Governance Policies and Practices
Pay for performance. Majority of compensation is at risk, linked to performance and shareholders’ interests	No guaranteed salary increases. Salaries are reviewed annually with no expectation or requirement to increase
Require meaningful ownership. Executives are required to own 2-5-times their salary in Company shares within five years, and are subject to a retention requirement if not met	No hedging of securities. Employees, including our NEOs, are prohibited from buying Company shares on margin or engaging in any hedging transactions
Operate a clawback policy. The Company can clawback earned cash incentives and awarded performance-based long-term incentives in clearly defined situations	No equity awards included in severance calculations. If paid, severance is based only on cash compensation and is clearly defined in employment agreements
Have double trigger change in control. Severance requires a change in control and involuntary termination	No option repricing. Any repricing requires advance shareholder approval
Review share utilization. Share utilization is monitored at least annually to ensure equity programs are not overly dilutive	No equity grants below fair market value. Equity awards are based on fair market values at the date of grant
Engage an independent consultant. The Compensation and Talent Committee engages a consultant and annually assesses independence	No tax gross-ups. No executive has any right to receive a tax gross-up on any element of their compensation
Have an independent Committee. The Compensation and Talent Committee is comprised of independent Directors	No excessive executive perquisites. Perquisites are modest and aligned with market typical practices

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Compensation Framework
Our executive compensation program comprises three core components which reflect our long-standing compensation philosophy. For Fiscal 2025, components of NEO compensation were as follows:

Component and Purpose	Target Compensation Mix(1)		Overview
	CEO	Other NEOs

Base Salary. Provides a stable level of fixed compensation commensurate with the NEO’s role, experience and duties			•Determined annually or as required •Takes into account role, individual factors and contextual market data
Annual Cash Incentive. Encourages achievement of pre-established, objective performance goals
•Expressed as a percentage of base salary as of last day of fiscal year
•Maximum opportunity capped at no more than 200% of target
•90% of target achievement is based on financial performance goals
•10% of each NEOs target incentive is based on individualized ESG goals

Long-Term Equity Incentives. Links rewards to shareholder value creation to align with interests of shareholders and aids in retention
•Vest over four years on each anniversary of the date of grant
•Fiscal 2025 equity incentive awards were granted solely in the form of time-based RSUs in lieu of PRSUs due to the previously pending merger, which made it impractical for the Company to establish meaningful long-term financial performance goals

1.Based on salary in effect as of the last day of Fiscal 2025. Incentives based on Fiscal 2025 annual target cash incentive and the Fiscal 2025 value of long-term equity incentives as reflected in the Summary Compensation Table. Excludes perquisites, severance related payments and special compensation awards.

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FISCAL 2025 COMPENSATION
Base Salary
We believe competitive base salaries are necessary to attract and retain qualified, high-performing executives. The Compensation and Talent Committee reviews salaries annually, or as required, and considers whether any increase is warranted based on an executive’s role, responsibilities, performance, experience, expected future contributions and the base salary of similarly situated executives at our selected competitors.
No merit increases were awarded in Fiscal 2025 to our NEOs. The base salaries of our NEOs as of the last day of Fiscal 2025 were as follows:

Named Executive Officer	Fiscal 2025 Base Salary Rate ($)
John D. Idol	1,350,000
Thomas J. Edwards, Jr.	800,000
Jenna Hendricks	500,000
Krista A. McDonough	550,000
Cedric Wilmotte	1,000,000
Special Retention Arrangements
As further described under “—Executive Summary—Terminated Merger Agreement,” in order to recognize the substantial efforts and time that Mr. Edwards and Ms. McDonough dedicated to the merger, and to ensure their continued employment and dedication to the Company following the termination of the merger, the Compensation and Talent Committee approved a grant of a special retention award to each of them as follows:

Named Executive Officer	Target Retention Award ($)(1)	Special Performance Bonus ($)(2)	Required Repayments ($)(2)	Total Special Retention Award ($)
Thomas J. Edwards, Jr.	800,000	250,000	(250,000)	800,000
Krista A. McDonough	275,000	250,000	—	525,000
1.Equal to the executive’s target incentive opportunity under the Cash Incentive Plan and paid in lieu of any incentive opportunity under the Cash Incentive Plan for Fiscal 2025.
2.Except in limited circumstances, if executive terminates his or her employment prior to December 13, 2025, he or she will be obligated to          repay the Company in an amount equal to the special performance bonus. Because Mr. Edwards resigned with effect from June 20, 2025 he was obligated to repay the Company $250,000, which is equal to the full amount of the special performance bonus. This amount was repaid by Mr. Edwards in full in connection with his resignation through a reduction in his remaining 50% of the target retention award that would otherwise have been payable by the Company to Mr. Edwards on June 13, 2025.
Consistent with the special retention awards granted to certain other NEOs, and as further described under “—Executive Summary—Terminated Merger Agreement,” the Compensation and Talent Committee eliminated Ms. Hendricks’ obligation to repay the Company $500,000 related to a special bonus that she was no longer entitled to given that the Tapestry, Inc. merger agreement was terminated. The elimination of this repayment obligation was in lieu of any cash incentive under the Cash Incentive Plan for Fiscal 2025. Except in limited circumstances, if Ms. Hendricks’ employment terminates prior to December 13, 2025, she will be obligated to pay the Company $250,000.

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Incentive Compensation
Fiscal 2025 Annual Cash Incentive
Each year the Compensation and Talent Committee establishes a target annual cash incentive opportunity, defined as a percentage of base salary as of the last day of the fiscal year, for each NEO. The amount earned can range from 0 to 200% of target depending on the role and based on the achievement of specific and measurable short-term performance goals. There were no increases to annual cash incentive targets or maximums for our NEOs in Fiscal 2025. The Fiscal 2025 target and maximum annual cash incentive opportunity for each of our NEOs is set forth in the table below:

	Fiscal 2025 Annual Cash Incentive (% of Salary)
Named Executive Officer	Target	Maximum
John D. Idol	200%	400%
Thomas J. Edwards, Jr.(1)	100%	200%
Jenna Hendricks(1)	50%	100%
Krista A. McDonough(1)	50%	100%
Cedric Wilmotte(2)	100%	200%
1.These NEOs did not participate in the Fiscal 2025 Cash Incentive Plan. See “—Executive Summary—Terminated Merger Agreement.”
2.Pursuant to the terms of Mr. Wilmotte’s separation agreement, and consistent with the terms of his employment agreement, Mr. Wilmotte was entitled to his target cash incentive opportunity for Fiscal 2025.
In Fiscal 2025, when identifying performance metrics and setting performance goals, the Compensation and Talent Committee referenced the Company’s operating budget as one way to align compensation with our strategic priorities, with target set equal to budget. The budget itself reflects a rigorous assessment of projected performance, informed by our strategic and operational initiatives, prior year performance and broader general industry trends that could impact the business positively or negatively.
Notwithstanding this process, in connection with the termination of the merger agreement with Tapestry, Inc., in November 2024, the Compensation and Talent Committee approved special retention awards for Mr. Edwards and Ms. McDonough and waived certain repayment obligations for Ms. Hendricks. See “Executive Summary—Terminated Merger Agreement” above. These retention awards and other special arrangements were in lieu of any cash incentive for these executives under the Fiscal 2025 Cash Incentive Plan. In addition, Mr. Wilmotte was entitled to his target bonus opportunity for Fiscal 2025 pursuant to the terms of his employment agreement. Accordingly, Mr. Edwards, Ms. Hendricks, Ms. McDonough and Mr. Wilmotte did not participate in the annual Cash Incentive Plan for Fiscal 2025.

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Fiscal 2025 Annual Cash Incentive Financial Performance Measures
The financial performance measures, target values and financial results established by the Compensation and Talent Committee for Fiscal 2025 under the Cash Incentive Plan appear below:

		Fiscal 2025 Award Financial Targets(1)			Year-End Results	NEO Weighted Payout as a % of Target
	Weighting	Threshold	Target	Maximum
		(dollars in millions)
Free Cash Flow	50%	$400.0	$500.0	$600.0	$153.0	0%
Adjusted Operating Income(2)	40%	$468.0	$520.0	$572.0	$91.0	0%
Total Weighted Payout as a % of Target						0%
1.Payouts between threshold and maximum are calculated on an interpolated basis.
2.The performance measures used under the Cash Incentive Plan that were approved at the beginning of the performance period provided for certain non-GAAP adjustments so that performance measures would more consistently reflect underlying business operations as compared to the corresponding GAAP measures. The non-GAAP financial results may differ from those disclosed as adjusted, non-GAAP measures in our public filings as additional items may be excluded in accordance with the terms of our Incentive Plan. These non-GAAP measures and adjustments may also be different from non-GAAP measures and adjustments used by other companies.
The Compensation and Talent Committee believes that free cash flow and operating income are appropriate measures of Company performance since cash flow assesses the amount of cash that the Company generates and operating income assesses profitability, including the effects of our strategic and capital plans. Each of these performance measures also reflect metrics commonly used by investors. For Fiscal 2025, threshold financial performance was not attained with respect to either financial metric, and therefore, the Cash Incentive Plan paid out at 0% of target for these performance measures.
Individualized ESG Goals
Our CSR strategy has always been about focusing our energy and resources where we can make the greatest impact on our world, our community and through our philanthropic work. In Fiscal 2025, 10% of leadership’s target annual cash incentive compensation under the Cash Incentive Plan was tied to individualized ESG goals designed to hold our executives accountable for reducing the impact our operations have on the environment, as well as to incentivize management to foster a more inclusive workforce while continuing to give back to communities and people in need. Actual results can range from 0-200% of target (10% of the annual cash incentive weighting) depending on the level at which executive meets or exceeds, or fails to meet, their ESG objectives. These objectives vary by executive, are not stated in quantitative terms, and a particular weighting is not assigned to any one individual ESG goal. The ESG goals are not established in terms of how difficult or easy they are to attain, but rather, they are used in assessing the overall quality of the individual’s achievement of each applicable ESG objective. For the CEO, individual ESG performance and the corresponding payout percentage is based on the Compensation and Talent Committee’s assessment of his performance against his annual individual ESG goals. The Compensation and Talent Committee then prepares a recommendation to the full Board who considers the Compensation and Talent Committee’s recommendation and approves the final individual ESG performance payout percentage. It was determined by the Compensation and Talent Committee that significant and quantifiable progress was made toward our ESG goals and that Mr. Idol exceeded his Fiscal 2025 ESG objectives. Therefore, the Board determined that the ESG component under the Cash Incentive Plan was attained at the maximum level for Mr. Idol, for a total weighted payout as a percentage of target equal to 20.0%. This determination was reached by considering ESG achievements, including:
•Minimizing negative environmental impacts of our operations by:
◦Reducing Scope 1 & 2 GHG emissions
◦Investing in 78% renewable energy across our own operations
◦Sourcing 93% of leather from Leather Working Group audited tanneries

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◦Engaging with 86% of suppliers (based on production volume) on environmental performance
◦Converting 98% of point-of-sale (POS) packaging to lower-impact options*
•Continuing to give back to communities through:
◦Supporting the Watch Hunger Stop campaign for the 13th year (with 35 million school meals delivered since inception)
◦Continuing support for longtime philanthropic partner God’s Love We Deliver (with 2024 event raising more than $4M)
◦Celebrating the 5th anniversary of The Jimmy Choo Foundation’s partnership with Women for Women International
◦Supporting the Elton John AIDS Foundation Rocket Fund and Clooney Foundation for Justice Albie Awards through the Versace Foundation
*Lower-impact point-of-sale (POS) packaging consists of packaging made from Forest Stewardship Council-certified content, packaging made from certified recycled content and packaging that is widely recyclable.
Fiscal 2025 Annual Cash Incentive Payments
As a result of the above performance, and in accordance with the Cash Incentive Plan, the Compensation and Talent Committee approved the following annual cash incentive payment to Mr. Idol, who was the only NEO to participate in the Cash Incentive Plan, in Fiscal 2025:

Named Executive Officer	Annual Cash Incentive Award as a % of Target	Fiscal 2025 Annual Cash Incentive ($)(1)
John D. Idol	20%	540,000

1.For Mr. Idol, this amount equals 40% of base salary.
Equity Incentive Compensation
The use of equity-based compensation enables us to align the interests of our NEOs with those of our shareholders, reward for performance that is reflected in our share price increases and provides a balance to our annual Cash Incentive Plan which focuses on short-term objectives. Equity that vests over multiple years also fosters a long-term commitment that aids in the retention of our senior executives.
Long-Term Incentive Grant Practices
LTI awards are discretionary and are generally granted to our NEOs and other eligible employees on a regularly scheduled predetermined annual date to align with our annual compensation and performance review process (generally June 15th or the first business day immediately thereafter). In certain circumstances, including upon hiring or promotion, the Compensation and Talent Committee may approve grants to be effective at other times (generally the first business day of the month following such hire or promotion). The Compensation and Talent Committee does not grant LTI awards in anticipation of the release of material non-public information nor does the Company time the release of material non-public information based on LTI award grant dates.
The Company does not currently grant share options to eligible participants in the Incentive Plan. The value of LTI awards is determined based on the closing price of the Company’s shares on the date of grant.
For a description of the timing of equity grants to our independent directors, see “Director Compensation.”
Timing of Awards
As stated above, typically, the target LTI award value with respect to a fiscal year is approved shortly following the end of the fiscal year, and then granted in Q1 of the following fiscal year. This means that the awards captured in our Fiscal 2025 Summary Compensation Table were established based on Fiscal 2024 performance, and granted in June 2024. This is illustrated below in the context of our overall compensation framework.

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	Fiscal Year	Fiscal Year +1	Fiscal Year +2	Fiscal Year +3	Fiscal Year +4	Fiscal Year +5
Base Salary(1)	Paid in cash
Annual Cash Incentive(1)	Performance period	Paid in cash
PRSUs(2)		Fiscal Year award made
		Performance period			0-200% vests(3)
Service period(3)
RSUs(2)		Fiscal Year award made	1/4 vests	1/4 vests	1/4 vests	1/4 vests
Service Period
1.Disclosed in the Fiscal Year Summary Compensation Table.
2.Disclosed in the Fiscal Year+1 Summary Compensation Table. For example, our long-term incentive awards granted in June of a fiscal year relate to an executive’s individual performance and contributions for the prior fiscal year but appear in the Summary Compensation Table in the year of grant which is the following fiscal year.
3.PRSUs vest in the June following the end of the applicable performance period subject to executive’s continued employment with the Company through the vesting date unless the executive dies, becomes permanently disabled or is retirement eligible under the Incentive Plan.
June 2024 Equity Incentives
The equity incentive awards that were made in June 2024 (based on performance in Fiscal 2024) were comprised 100% of time-based RSUs because they were granted during the pendency of the previously proposed merger with Tapestry,Inc., which made it impractical for the Company to establish meaningful long-term financial performance goals. The Compensation and Talent Committee believes it was appropriate to grant solely time-based RSUs in Fiscal 2025 in order to retain executives during a period of uncertainty while still aligning the interests of executives with our shareholders because the value of the RSUs is tied to our share price. Notwithstanding this change, performance-based components continued to represent a significant portion of target direct compensation for the NEOs in Fiscal 2025 (see “—Compensation Design—Compensation Framework”).
The time-based RSUs vest ratably in equal amounts on each of the first four anniversaries of the date of grant. The grant date fair value and percentage of RSUs granted to each NEO in Fiscal 2025 are reflected in the table below. Due to Fiscal 2024 performance below our expectations, the grant date fair value of the long-term incentive awards granted in June 2024 (Fiscal 2025) were reduced by an average of approximately 24.4% for our NEOs from the prior year as set forth in the table below. Despite relating to the prior fiscal year, given the timing of grant, these awards are captured in the Fiscal 2025 Summary Compensation Table as discussed above under “—Timing of Awards”:

Named Executive Officer	Long-Term Incentive Value ($)(1)	Restricted Share Units (RSUs) (%)	Decrease From Prior Year (%)
John D. Idol	7,000,000	100	18
Thomas J. Edwards, Jr.	2,500,000	100	17
Jenna Hendricks	1,250,000	100	29
Krista A. McDonough	1,250,000	100	29
Cedric Wilmotte	2,500,000	100	29

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1.Reflects estimated long-term equity incentive value. Because SEC disclosure rules require that we only include the grant date fair value of share-based long-term equity incentive awards actually granted in the applicable fiscal year, our long-term equity incentive awards made in Fiscal 2025 (June 2024) in respect of Fiscal 2024 performance appear in the Fiscal 2025 Summary Compensation Table. See “Executive Compensation—Summary Compensation Table” for the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions).
June 2025 Equity Incentives
As discussed above, the equity incentive awards that were made in June 2025, following the end of the fiscal year and based on the individual executive’s performance in Fiscal 2025, will be included in our Fiscal 2026 Summary Compensation Table. Due to Fiscal 2025 performance below our expectations, the grant date fair value of the LTI awards granted in June 2025 to eligible NEOs was reduced by an average of 30.4% from the target grant date fair value for such NEOs as set forth in the table below. These LTI awards were granted solely in the form of time-based RSUs with a three year vesting period. The Compensation and Talent Committee believes that an award of solely time-based RSUs was appropriate in light of (i) the challenging business and macroeconomic environment for our industry, including with respect to global trade policies and tariffs that may significantly impact the business, making it difficult to set realistic and sufficiently informed long-term performance goals, (ii) the historical missed performance goals under the PRSU program that caused the program not to have the intended incentive and retentive effect (see “—PRSUs Earned as of the End of Fiscal 2025)”, and (iii) the need to retain critical talent given that variable pay was challenged in the prior year. RSUs also align the interests of executives with our shareholders because the value of the RSUs is tied to our share price. Notwithstanding this, performance-based components continue to represent a significant portion of target direct compensation for the NEOs (see “—Compensation Design—Compensation Framework”). Next year, we anticipate being able to set sufficiently informed multi-year performance goals that are challenging but reasonably attainable and directly linked to the Company’s strategy and objectives, and returning to our prior LTI mix of PRSUs and RSUs.

Named Executive Officer	Long-Term Incentive Value ($)(1)	Restricted Share Units (RSUs) (%)	Decrease From Target(2) (%)
John D. Idol	5,000,000	100	41.2
Jenna Hendricks	1,312,500	100	25.0
Krista A. McDonough	1,312,500	100	25.0
1.Reflects estimated grant date fair value rounded to the nearest whole number. Because SEC disclosure rules require that we only include the grant date fair value of share-based long-term equity incentive awards actually granted in the applicable fiscal year, our long-term equity incentive awards made in Fiscal 2026 (June 2025) in respect of Fiscal 2025 performance will appear in the Fiscal 2026 Summary Compensation Table.
2.Target refers to the applicable NEOs actual LTI award value for Fiscal 2023, as reported in the Summary Compensation Table, in light of the fact that Fiscal 2024 LTI awards were below target as they were granted during the previously pending merger.
PRSUs Earned as of End of Fiscal 2025
2022 PRSUs
As described in our 2022 proxy statement, the Compensation and Talent Committee approved a grant of PRSUs in June 2022 to Mr. Idol, Mr. Edwards, Ms. Hendricks and Ms. McDonough that would vest after three years in June 2025, subject to achievement of pre-established performance goals for the three year performance period commencing on April 3, 2022 (the first day of Fiscal 2023) and continuing through March 29, 2025 (the last day of Fiscal 2025). Vesting was subject to the executive’s continued employment through the June 2025 vesting date, unless the executive officer was retirement eligible, died or became permanently disabled within the meaning of the Incentive Plan. The potential vesting range as a percentage of the target award was 0% to 200%.

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The vesting of the June 2022 PRSU awards was contingent on the level of attainment of our cumulative adjusted free cash flow for the three year performance period. The Compensation and Talent Committee believes that free cash flow is an appropriate measure of Company performance since it assesses profitability and the amount of cash that the Company generates, including the effects of our strategic and capital plans, and reflect metrics commonly used by investors. Relative performance measures are not used given that we believe there are a limited number of companies that are directly comparable to us, with many of our competitors being privately held and not subject to the same disclosure requirements.
Based on our performance against the performance targets, the June 2022 PRSUs, for which the three year performance cycle has been completed as of the end of Fiscal 2025, vested at 0% of the target number of shares underlying the award, as threshold performance was not attained.

	Threshold ($) (in millions)	Target ($) (in millions)	Maximum ($) (in millions)	3-Year Actual Performance at FYE ($)	Actual % Vested
Cumulative Adjusted Free Cash Flow	1,700	1,950	2,200	1,085	0

	PRSUs Awarded (#)	Grant Date Fair Value ($)(1)	PRSUs Vesting (#)	PRSUs Forfeited (#)	Market Value of PRSUs Vested ($)(2)	Market Value of PRSUs Forfeited ($)(2)
John D. Idol	89,644	4,250,022	0	89,644	0	1,559,806
Thomas J. Edwards, Jr.	31,639	1,500,005	0	31,639	0	550,519
Jenna Hendricks	15,819	749,979	0	15,819	0	275,251
Krista McDonough	15,819	749,979	0	15,819	0	275,251
1.The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the fair market value on the date of grant for each award.
2.The amounts reported in this column have been determined based on the fair market value on the date of vesting.
2023 PRSUs
As described in our 2023 proxy statement, the Compensation and Talent Committee approved a grant of PRSUs in June 2023 to Mr. Idol, Mr. Edwards, Ms. Hendricks and Ms. McDonough that would vest after three years in June 2026, subject to achievement of pre-established performance goals measured annually at the end of each fiscal year in the three year performance period commencing on April 2, 2023 (the first day of Fiscal 2023) and continuing through March 28, 2026 (the last day of Fiscal 2026). Vesting is subject to the executive’s continued employment through the June 2026 vesting date, unless the executive officer is retirement eligible or otherwise dies or becomes permanently disabled within the meaning of the Incentive Plan. The potential vesting range as a percentage of the target award is 0% to 200%.
The vesting of the June 2023 PRSU awards is contingent on the level of attainment of our average performance against return on invested capital (ROIC) and free cash flow goals, each weighted 50%, measured annually at the end of each fiscal year in the three year performance period. The annual performance goals in years two and three are set using a standard annual growth rate over the prior year actuals for each year measured. The Compensation and Talent Committee believes that ROIC and free cash flow are appropriate measures of Company performance since they assess profitability and the amount of cash that the Company generates, including the effects of our strategic and capital plans, and reflect metrics commonly used by investors. Relative performance measures are not used given what we believe are a limited number of companies that are directly comparable to us, with many of our competitors being privately held and not subject to the same disclosure requirements.

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COMPENSATION DISCUSSION AND ANALYSIS	TABLE OF CONTENTS
Based on our performance against the performance targets, one-third of the June 2023 PRSUs, for which the annual performance cycle has been completed as of the end of Fiscal 2025, will vest in June 2026 at 21.0% of the annual target number of shares underlying the award.

	Weighting	Target	Actual Performance at FYE	Actual % Earned at FYE
Free Cash Flow	50%	126,000,000	153,000,000	127%
Return on Invested Capital (ROIC)	50%	8.8%	2.1%	0%
				Weighted Average	63.5%
				Actual % of Annual Target Earned	21.0%

	PRSUs Awarded (#)	Grant Date Fair Value ($)(1)	PRSUs Vesting in June 2026 (#)(2)	PRSUs Forfeited (#)(3)	Remaining PRSUs Available for Vesting (#)(4)	Market Value of PRSUs Vesting ($)(5)	Market Value of PRSUs Forfeited ($)(5)
John D. Idol	115,426	4,249,985	7,999	68,182	39,245	162,380	1,384,095
Thomas J. Edwards, Jr.	40,739	1,500,010	0(6)	40,739(6)	0(6)	0(6)	827,002(6)
Jenna Hendricks	23,764	874,990	1,647	14,037	8,080	33,434	284,951
Krista McDonough	23,764	874,990	1,647	14,037	8,080	33,434	284,951
1.The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the fair market value on the date of grant for each award.
2.Reflects PRSUs that will vest in June 2026 based on the level of performance for the two out of three performance periods that have already been completed. Vesting is subject to the executive’s continued employment through the June 2026 vesting date, unless the executive officer is retirement eligible or otherwise dies or becomes permanently disabled within the meaning of the Incentive Plan.
3. 0% of the annual target number of shares for the performance period ended on the last day of fiscal 2024 were earned. Reflects 21.0% of the annual target number of shares with respect to the performance period ended on the last day of Fiscal 2025.
4.Reflects PRSUs at target that remain eligible to vest in June 2026, subject to achievement of pre-established performance goals in Fiscal 2026, which is the third and final year of the three year annual performance period. The potential vesting range as a percentage of the target award is 0% to 200%.
5.The amounts reported in this column have been determined based on $20.30, which is the closing price of the Company’s ordinary shares on the NYSE on March 28, 2025 (the last business day of Fiscal 2025). These amounts do not correspond to the actual value that the applicable NEO may realize from the award.
6.Mr. Edwards forfeited all PRSUs that may otherwise have vested in June 2026 due to his departure from the Company prior to the vesting date.

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TABLE OF CONTENTS	COMPENSATION DISCUSSION AND ANALYSIS
Other Compensation
We maintain broad-based benefits that are provided to all employees. Our NEOs generally participate in the same benefit plans as other eligible full-time employees in the U.S.

Benefit	Key Features
401(k) Plan
•Tax qualified retirement savings plan for U.S. based employees
•Discretionary company contribution of up to 50% of up to a maximum employee contribution of 6% of eligible earnings
•Employee contributions are fully vested immediately
•Company contributions vest ratably over first four years of service; Thereafter, fully vested immediately at contribution

Deferred Compensation Plan
•Available to executive officers and certain other highly compensated employees
•Participants can defer receipt of up to 75% of annual salary and/or 100% of their annual cash incentive to a future distribution date
•Participant deferrals are fully vested on contribution

Other Benefits and Perquisites	•Medical, dental and vision plans •Life insurance •Short- and long-term disability coverage •Paid time-off •Merchandise discounts
Additional CEO Perquisites
•Whole life insurance and term life insurance policy premiums paid by the Company up to $50,000 per annum
•Limited non-business use of the corporate aircraft (treated as taxable income in accordance with the IRS regulations) in accordance with his aircraft time sharing agreement
•Use of an automobile and driver

No tax gross ups are provided on any perquisites. See “Executive Compensation—Summary Compensation Table—All Other Compensation” and “Executive Compensation—Fiscal 2025 Non-Qualified Deferred Compensation Table” for additional information regarding the value of benefit plans and perquisites in Fiscal 2025.
COMPENSATION GOVERNANCE
Role of the Compensation and Talent Committee
The Compensation and Talent Committee is comprised solely of independent directors and is chaired by Jean Tomlin OBE. The Compensation and Talent Committee is responsible for reviewing and approving the CEO’s compensation, including target compensation levels, the corporate goals and objectives on which variable compensation is based, evaluating performance and approving pay outcomes. With respect to the compensation of our other NEOs, the Compensation and Talent Committee reviews such executive officers’ compensation levels and makes recommendations to the full Board for approval. Mr. Idol also makes recommendations to the Compensation and Talent Committee with respect to the compensation levels of the other NEOs given his direct knowledge of their performance and contributions.
The Compensation and Talent Committee meets several times a year (in some cases, multiple times per quarter) and follows a regular calendar of reviewing and approving compensation related matters. In general, our timeline consists of the following:

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COMPENSATION DISCUSSION AND ANALYSIS	TABLE OF CONTENTS

Primary Topics Covered by the Compensation and Talent Committee
Q1
•Approve prior year performance and resulting variable compensation outcomes
•Approve current year incentive compensation performance goals
•Approve target compensation levels for senior executives
•Approve long-term incentive spend, dilution, and future LTI pool

Q2	•Approve annual equity grants for independent directors •Review compensation policies and practices •Review incentive risk assessment •Review compensation consultant independence
Q3	•Review compensation peer group •Review proposed changes to other compensation programs as needed
Q4
•Review compensation philosophy, strategy, and any proposed program changes
•Review market data on compensation levels and practices for senior executives
•Review independent director compensation benchmarking

Role of Consultants and Advisors
The Compensation and Talent Committee has the sole authority to retain or terminate advisers to the Compensation and Talent Committee that assist in the evaluation of the compensation of our NEOs and our directors. In Fiscal 2025, the Compensation and Talent Committee retained WTW as its independent compensation consultant. In this capacity, WTW provides the Compensation and Talent Committee with market data on executive compensation levels and practices at our selected competitors, advises on trends and best practices in the areas of executive compensation and governance, assists in the review and evaluation of our compensation policies and practices, reviews our compensation discussion and analysis, and provides independent advice on director compensation. WTW is prohibited from providing other services to the Company or our management, except at the direction or approval of the Compensation and Talent Committee. In Fiscal 2025, and with the approval of the Compensation and Talent Committee, WTW provided the Company with risk and insurance brokering services, including management and consulting services related to our wholly-owned captive insurance entity, with total fees of approximately $955,373. The Compensation and Talent Committee has determined that its executive compensation consulting team at WTW is independent and that no conflicts exist.
Say On Pay
The Compensation and Talent Committee considers the feedback of our shareholders an important factor in reviewing executive compensation. Management conducts quarterly meetings with our major shareholders following earnings calls, and while executive compensation is not a focal point, these meetings provided a forum for our major shareholders to provide feedback. Additionally, the Compensation and Talent Committee considers the results of our annual advisory say on pay vote when reviewing executive compensation. At our 2024 Annual Meeting of Shareholders, 82.1% of votes were cast in favor of our executive compensation program, demonstrating widespread support for our current programs and practices.
Considerations in Setting Compensation
In assessing executive compensation and approving target pay, the Compensation and Talent Committee bases its decisions on our compensation philosophy, including the following factors:

Individual performance evaluations	Scope and nature of responsibility	Experience	Expected future contributions
Retention concerns	Company and business unit performance	Market data at select competitors	Employment agreement terms

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TABLE OF CONTENTS	COMPENSATION DISCUSSION AND ANALYSIS
One of the factors considered is practices at select competitors where compensation data is available, recognizing that many of our competitors are privately held or traded on a non-U.S. stock exchange and are not subject to the same disclosure requirements as our Company. Given this is just one of several factors considered, we do not target any specific market percentile because our Compensation and Talent Committee believes that NEO compensation should reflect a broader and more holistic perspective, particularly our overall financial performance. This is reflected in both our pay levels and pay mix, with a significant portion of our NEOs’ compensation provided in the form of at-risk variable compensation, which we believe is appropriate given their ability to influence our overall performance and execute our key growth strategies.
The Use of Market Data
Practices at a selection of our competitors who are required to disclose executive compensation are one of the factors considered in assessing and setting the total compensation levels for our NEOs.
Our compensation peer group comprises companies with broadly similar characteristics including:
•Industry focus: retail accessories and/or apparel companies
•Brand value: one or more strong consumer brands
•Relative scale: comparable size with reference to revenue, net income and market capitalization
•General relevance: similar stage of development and subject to similar economic factors
The composition of the peer group is reviewed periodically and is determined by the Compensation and Talent Committee, considering input from WTW, its independent compensation consultant. Following a regular review of the existing peer group by WTW, the Compensation and Talent Committee approved the same 15 company peer group as was used in the prior fiscal year for Fiscal 2025.
Understanding compensation practices at these peer companies listed below enables the Compensation and Talent Committee to understand the relative competitiveness of our compensation in a highly competitive industry and guide compensation decisions in the context of our compensation philosophy.

Compensation Peer Group
Abercrombie & Fitch Co.	Hanesbrands Inc.	Under Armour, Inc.
American Eagle Outfitters, Inc.	Levi Strauss & Co.	Urban Outfitters Inc.
Burberry Group	lululemon athletic inc.	VF Corporation
Columbia Sportswear Company	Deckers Outdoor Corporation	Footlocker Inc.
PVH Corp.	Ralph Lauren Corporation	Tapestry, Inc.
At the time this peer group was determined for the Fiscal 2025 review, Capri Holdings was positioned at the 30th percentile for revenue and 38th percentile for market capitalization.

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COMPENSATION DISCUSSION AND ANALYSIS	TABLE OF CONTENTS
Performance Goal Setting and Assessment
For us to successfully link pay and performance, it is important that performance goals are set appropriately. At the beginning of each fiscal year, we engage in a thorough process to develop an internal annual operating budget. This budget reflects anticipated revenues and expenses for the fiscal year, taking into account known strategic and operational initiatives, informed by prior year performance and broader general industry trends that could impact the business positively or negatively. This internal operating budget is directly related to the guidance that we historically provided to investors at the beginning of the fiscal year. The Compensation and Talent Committee generally aligns target annual cash incentive metrics with the annual operating budget, and establishes ranges for threshold and maximum performance around target, to align pay with performance. See “—Fiscal 2025 Compensation—Incentive Compensation—Fiscal 2025 Annual Cash Incentive.”
Following the conclusion of the fiscal year, the Compensation and Talent Committee determines the degree of achievement in respect of the financial performance goals relative to the pre-established targets based on our final audited financial statements. As part of this determination, the Compensation and Talent Committee has the authority, based on previously approved adjustment guidelines, to make adjustments to the financial performance goals to omit, among other permitted adjustments under the Incentive Plan, the effect of unbudgeted extraordinary items (including increased expenditures resulting from unanticipated strategic events or due to revenues in excess of budget), unusual or infrequently occurring events and transactions (such as acquisitions or business interruption events), and cumulative effects of changes in accounting principles. This ensures that our executives will not be unduly influenced in their decision-making because they would neither benefit nor be penalized as a result of certain unexpected and uncontrollable or strategic events that may positively or negatively affect the performance metrics in the short-term. As a result, adjusted metrics under the Incentive Plan may differ from adjusted financial metrics as disclosed in our public filings. Having reached a determination, the Compensation and Talent Committee recommends that the Board approve performance-based incentives to our executive officers at the corresponding levels, who in turn approve the incentives for each of the NEOs.
Compensation and Risk
The Compensation and Talent Committee periodically reviews with management the design elements of our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking, particularly as it pertains to our NEOs. In conducting this assessment, the Compensation and Talent Committee evaluates a range of factors including pay mix, the range of performance metrics used, the performance goals, ranges and vesting schedules, how performance results are certified, our performance evaluation processes, and our leadership culture and values. In addition, consideration is given to the design of our risk mitigation policies detailed below. See “Compensation and Talent Committee Risk Assessment.”
Clawback Policy
We believe that having the ability to recover compensation in defined situations enables the Company to ensure incentive payments align with the long-term shareholder experience and deters behavior that could harm the business. The Company’s clawback policy complies with NYSE listing standards.

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TABLE OF CONTENTS	COMPENSATION DISCUSSION AND ANALYSIS

Clawback Policy
Covered compensation	•Earned annual cash compensation •Awarded performance-based long-term incentives •Any other compensation based on attaining financial measures
Individuals	•Certain covered employees, which includes NEOs
Triggers
•Accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, including accounting restatement to correct a material error in previously issued financial statements, or that involves an error in the current period that would result in a material misstatement if corrected or left uncorrected

Time horizon	•Three years from the first issuance of such financial results
Recovery of erroneously awarded compensation
•“No fault” basis and must occur (subject to limited exceptions) regardless of whether the covered employee engaged in misconduct or was otherwise involved
•May occur through reimbursement, recoupment, compensation offset, cancelling of equity awards, or any other recovery or remedial action permitted by law
•No indemnification or insurance permitted to fund potential clawback obligations

Related powers
•Employment agreement: Similar powers with respect to the clawback of annual cash incentive compensation paid or awarded in the employment agreement with Mr. Idol (see “Executive Compensation—Employment Agreements with Our Named Executive Officers”)

In addition, our long-term incentive award agreements provide additional protections related to the breach of post-employment covenants, which we view as a necessary element of our incentive program as it deters activities that would likely cause significant competitive harm to our business. The terms provide that all vested share-based awards will be forfeited automatically under the Incentive Plan upon a breach by executive of any of the post-employment covenants such as employee or customer non-solicitation or non-disclosure obligations to which they are subject. The executive would be required to forfeit or repay any compensation previously received on exercise or settlement of the award in connection with any such breach.
A full copy of the Capri Holdings Limited Clawback Policy is included as Exhibit 97 to the Company’s Annual Report on Form 10-K filed with the SEC. No clawback-related actions were required pursuant to our clawback policy or LTI award agreements in Fiscal 2025.
Share Ownership Guidelines
We believe that it is important for our executive officers to have a meaningful ownership stake in our Company in order to further align their financial interests with those of our shareholders, encouraging the creation of sustainable long-term growth. Guidelines are expressed as a multiple of salary, and newly appointed executive officers have five years from their date of hire to accumulate the required level. Compliance is determined annually based on share ownership as of the first day of the fiscal year, using the average share price for the preceding fiscal year. All NEOs were in compliance with their respective guideline as of the measurement date, which was the last day of Fiscal 2025, excluding Mr. Wilmotte who is omitted from the table below due to his separation agreement with the Company.

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COMPENSATION DISCUSSION AND ANALYSIS	TABLE OF CONTENTS

Share Ownership Guidelines and Compliance
Position	Ownership Guideline (Dollar value of shares as a multiple of salary(1)	Compliance
Chief Executive Officer	5.00	✓
Former Chief Financial Officer and Chief Operating Officer	3.00	✓
Chief People Officer	2.00	✓
Chief Legal and Sustainability Officer	2.00	✓
1.Includes vested and unvested time-based RSUs, exercisable options whose strike price is greater than the Company’s share price as of the measurement date and other shares owned in private investment or savings plan accounts for purposes of determining compliance with the guidelines.
If an executive is not in compliance with the share ownership guidelines, they are expected to hold 50% of their after-tax shares as they vest until compliance is attained. For a description of the share ownership guidelines applicable to our non-employee directors, see “Director Compensation—Director Share Ownership Guidelines.”
ADDITIONAL INFORMATION
Severance Protection and Change in Control
In order to attract and retain the services of our NEOs and assure their continued service, the Company entered into employment agreements with each of them that specify the terms of employment, including certain compensation levels and certain severance benefits. For John D. Idol, cash severance pursuant to his employment agreement is equal to two-times the sum of base salary plus the annual cash incentive paid or payable in respect of the most recently completed fiscal year. For Thomas J. Edwards, Jr., Jenna Hendricks and Krista A. McDonough, cash severance pursuant to their respective employment agreements is limited to one-times base salary plus the pro rata annual cash incentive award for the fiscal year in which the date of termination occurs based on the actual level of performance during such fiscal year. For severance benefits paid or payable to Mr. Wilmotte, see “Executive Compensation—Potential Payments Upon Termination of Employment or Change in Control—Severance Benefits—Cedric Wilmotte.”
The Company also entered into Change in Control Continuity Agreements (the “CIC Agreements”) with each of Mr. Edwards, Ms. Hendricks, Ms. McDonough and Mr. Wilmotte in order to encourage the retention and focus of these executives in the event of any potential change in control, and to reflect contemporary market practice. Cash severance for these executives pursuant to the CIC Agreements is equal to two-times the sum of such executive’s annual base salary and target annual cash incentive. The payments and benefits provided under the CIC Agreements are “double trigger” and are not payable upon the termination of the executive officer’s employment for Cause, by a resignation by the executive officer without Good Reason or any termination of the executive officer’s employment prior to a “change in control” (in each case as defined in the CIC Agreements). Mr. Wilmotte’s CIC Agreement terminated in connection with his separation from service from the Company.
No NEO has any right to receive a tax gross up for any “golden parachute” excise tax. We believe the severance benefits provided, which are the result of negotiations between the parties, are commercially reasonable and typical of the rights afforded to similarly situated executives in other companies of similar size operating in the retail accessories and/or apparel industry. For a detailed description of the severance protections contained in each NEO’s employment agreement and the CIC Agreements, and the estimated amounts payable to each NEO in the event of termination or a change in control, see “Executive Compensation—Potential Payments Upon Termination of Employment or Change in Control.”

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TABLE OF CONTENTS	COMPENSATION DISCUSSION AND ANALYSIS
Additional terms related to a change in control are captured in our Incentive Plan provisions, including the accelerated vesting of long-term equity incentive awards upon certain terminations of employment occurring within 24 months following a change in control. For details regarding the effect of termination and change in control on outstanding equity awards, see “Executive Compensation—Potential Payments Upon Termination of Employment or Change in Control—Treatment of Long-Term Equity Incentives Upon Termination or Change in Control.”
Tax and Accounting Considerations
In designing our compensation and benefits programs, the Compensation and Talent Committee reviews and considers the tax treatment of amounts awarded or paid to our executives. We believe it is important that our Compensation and Talent Committee retains flexibility and authority to adjust compensation as needed to address particular circumstances, or unexpected, unusual or non-recurring events, and to attract and retain key executive talent, even if this results in the payment of non-deductible compensation. Accordingly, our Compensation and Talent Committee may recommend payments that are not fully deductible if, in its judgment, such payments are necessary to achieve our compensation objectives and are in the best interests of the Company and its shareholders.
Section 409A of the Code, which governs the form and timing of payment of deferred compensation, imposes a 20% additional tax and an interest penalty on the recipient of deferred compensation that does not comply with Section 409A. The Compensation and Talent Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and intends to structure any non-qualified deferred compensation plans or arrangements (including the Deferred Compensation Plan) to be exempt from or to comply with the requirements of Section 409A.
In addition, each element of the compensation paid to our executives is expensed in our financial statements as required by U.S. GAAP. The financial statement impact of various compensation awards is an important factor that the Compensation and Talent Committee considers in determining the amount, form and design of each pay component for our executives.
Compensation and Talent Committee Report
The Compensation and Talent Committee reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, the Compensation and Talent Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in the proxy statement for the 2025 Annual Meeting of Shareholders and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 29, 2025.

Compensation and Talent Committee	Jean Tomlin OBE (Chair), Marilyn Crouther, Robin Freestone, Mahesh Madhavan and Jane Thompson

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Compensation and Talent Committee Risk Assessment
Management periodically reviews with the Compensation and Talent Committee our compensation policies and practices and evaluates the degree to which the various design elements of our compensation program encourage excessive or inappropriate risk-taking, including by our NEOs. We believe that the various elements of our compensation program discourage imprudent risk taking and are aligned with our strategy and objectives. As a result of its review and evaluation of our Fiscal 2025 compensation program, the Compensation and Talent Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.
The factors evaluated by management and the Compensation and Talent Committee included:
•the overall mix of pay between base salary, short-term and long-term incentives
•the variety of performance metrics used in our performance-based incentive compensation plans
•the range of performance required to earn a payout under performance-based compensation and capped payouts under our Incentive Plan
•the timing of incentive payouts and the vesting schedules and vesting conditions under our Incentive Plan
•our incentive compensation clawback policy
•the balance between the use of time-based and performance-based equity incentives
•share ownership guidelines for our non-employee directors and our executives
•our policy against buying Company shares on margin or engaging in any hedging transactions
•our rigorous management performance evaluation process with an emphasis on core competencies and leadership capabilities
•our leadership and culture that values long-term value creation for our shareholders and strong financial performance
•its certification of all performance results, approval of all performance payouts, and ability to apply discretion as appropriate
When we are developing new compensation programs or modifying existing programs and selecting performance measures for annual and long-term incentives, management and the Compensation and Talent Committee consider the associated risks when making its decisions.

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Executive Compensation
SUMMARY COMPENSATION TABLE
The following table sets forth the compensation earned by, awarded, or paid to each of our named executive officers in Fiscal 2025 for our last three completed fiscal years:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Share Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
John D. Idol Chairman and Chief Executive Officer	2025	1,350,000	—	7,000,000	—	540,000	168,699	9,058,699
	2024	1,350,000	—	8,499,971	—	540,000	146,658	10,536,629
	2023	1,350,000	—	8,500,044	—	4,320,000	161,769	14,331,813
Thomas J. Edwards, Jr. Former Chief Financial Officer and Chief Operating Officer(4)	2025	800,000	1,050,000(5)	2,500,000	—	—	9,900	4,359,900
	2024	800,000	—	3,000,020	—	160,000	9,150	3,969,170
	2023	800,000	—	3,000,010	—	1,280,000	8,700	5,088,710
Jenna Hendricks Chief People Officer	2025	500,000	—	1,250,016	—	—	11,400	1,761,416
	2024	500,000	(6)	1,749,981	—	50,000	17,783	2,317,764
	2023	500,000	—	1,499,958	—	400,000	15,876	2,415,834
Krista A. McDonough Chief Legal and Sustainability Officer	2025	550,000	525,000(7)	1,250,016	—	—	9,900	2,334,916
	2024	550,000	—	1,749,981	—	55,000	9,150	2,364,131
	2023	550,000	—	1,499,958	—	440,000	8,700	2,498,658
Cedric Wilmotte(8) Former Chief Executive Officer - Michael Kors	2025	1,000,000	1,500,000(9)	2,500,000	—	—	11,971	5,011,971
	2024	1,000,000	2,000,000(10)	3,499,999	—	—	—	6,499,999

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EXECUTIVE COMPENSATION	TABLE OF CONTENTS
1.The amounts reported in these columns reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the fair market value on the date of grant for each award. The aggregate grant date fair value is the amount that the Company expects to expense for accounting purposes over the award’s vesting schedule and does not correspond to the actual value that the NEOs will realize from the award. The weighted average assumptions for share-based awards are set forth in Note 17 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2025. The value of the PRSUs included in the amount reported in this column is based on achieving target performance goals and represents 100% of the grant date fair value.
2.The amounts reported in this column were earned under our Cash Incentive Plan for the applicable fiscal year. For a more detailed discussion of our cash incentive program, see “Compensation Discussion and Analysis—Fiscal 2025 Compensation—Incentive Compensation—Fiscal 2025 Annual Cash Incentive.”
3.For each of our NEOs, “All Other Compensation” consists of the payments that are shown in the table below for the applicable fiscal year.
4.Mr. Edwards served as our Chief Financial Officer and Chief Operating Officer during the entirety of Fiscal 2025. His last day with the Company was June 20, 2025.
5.Reflects special retention compensation awarded in Fiscal 2025. To recognize the substantial efforts and time that Mr. Edwards devoted to the previously terminated merger with Tapestry, Inc., and to ensure Mr. Edwards’ continued employment and dedication to the Company following the termination of the merger, the Compensation and Talent Committee approved the grant of a special retention award to Mr. Edwards on November 13, 2024 consisting of (i) a 2025 target retention award in the amount of $800,000, 50% of which was paid on December 13, 2024 and 50% of which was to be paid on June 13, 2025; and (ii) a special performance bonus in the amount of $250,000, paid on December 13, 2024. The target retention award was in lieu of any cash incentive under the Cash Incentive Plan for Fiscal 2025. Mr. Edwards was obligated to repay the Company the special performance bonus in the amount of $250,000 because he terminated his employment with the Company prior to the date that was 12 months from the payment date of such special performance bonus. This amount was repaid by Mr. Edwards in full in connection with his resignation through a reduction in his remaining 50% of the target retention award that would otherwise have been payable by the Company to Mr. Edwards on June 13, 2025. Accordingly, the total amount of the special retention award actually paid to Mr. Edwards was $800,000.
6.On December 15, 2023, following approval by the Compensation and Talent Committee, the Company entered into a letter agreement with Ms. Hendricks pursuant to which Ms. Hendricks was paid certain amounts of compensation in the 2023 calendar year to which she would otherwise have become entitled either (i) in 2024 or (ii) at or in connection with the effective time of the previously contemplated merger with Tapestry, Inc. for the purpose of reducing or eliminating the excise tax imposed under Sections 280G and 4999 of the Code that would be imposed on amounts payable to her in connection with the consummation of the transactions contemplated by the merger agreement and preserving certain compensation-related tax deductions to the Company that might otherwise be disallowed. Specifically, the letter agreement provided for the vesting of 20,333 time-based RSU awards that were otherwise scheduled to vest in 2024 with a value on the date of acceleration of $1,002,010, the payment of the special bonus award in the amount of $500,000 granted to Ms. Hendricks in connection with the transactions contemplated by the merger agreement, and the prepayment of severance of $1,500,000 payable pursuant to the Change in Control Continuity Agreement between Capri and Ms. Hendricks. In connection with the termination of the merger agreement on November 13, 2024, Ms. Hendricks was required to repay the Company $2,000,000 (which equals the gross value of the special bonus award and the prepaid severance which she was not otherwise entitled to once the merger agreement terminated). To recognize the substantial efforts that Ms. Hendricks devoted to the merger, and to ensure her continued employment and dedication to the Company following the termination of the merger, and consistent with the special retention awards granted to certain other NEOs, on November 13, 2024, the Compensation and Talent Committee approved an amendment to the terms of the December 15, 2023 letter agreement to provide that the Company would eliminate Ms. Hendricks’ obligation to repay the Company an amount equal to the special bonus award of $500,000. The elimination of this repayment obligation was in lieu of any cash incentive under the Cash Incentive Plan for Fiscal 2025. Except in limited circumstances, if Ms. Hendricks’ employment terminates prior to December 13, 2025, she will be obligated to pay the Company $250,000. On November 20, 2024, Ms. Hendricks repaid the Company $1,500,000 equal to the prepaid severance.
7.Reflects special retention compensation awarded in Fiscal 2025. To recognize the substantial efforts and time that Ms. McDonough devoted to the previously terminated merger with Tapestry, Inc., and to ensure Mr. McDonough’s continued employment and dedication to the Company following the termination of the merger, the Compensation and Talent Committee approved the grant of a special retention award to Ms. McDonough on November 13, 2024 consisting of (i) a 2025 target retention award in the amount of $275,000, 50% of which was paid on December 13, 2024 and 50% of which was paid on June 13, 2025; and (ii) a special performance bonus in the amount of $250,000, paid on December 13, 2024. The target retention award was in lieu of any cash incentive under the Cash Incentive Plan for Fiscal 2025. Except in limited circumstances, if Ms. McDonough’s employment terminates prior to December 13, 2025, she will be obligated to repay the Company an amount equal to the special performance bonus of $250,000.
8.Mr. Wilmotte was not a NEO for Fiscal 2023.
9.Reflects separation payments to Mr. Wilmotte pursuant to his separation and release agreement. See “—Potential Payments Upon Termination of Employment and Change in Control—Severance Benefits—Cedric Wilmotte.”
10.Pursuant to Mr. Wilmotte’s employment agreement entered into in connection with his hiring, for Fiscal 2024, Mr. Wilmotte’s annual cash incentive was guaranteed at his maximum incentive opportunity and is reflected in the “Bonus” column.

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All Other Compensation

Perquisite	Mr. Idol ($)	Mr. Edwards ($)	Ms. Hendricks ($)	Ms. McDonough ($)	Mr. Wilmotte ($)(4)
Transportation Benefit(1)
2025	22,771	—	—	—	—
2024	30,085	—	—	—	—
2023	5,006	—	—	—	—
401(k) Company Match
2025	9,900	9,900	9,900	9,900	—
2024	9,150	9,150	9,150	9,150	—
2023	8,700	8,700	8,700	8,700	—
Company Paid Life Insurance Premiums
2025	50,000	—	—	—	—
2024	50,000	—	—	—	—
2023	50,000	—	—	—	—
Other
2025	86,028 (2)	—	1,500(3)	—	11,971
2024	57,423(2)	—	8,633(3)	—	—
2023	98,063(2)	—	7,176(3)	—	—
1.Represents the value of an automobile and driver provided on behalf of the Company to Mr. Idol for all fiscal years presented.
2.Represents (i) a foreign tax credit in the amount of $3,040 for Fiscal 2025, $2,843 for Fiscal 2024 and $1,874 for Fiscal 2023 and (ii) the aggregate incremental cost associated with personal use of the Company aircraft in the amount of $82,988 for Fiscal 2025, $54,580 for Fiscal 2024 and $96,189 for Fiscal 2023 for Mr. Idol.
3.Represents clothing allowance for Ms. Hendricks.
4.Mr. Wilmotte was not a NEO for Fiscal 2023. Amounts in “Other” represent reimbursement for professional tax preparation expenses.

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FISCAL 2025 GRANTS OF PLAN-BASED AWARDS
The following table sets forth information on potential payment opportunities in respect of Fiscal 2025 performance under our annual Cash Incentive Plan and equity awards granted during Fiscal 2025 under our Incentive Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Share and Option Awards ($)(2)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum(($)	Threshold (#)	Target (#)	Maximum (#)
John D. Idol	RSUs	6/17/24	—	—	—	—	—	—	218,750	—	—	7,000,000
	Annual Cash Incentive Plan(3)	—	—	2,700,000	5,400,000	—	—	—	—	—	—	—

Thomas J. Edwards, Jr.	RSUs	6/17/24	—	—	—	—	—	—	78,125	—	—	2,500,000
	Annual Cash Incentive Plan(3)	—	—	800,000	1,600,000	—	—	—	—	—	—	—

Jenna Hendricks	RSUs	6/17/24	—	—	—	—	—	—	39,063	—	—	1,250,016
	Annual Cash Incentive Plan(3)	—	—	250,000	500,000	—	—	—	—	—	—	—

Krista A. McDonough	RSUs	6/17/24	—	—	—	—	—	—	39,063	—	—	1,250,016
	Annual Cash Incentive Plan(3)	—	—	275,000	550,000	—	—	—	—	—	—	—

Cedric Wilmotte	RSUs	6/17/24	—	—	—	—	—	—	78,125	—	—	2,500,000
	Annual Cash Incentive Plan(3)	—	—	1,000,000	2,000,000	—	—	—	—	—	—	—
1.The share-based awards reflected in this column were granted on June 17, 2024 and will vest in 1/4 installments on each of the first four anniversary dates following the grant date, subject to the NEO’s continued employment with the Company through the vesting date, unless the executive officer dies, becomes permanently disabled or is retirement eligible under the Incentive Plan. All unvested equity held by each of Mr. Edwards and Mr. Wilmotte following the June 2025 vesting date was forfeited in connection with their respective separation from service.
2.The amounts reported in these columns reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the fair market value on the date of grant for each award. The aggregate grant date fair value is the amount that the Company expects to expense for accounting purposes over the award’s vesting schedule and does not correspond to the actual value that the NEOs will realize from the award. The weighted average assumptions for share-based awards are set forth in Note 17 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2025.
3.Represents the range of possible cash payouts for Fiscal 2025 under the Cash Incentive Plan if performance metrics were attained at varying levels. If performance falls below the pre-established thresholds, the payout is $0. See “Compensation Discussion and Analysis—Fiscal 2025 Compensation—Incentive Compensation—Fiscal 2025 Annual Cash Incentive” for more information regarding cash incentive awards. Amounts actually earned for Fiscal 2025 are set forth in the Summary Compensation Table above.

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EMPLOYMENT AGREEMENTS WITH OUR NAMED EXECUTIVE OFFICERS
John D. Idol
John D. Idol is employed pursuant to an employment agreement with the Company. Mr. Idol is not subject to a fixed term contract and his employment will continue pursuant to the employment agreement unless terminated by either party.
Pursuant to terms of his employment agreement, Mr. Idol serves as our Chairman and Chief Executive Officer, reporting to the Board of Directors. We must use best efforts to cause Mr. Idol to be appointed or elected to the position of Chairman of the Board. Upon termination of his employment for any reason, Mr. Idol will immediately resign from the Board and from other officer and director positions with the Company and its subsidiaries.
Mr. Idol is entitled to receive an annual base salary of at least $1.35 million. In addition, Mr. Idol is eligible to receive a cash incentive in accordance with, and subject to the terms and conditions of, our then existing Cash Incentive Plan which is a component of the Incentive Plan
The annual cash incentive payment is equal to a percentage of Mr. Idol’s then-current base salary with the incentive levels set at 0% for performance below established thresholds and 200% target – 400% maximum. Mr. Idol’s actual annual cash incentive will be interpolated based on the actual level of attainment with performance components, measures and target values established by the Compensation and Talent Committee. Except in limited circumstances, Mr. Idol must be employed by us on the date that the annual cash incentive is actually paid, which will be the same date that annual cash incentives are paid to our other senior executives that participate in the Cash Incentive Plan.
Mr. Idol will not accrue any vacation but he is entitled to take unlimited vacation so long as the vacation time does not interfere with his ability to complete his obligations under his employment agreement. Mr. Idol is entitled to participate in all employee benefit plans and programs generally available to our senior executives, including, without limitation, health and 401(k) plans, deferred compensation plans and long-term equity incentive compensation plans. We pay the premiums, up to a maximum of $50,000 per annum in the aggregate, for Mr. Idol’s approximately $5.0 million whole life insurance and $500,000 term life insurance policy. We also provide Mr. Idol with an automobile and driver for transportation to and from our offices and for business purposes as provided for in his employment agreement, and Mr. Idol is entitled to use our corporate aircraft in accordance with his Aircraft Time Sharing Agreement.
Mr. Idol has also agreed that during the term of his employment agreement he will not engage in or carry on any “Competitive Business” (as defined in his employment agreement); provided that he may own 10% or less in a Competitive Business as a passive investor so long as he does not manage or exercise influence or control over such business.
Pursuant to his employment agreement, to the extent permitted by law and our by-laws or other governing documents, we will indemnify Mr. Idol with respect to any claims made against him as an officer, director or employee of the Company or any subsidiary, except for acts taken in bad faith or in breach of his duty of loyalty to the Company. During the term of his employment agreement and for as long thereafter as is practicable, we agreed that Mr. Idol will be covered under a directors and officers liability insurance policy with coverage limits in amounts no less than that which we maintained as of the date of his employment agreement.
Mr. Idol has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company and Mr. Idol remains obligated to maintain the confidentiality of our proprietary information. For two years after termination of his employment, Mr. Idol has agreed not to hire any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.

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Thomas J. Edwards, Jr.
Thomas J. Edwards, Jr. was employed as our Chief Financial Officer and Chief Operating Officer pursuant to an employment agreement with the Company until his departure on June 20, 2025.
Pursuant to his employment agreement, Mr. Edwards was entitled to receive a base salary of $800,000 per year. Mr. Edwards was eligible to receive an annual cash incentive based on a percentage of his then-current base salary (with the incentive levels set at 0% for below threshold performance –100% target – 200% maximum) interpolated based on actual level of attainment in accordance with the terms of our Cash Incentive Plan. Mr. Edwards was also able to participate in all of our other benefit plans and programs, including, without limitation, health and 401(k) plans, deferred compensation plans and long-term equity incentive compensation plans.
Mr. Edwards is obligated to maintain the confidentiality of our proprietary information and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. Mr. Edwards has also agreed not to hire, for a two-year period following the termination of his employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.
Jenna Hendricks
Jenna Hendricks is employed as our Chief People Officer pursuant to an employment agreement with the Company. Ms. Hendricks is not subject to a fixed term contract and her employment will continue pursuant to the employment agreement unless terminated by either party.
Ms. Hendricks receives a base salary of $500,000 per year. Ms. Hendricks is eligible to receive an annual cash incentive based on a percentage of her then-current base salary (with incentive levels set at 0% for below threshold performance – 50% target – 100% maximum) interpolated based on actual level of attainment in accordance with the terms of our Cash Incentive Plan. Ms. Hendricks is also able to participate in all of our other benefit plans and programs, including, without limitation, health and 401(k) plans, deferred compensation plans and long-term equity incentive compensation plans.
Ms. Hendricks receives an annual clothing allowance in the amount of $10,000 plus an additional clothing allowance of $15,000 for use at any time during the term.
Ms. Hendricks is obligated to maintain the confidentiality of our proprietary information and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. Ms. Hendricks has also agreed not to hire, for a two-year period following the termination of her employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.
Krista A. McDonough
Krista A. McDonough is employed as our Chief Legal and Sustainability Officer pursuant to an employment agreement with the Company. Ms. McDonough is not subject to a fixed term contract and her employment will continue pursuant to the employment agreement unless terminated by either party.
Ms. McDonough receives a base salary of $550,000 per year. Ms. McDonough is eligible to receive an annual cash incentive based on a percentage of her then-current base salary (with incentive levels set at 0% for below threshold performance – 50% target – 100% maximum) interpolated based on actual level of attainment in accordance with the terms of our Cash Incentive Plan. Ms. McDonough is also able to participate in all of our other benefit plans and programs, including, without limitation, health and 401(k) plans, deferred compensation plans and long-term equity incentive compensation plans.
Ms. McDonough is obligated to maintain the confidentiality of our proprietary information and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. Ms. McDonough has also agreed not to hire, for a two-year period following the termination of her employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.

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Cedric Wilmotte
Cedric Wilmotte entered into an employment agreement with the Company, effective as of April 3, 2023, pursuant to which he was appointed as Chief Executive Officer of Michael Kors. Mr. Wilmotte’s employment with the Company ended on November 26, 2024, and he remained on a paid garden leave with benefits through March 29, 2025. In connection with Mr. Wilmotte’s separation from service, he and the Company entered into a separation and release agreement (the “Wilmotte Separation Agreement”). For a description of the Wilmotte Separation Agreement and a summary of the payments and benefits provided for thereunder see “—Potential Payments Upon Termination of Employment and Change in Control—Severance Benefits—Cedric Wilmotte.”
OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END
The following table sets forth unexercised and unvested share options and other share-based awards that were outstanding as of the end of Fiscal 2025 for each named executive officer:

	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Yet Vested (#)(1)	Market Value of Shares or Units of Shares That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
John D. Idol	61,249	—	67.52	6/15/2025	—	—	—	—
	—	—	—	—	319,845	6,492,854	—	—
	—	—	—	—	—	—	27,622	560,727
Thomas J. Edwards, Jr.	12,250	—	67.52	6/15/2025	—	—	—	—
	—	—	—	—	40,262	817,319	—	—
	—	—	—	—	—	—	—	—
Jenna Hendricks	—	—	—	—	62,159	1,261,828	—	—
	—	—	—	—	—	—	5,687	115,446
Krista McDonough	4,900	—	67.52	6/15/2025	—	—	—	—
	—	—	—	—	62,159	1,261,828	—	—
	—	—	—	—	—	—	5,687	115,446
Cedric Wilmotte	—	—	—	—	51,218	1,039,725	—	—
1.The unvested RSUs in this column vest annually on the anniversary of the date of grant over a three or four year period depending on the terms of the applicable award agreement, and subject to the NEO’s continued employment with the Company through the vesting date, unless the executive officer dies, becomes permanently disabled or is retirement eligible under the Incentive Plan. For Mr. Edwards and Mr. Wilmotte, the number of RSUs in this column reflect unvested RSUs as of the last day of the fiscal year that vested in June 2025. All other unvested RSUs were forfeited by each of Mr. Edwards and Mr. Wilmotte in connection with their respective separation from service.
2.The aggregate market or payout value of unvested or unearned shares is based on $20.30, which is the closing price of the Company’s ordinary shares on the NYSE on March 28, 2025 (the last business day of Fiscal 2025).

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3.Reflects unearned PRSUs granted in June 2023 that will vest after three years subject to attainment of pre-established annual performance goals and subject to the NEO’s continued employment with the Company through the vesting date, unless the executive officer dies, becomes permanently disabled or is retirement eligible under the Incentive Plan. Mr. Edwards forfeited his right to vest in any unvested PRSUs as of his last day of employment, and Mr. Wilmotte did not have any PRSU awards. The actual number of PRSUs earned at the end of the three year period ranges from 0% of the target number of shares originally awarded (for performance below established thresholds) to up to 200% of the target number of shares for maximum performance (interpolated based on actual level of attainment in accordance with the terms of our Incentive Plan). The number of unearned PRSUs reported in this column is based on actual performance for measurement periods that have been completed as of the last day of the fiscal year but have not yet vested, and based on threshold performance, which represents 50% of the remaining shares originally subject to the award, for measurement periods that have not yet been completed. This column excludes PRSUs granted in June 2022 with a measurement period ending March 29, 2025 and a vesting date in June 2025 as performance was below established thresholds and no shares were eligible to be earned as of the end of the fiscal year.

Option Exercises and Shares Vested During Fiscal 2025

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John D. Idol	—	—	115,377	3,593,357
Thomas J. Edwards, Jr.	—	—	38,969	1,247,008
Jenna Hendricks(1)	—	—	—	—
Krista A. McDonough	—	—	20,333	650,656
Cedric Wilmotte	—	—	31,686	1,013,952
1.Pursuant to the previously disclosed letter agreement with Ms. Hendricks, time-based RSUs that were otherwise scheduled to vest in Fiscal 2025 were vested in 2024 for purposes of reducing or eliminating the excise tax imposed under Sections 280G and 4999 of the Code and preserving certain compensation related tax deductions to the Company that might otherwise have been disallowed. Accordingly, Ms. Hendricks did not have any share awards vest in Fiscal 2025. See “Compensation Discussion and Analysis—Executive Summary—Terminated Merger Agreement—Letter Agreement with Ms. Hendricks.”
Fiscal 2025 Non-Qualified Deferred Compensation

Name	Executive Contributions ($) in Last FY(1) (2025)	Registrant Contributions ($) in Last FY(2) (2025)	Aggregate Earnings/(Losses) ($) in Last FY(3) (2025)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance ($) at Last FYE (2025)(4)
John D. Idol	—	—	—	—	—
Thomas J. Edwards, Jr.	—	—	—	—	—
Jenna Hendricks	—	—	18,159	—	290,298
Krista A. McDonough	—	—	5,234	(83,650)	176,202
Cedric Wilmotte	—	—	—	—	—
1.Commencing in January 2024 and for the duration of the calendar year, executives were unable to contribute the Deferred Compensation Plan due to the previously contemplated merger with Tapestry, Inc.
2.The Company did not make any matching contributions to the accounts of employees in the Deferred Compensation Plan in Fiscal 2025.
3.Amounts shown in this column represent total investment earnings (losses) under the Deferred Compensation Plan. The Deferred Compensation Plan does not pay above-market or preferential earnings on compensation that is deferred, and the amounts shown in this column are not reported as compensation in the Summary Compensation Table.

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4.The aggregate balance in this column includes contributions, net of withdrawals and distributions, and total investment earnings (losses) for each NEO under the Deferred Compensation Plan in Fiscal 2025. Amounts shown in this column include amounts that were reported as compensation in the Summary Compensation Table to the extent that such amounts were contributed by the executive or the Company but not to the extent that such amounts represent earnings (losses). See Note (3) above.
See “Compensation Discussion and Analysis—Fiscal 2025 Compensation—Other Compensation” for a description of the Deferred Compensation Plan.
Potential Payments Upon Termination of Employment or Change in Control
Severance Benefits
John D. Idol
Mr. Idol’s employment agreement continues until it is terminated in accordance with its terms. Mr. Idol agreed not to terminate his employment for any reason (other than Good Reason (as defined in his employment agreement)) without giving the Company at least six months’ notice.
Mr. Idol’s employment agreement will terminate upon Mr. Idol’s death or “Total Disability” (as defined in his employment agreement) or with Good Reason, subject to certain notice and cure rights. We may terminate Mr. Idol’s employment for Cause (as defined in his employment agreement) upon 10 days’ advance written notice, subject to Mr. Idol having certain rights to meet with the Board, and a majority of the Board must approve his dismissal.
If Mr. Idol’s employment is terminated by us without Cause or by him for Good Reason, he will be entitled to receive a pro rata portion of his annual cash incentive (as described under “—Employment Agreements with Our Named Executive Officers—John D. Idol”) that would have been payable in respect of the fiscal year, or part fiscal year, as of the date of termination plus severance equal to two times (i) the sum of his then-current base salary and (ii) the annual cash incentive paid or payable to him with respect to the Company’s last full fiscal year, payable in a single lump sum within 30 days following termination as well as payment of any accrued benefits including earned but unpaid base salary, cash incentives and reimbursement of any reimbursable expenses incurred prior to the termination date. If Mr. Idol dies or has a Total Disability, in addition to the accrued benefits referenced above, Mr. Idol (or his estate, as applicable) is entitled to a pro rata portion of his cash incentive that would have been payable to Mr. Idol in respect of such fiscal year as of the date of death or Total Disability. He would also be entitled to a benefit under his whole life insurance policy (currently valued at approximately $5.0 million) and his term life insurance policy (currently valued at approximately $500,000) upon termination due to death. In the event Mr. Idol is terminated for Cause, he is not entitled to receive any compensation or benefits other than for accrued benefits (including base salary earned but not yet paid, vested equity, his annual cash incentive with respect to any performance period that has been completed prior to the termination date, and such other accrued obligations as defined in his employment agreement).
“Good Reason” is defined in Mr. Idol’s employment agreement as:
•the assignment of duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities of his title or position,
•the Company’s failure to perform substantially any material term of his employment agreement and such failure, if curable, is not cured within 30 days after the Company receives notice of the breach,
•his office is relocated more than 50 miles from his then-current office,
•the employment agreement is not assumed by any successor-entity to the Company following a change in control (as defined in the Incentive Plan),
•his duties or responsibilities are significantly reduced, except with respect to any corporate action initiated or recommended by him and approved by the Board, including any succession planning initiated and recommended by him,
•he is involuntarily removed from the Board (other than in connection with a termination for Cause, voluntary termination without Good Reason, death or Total Disability), or

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•subject to the terms of the employment agreement, the Board is managing the day-to-day operations of the Company and, after receipt of written notice from him and sufficient time to cease such involvement, the Board continues to do so.
“Cause” is defined in Mr. Idol’s employment agreement as Mr. Idol’s:
•gross negligence, willful misconduct or dishonesty in performing his duties,
•conviction of a felony (other than a felony involving a traffic violation),
•commission of a felony involving fraud or other business crime against the Company or any of its subsidiaries, or
•breach of the no-hire, confidentiality or non-compete covenants contained in his employment agreement if such breach, if curable, is not cured within 30 days after written notice of such breach.
Thomas J. Edwards, Jr.
Mr. Edwards’ employment agreement continued until it was terminated in accordance with its terms in connection with Mr. Edwards’ departure on June 20, 2025.
Under the terms of his employment agreement, if Mr. Edwards’ employment was terminated by us without Cause (as defined in his employment agreement) or by Mr. Edwards for Good Reason (as defined in his employment agreement), he would have been entitled to 12-months of base salary continuation at his then-current base salary payable in equal installments over such one-year period consistent with our payroll practice, continuation of medical, dental and vision benefits for that same period, and his prorated annual cash incentive for the fiscal year in which the termination date occurs, subject to his execution of a release of claims.
“Good Reason” was defined in Mr. Edwards’ employment agreement as:
•a significant reduction of his duties or responsibilities relating to his position except with respect to any action initiated or recommended by him and approved by the Company,
•the assignment to him of duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities of his position,
•a reduction in base salary,
•his office is relocated more than 50 miles from its location immediately prior to such relocation, or
•a material breach by the Company of its obligations under his employment agreement, in each case, that the Company has failed to cure (as determined by the Company acting in good faith) within 30 days following notice.
“Cause” was defined in Mr. Edwards’ employment agreement as Mr. Edwards’:
•gross negligence, willful misconduct or dishonesty in performing his duties,
•conviction of a felony (other than a felony involving a traffic violation),
•commission of a felony involving a fraud or other business crime against the Company, or
•material breach of the confidentiality, non-solicit and non-disparagement covenants contained in his employment agreement; provided that, if such breach is curable, Mr. Edwards shall have an opportunity to correct such breach within 30 days following notice.

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Jenna Hendricks
Ms. Hendricks employment agreement continues until it is terminated in accordance with its terms. Ms. Hendricks has agreed not to terminate her employment for any reason (other than Good Reason (as defined in her employment agreement)) without giving the Company at least 90 days’ notice.
If Ms. Hendricks’ employment is terminated by us without Cause (as defined in her employment agreement) or by Ms. Hendricks for Good Reason (as defined in her employment agreement), she will be entitled to 12-months of base salary continuation at her then-current base salary payable in equal installments over such one-year period consistent with our payroll practice, continuation of medical, dental and vision benefits for that same period, and her prorated annual cash incentive for the fiscal year in which the termination date occurs, subject to her execution of a release of claims.
“Good Reason” is defined in Ms. Hendricks’ employment agreement as:
•a significant reduction of her duties or responsibilities relating to her position except with respect to any action initiated or recommended by her and approved by the Company,
•the assignment to her of duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities of her position,
•a reduction in base salary,
•her office is relocated more than 50 miles from its location immediately prior to such relocation, or
•a material breach by the Company of its obligations under her employment agreement, in each case, that the Company has failed to cure (as determined by the Company acting in good faith) within 30 days following notice.
“Cause” is defined in Ms. Hendricks’ employment agreement as Ms. Hendricks’:
•gross negligence, willful misconduct or dishonesty in performing her duties,
•conviction of a felony (other than a felony involving a traffic violation),
•commission of a felony involving a fraud or other business crime against the Company, or
•material breach of the confidentiality, non-solicit and non-disparagement covenants contained in her employment agreement; provided that, if such breach is curable, Ms. Hendricks shall have an opportunity to correct such breach within 30 days following notice.
Krista A. McDonough
Ms. McDonough’s employment agreement continues until it is terminated in accordance with its terms. Ms. McDonough has agreed not to terminate her employment for any reason (other than Good Reason (as defined in her employment agreement)) without giving the Company at least 90 days’ notice.
If Ms. McDonough’s employment is terminated by us without Cause (as defined in her employment agreement) or by Ms. McDonough for Good Reason (as defined in her employment agreement), she will be entitled to 12-months of base salary continuation at her then-current base salary payable in equal installments over such one-year period consistent with our payroll practice, continuation of medical, dental and vision benefits for that same period, and her prorated annual cash incentive for the fiscal year in which the termination date occurs, subject to her execution of a release of claims.
“Good Reason” is defined in Ms. McDonough’s employment agreement as:
•a significant reduction of her duties or responsibilities relating to her position except with respect to any action initiated or recommended by her and approved by the Company,
•the assignment to her of duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities of her position,

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•a reduction in base salary,
•her office is relocated more than 50 miles from its location immediately prior to such relocation, or
•a material breach by the Company of its obligations under her employment agreement, in each case, that the Company has failed to cure (as determined by the Company acting in good faith) within 30 days following notice.
“Cause” is defined in Ms. McDonough’s employment agreement as Ms. McDonough’s:
•gross negligence, willful misconduct or dishonesty in performing her duties,
•conviction of a felony (other than a felony involving a traffic violation),
•commission of a felony involving a fraud or other business crime against the Company, or
•material breach of the confidentiality, non-solicit and non-disparagement covenants contained in her employment agreement; provided that, if such breach is curable, Ms. McDonough shall have an opportunity to correct such breach within 30 days following notice.
Cedric Wilmotte
On November 26, 2024, Mr. Wilmotte was terminated without “Cause” as defined in his employment agreement. In connection with Mr Wilmotte’s separation of employment with the Company, the Company and Mr. Wilmotte entered into the Wilmotte Separation Agreement, which provided that (i) from the separation date through March 29, 2025 Mr. Wilmotte remained on a paid garden leave with benefits and be available as needed to answer questions and provide transition services; (ii) pursuant to the terms of his employment agreement, continuation of his base salary ($1,000,000) and medical, dental and insurance benefits for a one (1) year period commencing on March 30, 2025, which amounts are payable in substantially equal installments in accordance with the normal payroll practices of the Company, plus his target annual cash incentive payment ($1,000,000) for Fiscal 2025, paid in a lump sum at the same time as the Fiscal 2025 annual cash incentive is paid to similarly situated executives in June 2025; and (iii) a cash payment in the amount of $500,000 which was paid in a lump sum following the effective date of his separation and release agreement. All separation payments were, or will be, made less applicable tax withholdings and other payroll deductions.
The Wilmotte Separation Agreement also contains a mutual release of claims, mutual non-disparagement provisions, and require that Mr. Wilmotte comply with confidentiality and non-solicitation restrictive covenants.
Change in Control Benefits
Generally
As a general matter, we do not provide our NEOs with any single-trigger change in control payments or benefits. If a change in control were to have occurred on March 29, 2025, and none of our NEOs had a qualifying termination event, there would have been no payments due to our named executive officers under their respective agreements or the Incentive Plan (assuming assumption of the agreements and awards (or substitution of the awards on a substantially equivalent basis) by the successor-entity to the Company following a change in control).
Employment or Similar Agreements
Pursuant to his employment agreement, Mr. Idol may resign for Good Reason if his employment agreement is not assumed by the successor-entity to the Company following a change in control and he would be entitled to the severance benefits described under “—Severance Benefits—John D. Idol” above.

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Jenna Hendricks and Krista A. McDonough are entitled, and prior to his departure Mr. Edwards was entitled (together, the “CIC Executive Officers”), to severance protections pursuant to their respective CIC Agreements. The CIC Agreements provide for an initial two-year term that will renew automatically for additional years commencing on the first anniversary of the effective date and each annual anniversary thereafter, unless notice of nonrenewal is provided. The CIC Agreements become effective on a change in control of the Company and remain in effect for a two-year protected period thereafter. During such two-year period, each of the CIC Executives would generally be entitled to compensation and benefits consistent with those applicable prior to the change in control, and if the CIC Executive’s employment is terminated by the Company without Cause (as defined in the CIC Agreement) (and other than by reason of death or disability) or by the CIC Executive for Good Reason (as defined in the CIC Agreement), the CIC Executive would be entitled to receive the following payments and benefits, subject to an effective release of claims against the Company and its affiliates: (i) an amount equal to two-times the sum of such CIC Executive’s annual base salary and target annual cash incentive; (ii) a prorated target annual cash incentive for the portion of the Company’s fiscal year elapsed prior to the date of termination; (iii) a payment equal to the cost of the monthly COBRA premiums for group health care plan coverage for a period of 24 months; and (iv) outplacement services up to a maximum cost of $25,000. If the CIC Executive’s employment is terminated during the protected period following a change in control due to death or disability, the CIC Executive would not be entitled to the benefits described above, but would be entitled to receive a prorated annual cash incentive based on such CIC Executive’s target annual cash incentive opportunity and death or disability benefits not less than those provided prior to the change in control. The payments and benefits under the CIC Agreements will be reduced to the extent that they would be subject to an excise tax under Sections 280G and 4999 of the Code, unless the CIC Executive would be better off on an after-tax basis receiving all such payments and benefits and paying their own excise tax. The CIC Agreements do not provide for an excise tax gross-up and include perpetual confidentiality and non-disparagement covenants, and non-solicitation covenants that apply while the CIC Executive is employed and for two years thereafter.
“Good Reason” is defined in the CIC Agreements as actions taken by the Company resulting in a material negative change in the employment relationship which includes:
•the assignment to CIC Executive of duties or responsibilities that are inconsistent in any material respect with CIC Executive’s position, a material diminution in CIC Executive’s position, or a material diminution in the budget over which CIC Executive retains authority,
•a material diminution in the duties of the person to whom CIC Executive is required to report, including a requirement that CIC Executive report to an officer other than the Chief Executive Officer of the Company (or, if the Company is not the ultimate parent entity of the Company and is not publicly traded, the Chief Executive Officer of the ultimate parent of the Company),
•failure to provide, in all material respects, any elements of compensation and benefits required to be provided to CIC Executive, including any decrease in annual base salary,
•requiring CIC Executive to be based at any office or location 50 miles or more from CIC Executive’s then-current location, or
•any other action or inaction that constitutes a material breach by the Company of the CIC Agreement, including any failure by the Company to require any successor to assume the CIC Agreement.

“Cause” is defined in the CIC Agreements in a manner generally consistent with the definition of Cause in each CIC Executive’s employment agreement.

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Incentive Plan
Under the Company’s Incentive Plan, there is no single-trigger accelerated vesting of any awards issued, unless the successor company does not assume (or substitute on a substantially equivalent basis) the awards. In the event of a change in control of the Company, with respect to each outstanding award under the Incentive Plan, such outstanding award will, except as otherwise set forth in the Incentive Plan, continue in effect, or be assumed or an equivalent award substituted by a successor company, and the portion of any such award subject to performance-based vesting (including, without limitation, any PRSUs) will have any performance goals or other performance-based conditions deemed to be achieved at the target level of performance and any performance period deemed to have expired, but will continue to be subject to time-based vesting in accordance with the same time-based vesting schedule that applied to the award immediately prior to the change in control without any performance-based condition. Except as otherwise provided in an individual award agreement, in the event of a change in control in which the successor assumes, substitutes or continues an award, if executive’s employment is terminated by us without Cause or by the executive for Good Reason (each as defined in the applicable award agreement which refers to the definition in the Company's employment or similar agreement with executive) within 24 months following a change in control, all unvested share options will immediately vest and become fully exercisable for a two-year period (or, if earlier, the expiration date set forth in the applicable award agreement) and all unvested RSUs will fully vest and all restrictions, limitations and conditions will lapse.
A “change in control” is generally defined in the CIC Agreements and Incentive Plan as:
•during any 24-month period, the individuals serving on the Board cease to comprise a majority of the Board,
•the acquisition by a third party of securities representing 30% or more of the voting power of the Company,
•the consummation of a merger, consolidation or similar corporate transaction that requires approval of the Company’s shareholders, unless: (i) more than 50% of the voting power is retained by the holders of the voting securities immediately prior to the transaction, (ii) no person acquires securities of the Company representing more than 30% of the total voting power of the Company, and (iii) at least a majority of the directors on the Board were the same as those serving immediately prior to the transaction, or
•the shareholders of the Company approve a complete liquidation of the Company or sale of substantially all of the assets of the Company.
No Tax Gross Ups
No named executive officer has any right to receive a “gross up” for any excise tax imposed by Section 4999 of the Code, or any other U.S. federal, state or local income tax.

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Treatment of Long-Term Equity Incentives Upon Termination or Change in Control
In general, unless stated otherwise in an employment agreement or individual award agreement, the share options and other share-based awards granted to our NEOs under the Incentive Plan would have been treated as follows in the event of termination or change in control in Fiscal 2025:

Reason for Termination	Impact on Equity Awards
Voluntary by Executive (No Grounds for Company to Terminate for Cause)	•Unvested share options, RSUs and PRSUs are forfeited •Vested share options are exercisable for 30 days following termination
By Company without Cause	•Unvested share options, RSUs and PRSUs are forfeited •Vested share options are exercisable for 90 days following termination
By Company for Cause	•Vested but unexercised share options and unvested share options are forfeited and unvested RSUs and PRSUs are forfeited
Death or Disability
•All unvested share options and RSUs will vest in full and unvested PRSUs will vest at target
•Vested share options are exercisable by executive or beneficiary (as applicable) for one year following death or disability (or, if earlier, the expiration date set forth in the applicable award agreement)

Retirement (at least age 60 plus at least 10 years of service)
•Unvested share options and RSUs will continue to vest on the applicable vesting schedule
•Unvested PRSUs will vest at the end of the performance period based on actual performance on a pro rata basis based on the number of completed months worked during the performance period
•Vested share options are exercisable for four years following retirement (or, if earlier, the expiration date set forth in the applicable award agreement)

Termination on (or within 24 months of) Change in Control by Company without Cause or by Executive with Good Reason
•Vesting of unvested share options will be accelerated and remain fully exercisable for a two-year period (or, if earlier, the expiration date set forth in the applicable award agreement)
•Unvested RSUs will fully vest and all restrictions, limitations and conditions will lapse

Change in Control without Termination
•There is no single-trigger accelerated vesting of any awards issued to date, unless the successor corporation does not assume (or substitute on a substantially equivalent basis) the awards
•Unvested PRSUs will vest at target and any performance conditions and performance periods will lapse, but the awards will continue to be subject to time-based vesting in accordance with the same time-based vesting schedule that applied to the award immediately prior to the change in control

Potential Payments Upon Termination of Employment and Change in Control Table
The Potential Payments Upon Termination of Employment and Change in Control Tables below set forth the estimated potential payments and benefits that would have been payable to each of the named executive officers that were employed on the last day of Fiscal 2025 in the event of a termination of employment or change in control of the Company as of March 29, 2025 (the last day of Fiscal 2025). The amounts presented in the tables below assume all accrued obligations (including base salary earned but not yet paid, vested equity, any annual cash incentive with respect to any performance period that has been completed prior to the termination date or change in control, and any other accrued obligations as defined in an executive’s employment agreement) have been paid as of the termination of employment and/or change in control date. Regardless of the reason for a named executive officer’s termination of employment, he or she may be entitled to receive certain other amounts or accrued benefits, including any vested balance in their 401(k) plan or deferred compensation plan.

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Mr. Edwards and Mr. Wilmotte are omitted from the tables below because prior to the end of the fiscal year Mr. Edwards tendered his voluntary resignation and Mr. Wilmotte separated from service. Mr. Edwards was not entitled to any payments or benefits in connection with his voluntary termination. For a discussion of the actual amounts paid or payable to Mr. Wilmotte pursuant to the Wilmotte Separation Agreement, please see “—Severance Benefits—Cedric Wilmotte.”

John Idol	Voluntary Termination ($)	Retirement ($)	Disability ($)	Death ($)(3)	Cause ($)	By the Company Without Cause or by Executive with Good Reason ($)	By the Company Without Cause or by Executive with Good Reason on or within 24 months of Change in Control ($)
Cash Severance(1)	—	—	—	—	—	3,780,000	3,780,000
Annual Incentive Compensation(2)	—	—	540,000	540,000	—	540,000	540,000
Benefits	—	—	—	5,500,000	—	—	—
Vesting of Annual Long-Term Incentives(4)	7,053,580	7,053,580	7,437,940	7,437,940	—	7,053,580	7,437,940
Total	7,053,580	7,053,580	7,977,940	13,477,940	0	11,373,580	11,757,940

Jenna Hendricks	Voluntary Termination ($)	Retirement ($)	Disability ($)(10)	Death ($)(10)	Cause ($)	By the Company Without Cause or by Executive with Good Reason ($)	By the Company Without Cause or by Executive with Good Reason on or within 24 months of Change in Control ($)
Cash Severance(5)	—	—	—	—	—	500,000	1,500,000
Annual Incentive Compensation(6)	—	—	—	—	—	—	—
Benefits(8)	—	—	—	—	—	685	28,108
Vesting of Annual Long-Term Incentives(9)	—	—	1,456,403	1,456,403	—	—	1,456,403
Total	0	0	1,456,403	1,456,403	0	500,685	2,984,511

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Krista A. McDonough	Voluntary Termination ($)	Retirement ($)	Disability ($)(10)	Death ($)(10)	Cause ($)	By the Company Without Cause or by Executive with Good Reason ($)	By the Company Without Cause or by Executive with Good Reason on or within 24 months of Change in Control ($)
Cash Severance(5)	—	—	—	—	—	550,000	1,650,000
Annual Incentive Compensation(7)	—	—	—	—	—	137,500	137,500
Benefits(8)	—	—	—	—	—	22,881	105,532
Vesting of Annual Long-Term Incentives(9)	—	—	1,456,403	1,456,403	—	—	1,456,403
Total	0	0	1,456,403	1,456,403	0	710,381	3,349,435
1.Pursuant to the terms of Mr. Idol’s employment agreement, reflects severance pay equal to two times the sum of: (i) Mr. Idol’s base salary as in effect on the last day of Fiscal 2025 and (ii) the annual cash incentive paid to him with respect to the Company’s last full fiscal year ended prior to the termination date (Fiscal 2024), payable in a single lump sum within 30 days following the date of termination. Because termination is assumed to have occurred on the last day of Fiscal 2025, the amounts presented in this row assume all accrued obligations under Mr. Idol’s employment agreement have been paid.
2.Represents payment of the annual cash incentive for Fiscal 2025 which executive is entitled to pursuant to his employment agreement in the event of death or Total Disability (as defined in his employment agreement) or upon a termination by the Company without Cause or by Mr. Idol for Good Reason. Because termination is assumed to have occurred on the last day of Fiscal 2025, the amounts presented in this row assume all accrued obligations with respect to any cash incentive payment for a completed fiscal period which may be due and owing to Mr. Idol under other termination scenarios under his employment agreement have been paid.
3.Mr. Idol is entitled to a death benefit of $5.0 million and $500,000 under his whole life insurance policy and term life insurance policy, respectively.
4.Excludes awards that are already vested as of March 29, 2025. Mr. Idol is retirement eligible under the Incentive Plan and the amount in this row represents the value associated with the acceleration or continuation (as the case may be) pursuant to the terms of the Incentive Plan of the vesting of equity awards set forth in the Outstanding Equity Awards at 2025 Fiscal Year End table, using $20.30 per share, which is the closing price of the Company’s ordinary shares on the NYSE on March 28, 2025 (the last business day of Fiscal 2025), and except as otherwise stated, assumes threshold performance with respect to unvested PRSUs for measurement periods that have not yet been completed as of the last day of the fiscal year. With respect to the amounts set forth under the column “By the Company Without Cause or by Executive with Good Reason on or within 24 months of Change in Control,” the unvested PRSU amounts reflect actual performance for measurement periods that have been completed as of the last day of the fiscal year and target performance for all measurement periods that have not yet been completed in accordance with the Incentive Plan.
5.Pursuant to the terms of executive’s employment agreement, reflects severance pay equal to 12 months of executive’s base salary as in effect on the last day of Fiscal 2025 payable in equal installments over a one-year period consistent with our payroll practices. In the event of a qualifying termination event within 24 for months of a Change in Control (as defined in executive’s CIC Agreement), executive is entitled to severance pay equal to two-times the sum of executive’s annual base salary and target annual cash incentive. Because termination is assumed to have occurred on the last day of Fiscal 2025, the amounts presented in this row assume all accrued obligations under executive’s employment agreement or CIC Agreement, as applicable, have been paid.
6.Pursuant to the terms of Ms. Hendricks letter agreement with the Company, dated November 14, 2024, Ms. Hendricks was not entitled to the annual cash incentive for Fiscal 2025 and therefore no payment would be owed to Ms. Hendricks upon a termination by the Company without Cause or by executive for Good Reason. See “Compensation Discussion and Analysis—Executive Summary—Terminated Merger Agreement—Letter Agreement with Ms. Hendricks.”
7.Represents payment of the annual cash incentive for Fiscal 2025 which Ms. McDonough is entitled to pursuant to her employment agreement upon a termination by the Company without Cause or by executive for Good Reason, and reflects the portion of Ms. McDonough’s target retention bonus that was unpaid as of the last day of Fiscal 2025. See “Compensation Discussion and Analysis—Executive Summary—Terminated Merger Agreement—Special Retention Awards.”

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8.Represents the cost of continuation of medical, dental, and vision benefits for executive for one year, or in the case of a termination by the Company without Cause or by executive for Good Reason within 24 months following a change of control, the cost of monthly COBRA premiums for group health care plan coverage for 24 months. Assumes costs will be equal to our cost for equivalent benefits in Fiscal 2025. These costs may change annually. Also includes $25,000 for outplacement services if executive is terminated by the Company without Cause or by executive for Good Reason within 24 months following a change of control.
9.Excludes awards that are already vested as of March 29, 2025. Represents the value of accelerated vesting for awards that will become fully vested and exercisable based on the amounts set forth in the Outstanding Equity Awards at 2025 Fiscal Year End table, using $20.30 per share, which is the closing price of the Company’s ordinary shares on the NYSE on March 28, 2025 (the last business day of Fiscal 2025), and except as otherwise stated, assumes threshold performance with respect to unvested PRSUs for measurement periods that have not yet been completed as of the last day of the fiscal year. With respect to the amounts set forth under the column “By the Company Without Cause or by Executive with Good Reason on or within 24 months of Change in Control,” the unvested PRSU amounts reflect actual performance for measurement periods that have been completed as of the last day of the fiscal year and target performance for all measurement periods that have not yet been completed in accordance with the Incentive Plan.
10.Assumes termination due to death or disability occurs prior to any change in control. Pursuant to the CIC Agreements, if executive’s employment is terminated within two years following a change in control due to death or disability, executive would not be entitled to payment for medical, dental and vision benefits, but would be entitled to receive a prorated annual cash incentive based on such executive’s target annual cash incentive opportunity and death and disability benefits not less than those provided prior to the change in control. With respect to the amounts set forth under the columns “Disability” and “Death,” the unvested PRSU amounts reflect actual performance for measurement periods that have been completed as of the end of Fiscal 2025 and target performance for all measurement periods that have not yet been completed in accordance with the Incentive Plan.

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CEO Pay Ratio
Presented below is the ratio of the annual total compensation paid to John D. Idol, our Chief Executive Officer, in Fiscal 2025 to the annual total compensation of our median employee, excluding Mr. Idol’s compensation. This ratio is a reasonable estimate calculated in compliance with Item 402(u) of Regulation S-K of the Securities Act.
Methodology
The methodology and the material assumptions, adjustments and estimates that we used to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” were as follows:
•We selected February 1, 2025 as the date on which to determine our median employee.
•As of the determination date, we employed approximately 13,727 employees, consisting of approximately 9,325 full-time employees and approximately 4,402 part-time employees. Approximately 10,713 of our total employees as of the determination date were engaged in retail selling or administrative positions.
•We relied on the de minimis exemption provided for under the pay ratio disclosure rules which permit us to exclude non-U.S. employees constituting less than 5% of the total employee population from the median employee calculation.
◦We excluded 683 employees (representing 4.98% of our total employee population, excluding the CEO, as of February 1, 2025) from 16 countries as follows: 6 employees in Costa Rica, 21 employees in Panama, 6 employees in Dominican Republic, 19 employees in Chile, 13 employees in Colombia, 5 employees in Aruba, 5 employees in Barbados, 6 employees in Saint Maarten, 42 employees in Malaysia, 7 employees in Lithuania, 27 employees in Hungary, 48 employees in Poland, 8 employees in Latvia, 11 employees in Romania, 452 employees in Spain and 7 employees in Peru.
•We analyzed the actual total earnings compiled from our payroll records for the one-year period ending December 31, 2024 to determine the median employee. Actual earnings included base pay, overtime compensation, bonuses and other incentive pay (including commissions, fringe benefits and 401(k) match).
◦We annualized the compensation of the employees who were hired during the applicable period, but who did not work for us during the entire 12 months.
◦We did not make any cost-of-living adjustments to adjust for employees living outside of New York City.
◦For employees in foreign jurisdictions, we converted amounts paid in local currencies to U.S. dollars using the exchange rate as of February 1, 2025.
Calculation
•We determined that our median employee was a part-time, hourly retail sales assistant located in the United States.
•The estimated annual total compensation for our median employee was $28,542.
•Fiscal 2025 annual total compensation for our Chief Executive Officer as set forth in the Summary Compensation Table was $9,058,699.
•The estimated ratio of our Chief Executive Officer’s annual total compensation to our median employee’s total compensation for Fiscal 2025 was 317 to 1.

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Pay Versus Performance
In accordance with SEC rules, the following table sets forth information with respect to how compensation actually paid to our NEOs aligns with company performance. “Compensation actually paid” (or CAP) is an SEC-defined term that does not necessarily reflect the amounts ultimately realized by the NEOs or how the Compensation and Talent Committee views the link between company performance and NEO compensation. Additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made in the last completed fiscal year is described above in our “Compensation Discussion and Analysis.” In addition, a significant portion of compensation actually paid relates to changes in fair value of unvested equity awards over the course of each year. Unvested equity awards remain subject to risk from forfeiture and vesting conditions and possible future declines in value based on changes in the price of our ordinary shares. The ultimate values actually realized by our NEOs from unvested equity awards cannot be determined until the awards vest.
The following table provides information regarding compensation actually paid to our Chief Executive Officer, also referred to as our Principal Executive Officer, or PEO, and the other NEOs for each year from Fiscal 2021 to 2025, compared to our total shareholder return (TSR) and our peer group TSR as well our Net (Loss) Income and Adjusted Free Cash Flow for the applicable fiscal year.
Pay Versus Performance Table

	Summary Compensation Table Total for PEO ($) (b)(1)	Compensation Actually Paid to PEO ($) (c)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (d)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($) (e)(3)	Value of Initial Fixed $100 Investment Based On:		Net (Loss) Income ($) (h)(6)	Adjusted Free Cash Flow ($) (i)(7)
Year (a)					Total Shareholder Return ($) (f)(4)	Peer Group Total Shareholder Return ($) (g)(5)
2025	9,058,699	(3,108,694)	3,367,051	490,172	173.95	75.28	(1,182,000,000)	153,000,000
2024	10,536,629	9,772,501	3,787,766	3,469,234	388.17	81.73	(229,000,000)	120,000,000
2023	14,331,813	10,961,037	2,537,098	2,219,512	402.74	98.52	616,000,000	715,000,000
2022	14,737,831	15,510,572	5,781,103	5,579,572	436.93	145.97	822,000,000	573,000,000
2021	8,193,425	32,610,713	1,849,249	6,935,898	429.99	191.02	(62,000,000)	807,000,000
1.Column (b) contains compensation amounts reported in the “Total” column of the Summary Compensation Table (“SCT”) for Mr. Idol, our Chief Executive Officer for each of the years listed. Column (d) contains the average of compensation amounts reported in the “Total” column of the Summary Compensation Table for our NEOs other than our Chief Executive Officer (“Non-PEO NEOs”) for each of the years listed. The Non-PEO NEOs for each applicable fiscal year are as follows:
2025: Mr. Edwards, Ms. Hendricks, Ms. McDonough and Mr. Wilmotte
2024: Mr. Edwards, Ms. Hendricks, Ms. McDonough and Mr. Wilmotte
2023: Mr. Edwards, Ms. Hendricks, Ms. McDonough and Daniel Purefoy, our former SVP, Global Operations and Head of Diversity and
Inclusion (who served for four months of Fiscal 2023)

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2022: Mr. Edwards, Ms. Hendricks, Ms. McDonough, Mr. Purefoy and Joshua Schulman, our former Chief Executive Officer of Michael Kors (who served for approximately seven months of Fiscal 2022)
2021: Mr. Edwards, Ms. McDonough and Mr. Purefoy

2.Compensation actually paid to our PEO in each of the years listed as reflected in column (c) reflects the amount set forth in column (b) of the table above adjusted in accordance with SEC rules. The dollar amounts in column (c) do not reflect the actual amount of compensation earned or paid to our PEO in the applicable fiscal year. The adjustments made to our PEO’s total compensation for Fiscal 2025 to determine CAP are shown in the table below.

2025 ($)
Summary Compensation Table Total for PEO	9,058,699
Minus Changes in Accumulated Benefits Under Defined Benefit and Actuarial Pension Plans(a)	—
Minus Grant Date Fair Value of Stock Options and Stock Awards Granted in a Fiscal Year(b)	7,000,000
Plus Fair Value at Fiscal Year-End of Outstanding Unvested Stock Options and Stock Awards Granted in Prior Fiscal Year(c)	4,237,199
Plus / (Minus) Change in Fair Value of Outstanding and Unvested Stock Options and Stock Awards Granted in Prior Fiscal Year(c)	(7,904,650)
Plus / (Minus) Change in Fair Value of Vesting Date of Stock Option and Stock Awards Granted in Years Prior for which Applicable Vesting Conditions Were Satisfied During Fiscal Year(c)	(1,499,942)
Minus Fair Value as of Prior Fiscal Year End of Stock Option and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year(c)	—
Compensation Actually Paid to PEO	(3,108,694)

(a)	We have not reported any amounts in our SCT with respect to “Change in Pension and Nonqualified Deferred Compensation.” Accordingly, the adjustments with respect to such items prescribed by the pay versus performance rules are not relevant to our analysis and no adjustments have been made.

(b)	The amounts reflect the aggregate grant date fair value reported in the “Share Awards” and “Option Awards” columns in the SCT for the applicable fiscal year.

(c)
In accordance with Item 402(v) requirements, the fair values of unvested and outstanding equity awards to our PEO were remeasured at the end of each fiscal year, and as of the vesting date, during the years displayed in the table above. We approached the determination of fair value in the same way as we historically have determined fair value and fair values as of each measurement date using valuation assumptions and methodologies (including expected term, volatility, dividend yield, and risk-free interest rates) that are generally consistent with those used to estimate fair value at grant under U.S. GAAP. See Note 17 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2025.

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PAY VERSUS PERFORMANCE	TABLE OF CONTENTS
3.The average compensation actually paid to our Non-PEO NEOs in each of the years listed as reflected in column (e) reflects the amount set forth in column (d) of the table above adjusted in accordance with SEC rules. The dollar amounts in column (e) do not reflect the actual amount of compensation earned or paid to any Non-PEO NEOs in the applicable fiscal year. The adjustments made to our Non-PEO’s average total compensation for Fiscal 2025 to determine CAP are shown in the table below.

2025 ($)
Average Summary Compensation Table Total for Non-PEO NEOs	3,367,051
Minus Changes in Accumulated Benefits Under Defined Benefit and Actuarial Pension Plans(a)	—
Minus Grant Date Fair Value of Stock Options and Stock Awards Granted in a Fiscal Year(b)	1,875,008
Plus Fair Value at Fiscal Year-End of Outstanding Unvested Stock Options and Stock Awards Granted in Prior Fiscal Year(c)	1,189,458
Plus / (Minus) Change in Fair Value of Outstanding and Unvested Stock Options and Stock Awards Granted in Prior Fiscal Year(c)	(1,888,794)
Plus / (Minus) Change in Fair Value of Vesting Date of Stock Option and Stock Awards Granted in Years Prior for which Applicable Vesting Conditions Were Satisfied During Fiscal Year(c)	(302,535)
Minus Fair Value as of Prior Fiscal Year End of Stock Option and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year(c)	—
Average Compensation Actually Paid to Non-PEO NEOs	490,172

(a)	We have not reported any amounts in our SCT with respect to “Change in Pension and Nonqualified Deferred Compensation.” Accordingly, the adjustments with respect to such items prescribed by the pay versus performance rules are not relevant to our analysis and no adjustments have been made.

(b)	The amounts reflect the aggregate grant date fair value reported in the “Share Awards” and “Option Awards” columns in the SCT for the applicable fiscal year.

(c)
In accordance with Item 402(v) requirements, the fair values of unvested and outstanding equity awards to our Non-PEO NEOs were remeasured at the end of each fiscal year, and as of the vesting date, during the years displayed in the table above. We approached the determination of fair value in the same way as we historically have determined fair value and fair values as of each measurement date using valuation assumptions and methodologies (including expected term, volatility, dividend yield, and risk-free interest rates) that are generally consistent with those used to estimate fair value at grant under U.S. GAAP. See Note 17 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2025.

4.TSR is calculated assuming that a $100 investment was made on the day prior to the first fiscal year reported in the table above and that all dividends are reinvested until the last day of each reported fiscal year. On the last business day of fiscal 2020, which was March 27, 2020, our share price was $11.67 compared to $20.30 on the last business day of Fiscal 2025.
5.The peer group used is the S&P 500 Apparel, Accessories & Luxury Goods Index, as used in the Company’s Share Performance Graph in our Annual Report on Form 10-K for Fiscal 2025. Peer group TSR is calculated assuming that a $100 investment was made on the day prior to the first fiscal year reported in the table above and that all dividends are reinvested until the last day of each reported fiscal year.
6.The dollar amounts reported are the Company’s net (loss) income reflected in the Company’s audited financial statements for the applicable year.
7.The Company selected financial measure is free cash flow as adjusted in accordance with the Incentive Plan. Adjusted free cash flow as used in our Incentive Plan may differ from our public filings as additional items may be excluded in accordance with the terms of our Incentive Plan. For a further discussion of free cash flow and how it is used in our executive compensation program, see “Compensation Discussion and Analysis.”

80	CAPRI HOLDINGS LIMITED

TABLE OF CONTENTS	PAY VERSUS PERFORMANCE
Relationship Between Compensation Actually Paid and Performance Measures
The charts below show the relationship between compensation actually paid to our PEO and the average compensation actually paid to our Non-PEO NEOs in each of the applicable fiscal years to (i) TSR of both our Company and our peer group; (ii) net (loss) income and (iii) adjusted free cash flow.
*TSR is calculated assuming that a $100 investment was made on the last business day prior to the first fiscal year reported in the graph and that all dividends are reinvested until the last day of each reported fiscal year. On the last business day of fiscal 2020, which was March 27, 2020, our share price was $11.67 compared to $20.30 on the last business day of Fiscal 2025. The peer group used is the S&P 500 Apparel, Accessories & Luxury Goods Index, as used in the Company’s Share Performance Graph in our Annual Report on Form 10-K for Fiscal 2025.

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PAY VERSUS PERFORMANCE	TABLE OF CONTENTS
* The Company selected financial measure is free cash flow as adjusted in accordance with the Incentive Plan. Adjusted free cash flow as used in our Incentive Plan may differ from our public filings as additional items may be excluded in accordance with the terms of our Incentive Plan. For a further discussion of free cash flow and how it is used in our executive compensation program, see “Compensation Discussion and Analysis.”
Financial Performance Measures
The following chart lists the financial performance measures that in our assessment represent the most important financial performance measures used to link compensation actually paid to our NEOs to company performance for Fiscal 2025. The Compensation Discussion and Analysis discusses the ways we use these measures in our executive compensation program and how they are important to and linked with our performance.

Free Cash Flow
Operating Income

82	CAPRI HOLDINGS LIMITED

Director Compensation
Director Compensation Generally
Non-employee directors receive annual cash compensation comprised primarily of an annual cash retainer (including additional cash retainers for the Lead Director and committee chairs) and additional cash compensation for committee service. For Fiscal 2025, director compensation was comprised as follows:

Annual Cash Retainer	100,000
Additional Cash Retainers
Lead Director	50,000
Audit Committee Chair	35,000
Compensation and Talent Committee Chair	30,000
Governance, Nominating and CSR Committee Chair	30,000
Committee Cash Service Payment	$12,500 per committee
Travel Fee	$3,000 per international trip to Board meeting

Directors who are employees receive no additional compensation for their services as directors. A portion of John D. Idol’s annual base salary, equal to one-fourth of the amount of the annual retainer paid to the Company’s independent directors, is payable to him by the Company on a quarterly basis at the same time such retainer is paid to the independent directors of the Company. This is not additional compensation for Mr. Idol and is merely an allocation of salary from the U.S. entity that employs him to the Company for his services as a director of the Company.
In addition to the annual cash fees set forth in the table above, each non-employee director is entitled to receive an annual grant of RSUs under our Incentive Plan. Our annual equity grants to non-employee directors are made on the date of the annual meeting of shareholders. If a non-employee director is appointed to our Board subsequent to the date of the annual meeting of shareholders, then on the date of such appointment, such director will receive a pro rata portion of the annual equity grant based on the time between such director’s date of appointment and the next annual meeting of shareholders. For Fiscal 2025, non-employee director RSU grants had a fair value at the time of grant equal to approximately $175,000. The RSUs generally cliff vest on the earlier of the one year anniversary of the date of grant or the Company’s annual shareholder meeting that occurs in the calendar year following the date of grant. Non-employee directors may defer settlement of the RSUs beyond the vesting date in accordance with Section 409A of the Code.
Our directors are permitted to use the Company aircraft to travel to and from Board and committee meetings, and we reimburse our non-employee directors for reasonable travel and other related expenses in connection with such meetings. Non-employee directors (like all of our eligible full-time employees) are also provided with a merchandise discount on our products.

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DIRECTOR COMPENSATION	TABLE OF CONTENTS
Director Compensation Table
The following table sets forth the amount of compensation earned by each of our non-employee directors for service on our Board during Fiscal 2025:

Name	Fees Earned or Paid in Cash ($)	Share Awards ($)(1)(2)	All Other Compensation	Total ($)
Marilyn Crouther	169,000	174,987	—	343,987
Robin Freestone	178,000	174,987	—	352,987
Judy Gibbons	158,000	174,987	—	332,987
Mahesh Madhavan	137,000	174,987	—	311,987
Stephen Reitman	137,000	174,987	—	311,987
Jane Thompson	125,000	174,987	—	299,987
Jean Tomlin OBE	158,000	174,987	—	332,987
1.The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the fair market value on the date of grant for each award. The weighted average assumptions for share-based awards are set forth in Note 17 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2025.
2.These RSUs generally vest on the earlier of the one year anniversary of the date of grant or the Company’s annual shareholder meeting that occurs in the calendar year following the date of grant, but settlement may be deferred in accordance with Section 409A of the Code.
Director Share Ownership Guidelines
We have share ownership guidelines for our non-employee directors, which provide that each non-employee director must attain ownership of an amount of shares equal to at least five times the annual cash retainer for directors within five years from the date such non-employee director is appointed to the Board.
Independent Director Share Ownership at Fiscal Year End
As of the end of Fiscal 2025, each non-employee director held ordinary shares and/or unvested RSUs in accordance with our share ownership guidelines as follows:

Name	Ordinary Shares	Meets Guidelines
Marilyn Crouther(1)	15,786	✗
Robin Freestone	23,675	✓
Judy Gibbons	33,659	✓
Mahesh Madhavan(2)	10,778	✗
Stephen F. Reitman	20,569	✓
Jane Thompson	28,706	✓
Jean Tomlin OBE	29,702	✓
1.Ms. Crouther has until June 1, 2026 to meet the guideline.
2.Mr. Madhavan has until March 30, 2028 to meet the guideline.

84	CAPRI HOLDINGS LIMITED

PROPOSAL NO. 4 Non-Binding Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation
In addition to the advisory vote to approve executive compensation, the Company is seeking a non-binding vote from shareholders as to how often they believe the advisory vote to approve executive compensation should be held in the future. When this advisory vote was last held in 2019, shareholders indicated a preference to hold the advisory vote to approve executive compensation each year and the Board implemented this standard.

The Board continues to believe that an annual advisory vote to approve executive compensation is the most appropriate policy for our shareholders and the Company. Although the Company’s executive compensation program is designed to promote a long-term connection between pay and performance, the Company’s executive compensation disclosures are made annually. An annual vote provides shareholders with the opportunity to express their views on a regular basis and provides more immediate feedback on the Company’s executive compensation practices as disclosed in its annual proxy statement.

VOTE REQUIRED AND BOARD RECOMMENDATION
Shareholders can vote for the advisory vote to approve executive compensation to occur every one, two, or three years, or they can abstain from expressing a preference for a specific frequency. The affirmative vote of a simple majority of the votes of the shares entitled to vote that are present at the Annual Meeting and are voted, as well as the presence of a quorum representing a majority of all of our outstanding ordinary shares, either in person or by proxy, is required to approve this proposal. If none of the frequency options — one year, two years or three years — receives the required majority vote, the option receiving the greatest number of votes will be considered the frequency approved by the shareholders. The vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers is not binding on the Board or the Company. Even though this vote is not binding and advisory in nature, the Board of Directors will take into account the outcome of this vote in making a determination on the frequency with which advisory votes on executive compensation will be held.

Our Board of Directors unanimously recommends that you vote for “ONE YEAR” as the frequency with which future advisory votes on executive compensation are held by the Company.

CAPRI HOLDINGS LIMITED	85

PROPOSAL NO. 5 Approval of Capri Holdings Limited Fourth Amended and Restated Omnibus Incentive Plan
Our Board of Directors is submitting the Capri Holdings Limited Fourth Amended and Restated Omnibus Incentive Plan (the “Amended Incentive Plan”) for shareholder approval at the annual meeting. The Amended Incentive Plan is an amendment and restatement of the Capri Holdings Limited Third Amended and Restated Incentive Plan (the “Existing Incentive Plan”), which was first adopted by our Board of Directors on May 24, 2022, and approved by our shareholders on August 3, 2022.
The Board is seeking shareholder approval of the Amended Incentive Plan because the Board believes the Amended Incentive Plan is the best way to continue to motivate employees and non-employee directors to further the growth, development and financial success of Capri, and continue to enable us to attract, motivate and retain the services of employees and non-employee directors who are essential to our long-term success by offering them an opportunity to own, and benefit from the ownership of, Capri ordinary shares.
The Board of Directors believes that the Amended Incentive Plan is a critical part of our pay-for-performance incentive compensation program. On an annual basis, we grant long-term share-based awards to more than 550 of our employees around the world, including our executive officers, any employee with a title of director-level or above, including key retail field personnel, and non-employee directors. Long-term equity incentive compensation aligns the interests of our key employees with our shareholders, and gives us a competitive edge to attract and retain top talent in the luxury retail industry. Accordingly, our Board believes that it is in the best interests of our Company and our shareholders to approve the Amended Incentive Plan.
In Fiscal 2025, more than 78% percent of equity awards granted under the Existing Incentive Plan were granted to employees other than our NEOs and long-term equity incentive awards covering approximately 1.57 million ordinary shares (excluding forfeitures) were issued from our Existing Incentive Plan. We anticipate issuing long-term equity incentive awards covering approximately 1.9 million ordinary shares from our Existing Incentive Plan in June 2025 in accordance with our historical grant cycle. This will leave us with approximately 0.6 million ordinary shares available for grant which may be insufficient to satisfy our long-term equity incentive compensation needs through our next annual grant cycle in June 2026 under the Existing Incentive Plan particularly if supply chain challenges, inflation and other macroeconomic factors continue to put downward pressure on our share price which would require us to issue more shares even though we expect to retain normal share grant levels for our typical pool of eligible employees. We do not anticipate any material changes to the types of awards, the fair market value of the awards or the number of award recipients under the Existing Incentive Plan.
We believe that the Existing Incentive Plan should be amended to reserve an additional 2,500,000 ordinary shares for awards (the “Share Increase”). If our shareholders do not approve the Amended Incentive Plan, the Share Increase will not be effective and we may have insufficient shares available for future equity award grants, which we believe will adversely affect our ability to attract, retain and reward the many employees and non-employee directors who are critical to our long-term success and to engage key new talent to drive the future growth of our business. If the Amended Incentive Plan is approved by our shareholders at the 2025 annual shareholders meeting, it will supersede and replace the Existing Incentive Plan. Shareholder approval of the Amended Incentive Plan will not affect existing awards under the Existing Incentive Plan or any former share incentive plan with outstanding awards, which continue in effect in accordance with their terms.

86	CAPRI HOLDINGS LIMITED

TABLE OF CONTENTS	PROPOSAL FIVE
Changes to Existing Incentive Plan
The Amended Incentive Plan is based on the terms of the Existing Incentive Plan as currently in effect, with the following key changes:
•Available Share Reserve. A total of 15,246,000 shares were originally authorized for awards under the Existing Incentive Plan (as adopted in 2011). As of March 29, 2025, there were 2,716,741 ordinary shares available for future grants of equity awards under the Existing Incentive Plan less one share for every share granted after this date, plus shares that expire, terminate, are cancelled, forfeited or settled in cash and are again available for issuance under the Existing Incentive Plan, for a total of 2,524,529 shares currently available for future issuance under the Existing Incentive Plan as of the Record Date. As discussed in more detail below, pursuant to the Share Increase, 2,500,000 additional ordinary shares will be available for issuance under the Amended Incentive Plan, for a total of 5,216,741 ordinary shares available for issuance less one share for every share granted after March 29, 2025, plus shares under the Existing Incentive Plan or any prior plan that subsequently expire, terminate, are cancelled, forfeited or settled in cash and are again available for issuance under the Amended Incentive Plan, for a total of 5,024,529 shares as of the Record Date. As further discussed below, the available share reserve may be adjusted as provided in the Amended Incentive Plan in the event of certain corporate adjustment events.
The Amended Incentive Plan was approved by our Board of Directors on May 20, 2025, subject to and effective upon shareholder approval with respect to the Share Increase. The expiration of the Amended Incentive Plan will be extended to May 20, 2035 (the tenth anniversary of the effective date). The Amended Incentive Plan and awards granted under the Amended Incentive Plan will be void if shareholder approval is not obtained and the Existing Plan will remain in effect.
Overview of Burn Rate and Overhang
Upon approval of the Amended Incentive Plan, 5,216,741 ordinary shares will be available for issuance to eligible employees or consultants of the Company and its affiliates (as described below) or to the Company’s non-employee directors less one share for every share granted after March 29, 2025, plus shares that expire, terminate, are cancelled, forfeited or settled in cash and are again available for issuance under the Amended Incentive Plan, for a total of 5,024,529 shares as of the Record Date. In its determination to approve the Share Increase, the Board reviewed an analysis prepared by management and reviewed by WTW, the Compensation and Talent Committee’s independent compensation consultant, which included an analysis of certain burn rates, dilution and overhang metrics, select competitor market practices and trends, and the costs of the Amended Incentive Plan. Specifically, the Board considered that our three-year average historical burn rate under the Existing Incentive Plan is 1.73% of ordinary shares outstanding. The burn rates for the three most recently completed fiscal years are shown below:

Fiscal Year	Options Granted(1)	Time-Based Full Value Awards Granted(1)	Target Performance-Based Awards Granted(1)	Target Performance-Based Awards Earned	Total Awards(2)	Basic Weighted Average Shares Outstanding(1)	Burn Rate
2025	0	2,058,643	—	—	2,058,643	118,256,350	1.74%
2024	0	1,944,717	203,693	—	2,148,410	117,014,420	1.84%
2023	0	1,790,501	152,921	197,874	2,141,296	132,532,009	1.62%
						Three-Year Average	1.73%
1.As reported in the Company’s Annual Report on Form 10-K at the end of each applicable fiscal year.
2.Total awards includes options granted, time-based full-value awards granted, and performance-awards earned.

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PROPOSAL FIVE	TABLE OF CONTENTS
To provide a complete picture of the overall share pool, the below table shows equity plan data as of the end of Fiscal 2025 and the Record Date:

	March 29, 2025	June 9, 2025
Unexercised options outstanding(1)	180,481	180,481
Weighted average exercise price(1)	$67.52	$67.52
Weighted average remaining term(1)	0.21 years	0.02 years
Unvested RSUs outstanding(2)	3,155,115	3,337,128
Total shares remaining for future grants(3)	2,716,741	2,524,529
1.These options expired subsequent to the Record Date on June 17, 2025.
2.Based on the amounts reported in the Company’s Annual Report on Form 10-K for Fiscal 2025, this amount includes 162,954 performance-based awards (assuming target performance level) as of March 29, 2025 and June 9, 2025 (the Record Date). See “Compensation Discussion and Analysis—Fiscal 2025 Compensation—Incentive Compensation—Equity Incentive Compensation—PRSUs Earned as of End of Fiscal 2025” for the actual level of attainment of PRSUs as of March 29, 2025 and the Record Date.
3.Assumes target performance level for performance-based awards granted. See footnote 2 above.
If the Amended Incentive Plan is approved, the issuance of the additional ordinary shares to be reserved under the Amended Incentive Plan would dilute the holdings of shareholders by 2.0% of our ordinary shares outstanding as of the Record Date, bringing our overhang to approximately 6.9% (including the new shares that will be reserved for issuance under the Amended Incentive Plan). Accordingly, the Board believes that the Share Increase will not be excessively dilutive to shareholders.

	Share Options
Fiscal Year	# Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Yrs)	Total Full Value Awards Outstanding(2)	Shares Available	Ordinary Shares Outstanding	Total Equity Dilution
2023	229,675	63.33	1.84	3,576,840	6,169,920	132,532,009	6.9%
2024	191,697	65.97	1.16	3,249,183	4,259,449	117,014,420	6.0%
2025	180,481	67.52	0.21	3,335,596	2,716,741	118,256,350	4.9%
Current(1)	180,481	67.52	0.02	3,517,609	2,524,529	117,923,400	4.9%
New shares					2,500,000		2.0%
Total equity dilution (incl new shares)					5,024,529		6.9%
1.As of the Record Date.
2.Assumes performance-based awards with incomplete performance periods are earned at target performance level. See “Compensation Discussion and Analysis—Fiscal 2025 Compensation—Incentive Compensation—Equity Incentive Compensation—PRSUs Earned as of End of Fiscal 2025” for the actual level of attainment of PRSUs as of March 29, 2025 and the Record Date.
We believe that the ability to continue to grant long-term incentive compensation to our employees is vital to our ability to attract and retain talent. The Board has determined, after considering the factors set forth above, that the size of the share reserve under the Amended Incentive Plan is reasonable and appropriate at this time.

88	CAPRI HOLDINGS LIMITED

TABLE OF CONTENTS	PROPOSAL FIVE
Our Board of Directors and Compensation and Talent Committee also believe the Amended Incentive Plan contains several features that are consistent with the interests of our shareholders and sound corporate governance practices, including the following:
•No “evergreen” provision. The number of ordinary shares of the Company available for issuance under the Amended Incentive Plan is fixed and will not adjust based upon the number of shares outstanding from time to time (though such number will adjust in connection with certain changes in our capitalization structure and similar events, as described in the summary of the Amended Incentive Plan terms below).
•Share option exercise prices and SAR grant prices will not be lower than the fair market value on the grant date. The Amended Incentive Plan prohibits granting share options with exercise prices and SARs with grant prices lower than the fair market value of our ordinary shares on the grant date, except in connection with substitution of awards in connection with certain mergers, consolidations, acquisitions of property or stock or reorganizations.
•No repricing or exchange without shareholder approval. The Amended Incentive Plan prohibits the repricing of outstanding share options or SARs, or the cancellation of out-of-the-money outstanding share options or SARs for cash or consideration, without shareholder approval, except in connection with certain corporate transactions involving the Company.
•No Liberal Share Recycling. Under the Amended Incentive Plan, if an Award is exercised through, or if withholding tax liabilities are satisfied by, the tendering of shares or by the withholding of shares by the Company, then the shares tendered or withheld are not available for issuance under the Amended Incentive Plan. SARS that are not issued in connection with share settlement or exercise and shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options are also not available for issuance under the Amended Incentive Plan. These same provisions apply with respect to a substitute award under the Amended Incentive Plan.
•Limited Change in Control Acceleration. The Amended Incentive Plan prohibits “single trigger” acceleration of awards to employees in connection with a change in control unless outstanding awards are not assumed or substituted on a substantially equivalent basis. If awards are assumed or substituted, the Amended Incentive Plan provides for double-trigger vesting if the employee is terminated in certain limited circumstances within 24 months following a change in control.
•Limitation on Non-Employee Director Awards. During any fiscal year, the maximum aggregate grant date fair value of awards granted to a non-employee director cannot exceed $500,000 (excluding awards made at the election of such director in lieu of cash retainers).
•“Clawback” provisions. The Amended Incentive Plan contains “clawback” provisions, which provide that the Compensation and Talent Committee may include clawback, forfeiture or similar provisions in an award that require that if a participant engages in activity that is in conflict with or adverse to the interest of the Company, including fraud or conduct contributing to any financial restatements or irregularities or if the participant violates non-solicit or nondisclosure covenants, he or she will surrender and return to the Company any shares received and/or to repay any profits or any other economic value made or realized by the participant. To the extent required by applicable law (including without limitation Section 304 of the Sarbanes-Oxley Act of 2002, and Section 954 of the Dodd-Frank Act), awards shall be subject to clawback, forfeiture or similar requirements.
We are seeking shareholder approval of the Share Increase included in the Amended Incentive Plan to comply with a NYSE listing requirement that requires shareholder approval of equity compensation plans of NYSE-listed companies.
We anticipate filing a registration statement on Form S-8 with the SEC to register ordinary shares for the Share Increase under the Amended Incentive Plan, subject to and effective upon shareholder approval, as soon as practicable following shareholder approval of the Amended Incentive Plan.
Interests of Certain Persons in the Proposal
To the extent that our directors and executive officers may in the future receive awards under the Amended Incentive Plan, they may be deemed to have an interest in the Amended Incentive Plan.

CAPRI HOLDINGS LIMITED	89

PROPOSAL FIVE	TABLE OF CONTENTS
Vote Required and Board Recommendation
Approval of this proposal requires the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote on this proposal that are present at the Annual Meeting and are voted, as well as the presence of a quorum representing a majority of all of our outstanding ordinary shares, either in person or by proxy.

Our Board of Directors unanimously recommends that you vote “FOR” this proposal to approve the Capri Holdings Limited Fourth Amended and Restated Omnibus Incentive Plan.
Summary of the Amended Incentive Plan
The following is a summary of certain material features of the Amended Incentive Plan, which is qualified in its entirety by reference to the complete terms of the Amended Incentive Plan attached as Appendix A to this proxy statement, and should be read in conjunction with the following summary. Capitalized terms used and not defined below have the meaning set forth in the Amended Incentive Plan.
Purpose
The purpose of the Amended Incentive Plan is to assist us in attracting and retaining individuals to serve as employees, directors, consultants and advisors who are expected to contribute to our success and achieve long-term objectives that will benefit our shareholders through the additional incentives inherent in awards granted under the Amended Incentive Plan.
Effective Date and Term
The Amended Incentive Plan will be effective on the date of the approval of the Amended Incentive Plan by our shareholders. The Amended Incentive Plan and awards granted under the Amended Incentive Plan will be void if shareholder approval is not obtained and the Existing Plan will remain in effect. Awards may be granted under the Amended Incentive Plan until May 20, 2035, on which date the Amended Incentive Plan will expire except as to awards then outstanding under the Amended Incentive Plan. Such outstanding awards remain in effect until they have been exercised or terminated, or have expired.
Administration
The Amended Incentive Plan is administered by the Compensation and Talent Committee. The Compensation and Talent Committee may form a subcommittee of its members to act as the committee administering the Amended Incentive Plan. If no Compensation and Talent Committee or subcommittee exists, the Board may act as the committee administering the Amended Incentive Plan. To the extent not inconsistent with applicable law or the rules and regulations of the NYSE, the Compensation and Talent Committee may delegate to a committee of one or more directors of the Company any of the authority of the Compensation Committee under the Amended Incentive Plan, including the right to grant, cancel or suspend awards. The Compensation and Talent Committee may also delegate to one or more executive officers of the Company any of the authority of the Compensation and Talent Committee under the Amended Incentive Plan to make grants of awards to eligible individuals who are not “officers” for purposes of Section 16 of the Exchange Act. Any committee administering our Amended Incentive Plan is referred to in this summary as “the Committee.”

90	CAPRI HOLDINGS LIMITED

TABLE OF CONTENTS	PROPOSAL FIVE
Authority
The Committee’s authority, subject to the Amended Incentive Plan and orders or resolutions adopted by the Board, includes: (i) selecting the individuals to whom awards are granted, (ii) determining the types of awards granted, (iii) determining the number of shares (or dollar value) to be covered by each award, (iv) determining the terms and conditions, not inconsistent with the Amended Incentive Plan, of any award, (v) interpreting and administering the Amended Incentive Plan and any instrument or agreement entered into in connection with the Amended Incentive Plan, (vi) disapplying the minimum vesting and performance conditions in connection with a participant’s termination of service or termination due to death, disability or a change in control (as defined in the Amended Incentive Plan) and correcting any defect, supplying any omission or reconciling any inconsistency in the Amended Incentive Plan or any award in the manner and to the extent that the Committee shall deem desirable to carry it into effect, (vii) establishing rules and regulations and appointing agents for administration of the Amended Incentive Plan, (viii) determining whether an award, other than an option or SAR will have Dividend or Dividend Equivalents, (ix) to the extent not inconsistent with the terms of the Amended Incentive Plan, accelerating the vesting or exercisability of any award, and (x) making any other determination and taking any other action necessary or desirable for the administration of the Amended Incentive Plan. Committee decisions are final, conclusive and binding on all persons or entities, including participants and the Company.
No Re-pricing
Other than in connection with certain corporate adjustment events mentioned below, the Committee may not do any of the following, and the Board may not amend or alter the Amended Incentive Plan or any award to do any of the following, without obtaining approval of our shareholders: (i) lower the option price of an option or grant price of a SAR, after such award is granted, (ii) cancel an option or SAR that has an option price or grant price equal to or greater than the fair market value of one share in exchange for cash or another award (other than in connection with a change in control of the Company), or (iii) take any other action that would be treated as a re-pricing under the rules and regulations of the NYSE.
Type of Shares Authorized for Grant
The shares authorized for issuance under the Amended Incentive Plan are our ordinary shares, no par value (the “Shares”), and may consist of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.
Awards
The types of awards that may be granted under the Amended Incentive Plan are options, share appreciation rights (“SARs”), restricted share awards, restricted share unit awards (“RSUs”), other share-based awards, performance awards, and any other right, interest or option relating to Shares, other property or cash (“Awards”). Awards may be granted alone or in addition to other Awards (or, in the case of SARs, in tandem with options). The terms of Awards are set by the Committee and set forth in individual award agreements, or, in the case of performance awards, in resolutions adopted by the Committee. Terms need not be the same for each participant in the Amended Incentive Plan. Unless otherwise provided in an individual award agreement and subject to minimum vesting conditions, all Awards (other than performance awards or awards to our non-employee directors) vest as to 1/3 of the Award on each of the first three anniversaries of the date that the Award is granted, as long as the participant is employed by or providing services to the Company on the relevant vesting date. Subject to minimum vesting conditions, the Committee may waive the vesting restrictions and any other conditions applicable to the Award under terms and conditions it deems appropriate.
Substitute Awards
The Amended Incentive Plan may govern awards granted or Shares issued in assumption of, or in substitution or exchange for, awards, rights or obligations by a company acquired by us or with which we combine (“Substitute Awards”).

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Number of Shares Authorized
Prior to the Amended Incentive Plan, a total of 15,246,000 Shares were originally authorized for Awards under the Existing Plan. On the effective date of the Amended Incentive Plan, a total of 5,216,741 Shares will be available for grants of Awards under the Amended Incentive Plan less one share for every share granted after March 29, 2025, plus shares that expire, terminate, are cancelled, forfeited or settled in cash and are again available for issuance under the Amended Incentive Plan. The Shares are authorized for grant under the Amended Incentive Plan, which may be adjusted as provided in the Amended Incentive Plan in the event of a merger, reorganization, consolidation, recapitalization, dividend or distribution (other than a regular cash dividend), share split, reverse share split, spin-off or similar transaction, or other change in corporate structure affecting the Shares or their value (referred to in this summary as “corporate adjustment events”). Substitute Awards, dividend and dividend equivalents in cash in conjunction with outstanding Awards do not reduce the Shares authorized for grant under the Amended Incentive Plan or the applicable Amended Incentive Plan limitations on grants to individual participants.
To the extent (i) any Shares subject to an Award under the Amended Incentive Plan or under any plan pursuant to which Awards were granted prior to our IPO (our “prior equity plans”) are forfeited, or (ii) an Award under the Amended Incentive Plan or our prior equity plans expires or terminates without issuance of Shares or is settled for cash, the Shares subject to the Award are again available for issuance under the Amended Incentive Plan.
If a company acquired by us, or with which we combine, has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, then shares available for grant under such plan may be used for Awards and do not reduce the Shares authorized for grant under the Amended Incentive Plan, as long as certain conditions set out in the Amended Incentive Plan are met.
No Liberal Share Recycling
If an Award granted under the Amended Incentive Plan or our prior equity plans, is exercised through, or if withholding tax liabilities are satisfied by, the tendering of Shares or by the withholding of Shares by the Company, then the Shares tendered or withheld are not available for issuance under the Amended Incentive Plan. For the avoidance of doubt, (i) Shares subject to SARs under the Amended Incentive Plan or our prior equity plans that are not issued in connection with share settlement on exercise thereof and (ii) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options under the Amended Incentive Plan or our prior equity plans, shall not be available for issuance under the Amended Incentive Plan.
Similarly, if any of the circumstances described in the preceding paragraph occur with respect to a Substitute Award, this will not result in the Shares subject to such Substitute Award becoming available for issuance under the Amended Incentive Plan.
Adjustments
In the event of any corporate adjustment event (described above), such adjustments and substitutions must be made to the Amended Incentive Plan and Awards in a manner the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including adjustments in the aggregate number, class and kind of securities that may be delivered under the Amended Incentive Plan, the individual limitations on Awards (other than to Awards denominated in cash) described below, the maximum number of Shares that may be issued pursuant to incentive share options and, in the aggregate or to any participant under the Amended Incentive Plan, the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Amended Incentive Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee determines appropriate, but the number of Shares subject to any Award will always be a whole number.

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Minimum Vesting Condition
Participants who are granted options, SARs, restricted shares, RSUs, other Share-based Awards, performance Shares, performance units or dividend or dividend equivalents under the Amended Incentive Plan will be required to continue to provide services to the Company or an affiliate for not less than one (1) year following the date of grant in order for any such Award to fully or partially vest or be exercisable. Notwithstanding the foregoing, up to five percent (5%) of the available Shares authorized for issuance under the Amended Incentive Plan may provide for vesting of options, SARs, restricted shares, RSUs, other Share-based Awards, performance Shares, performance units, dividend or dividend equivalents, partially or in full, in less than one (1) year.
Limits on Director Awards
The aggregate grant date fair value of awards granted to any member of our Board who is not our employee during any single fiscal year (excluding awards made at the election of such director in lieu of cash retainers) shall not exceed $500,000.
Eligibility
Employees, prospective employees (subject to and effective upon their becoming employees), certain consultants and advisors and non-employee members of our Board are eligible to receive an award under the Amended Incentive Plan.
Share Options
Share options granted under the Amended Incentive Plan are rights allowing participants to purchase Shares at a price and during a period determined by the Committee.
Option Price
Other than in connection with Substitute Awards, the option price per Share purchasable under any option will not be less than the fair market value (as defined in the Amended Incentive Plan) of one Share on the date that the option is granted. For options intended to qualify as incentive share options under Section 422 of the U.S. tax code, if such option is granted to a participant who, at grant, owns Shares representing more than 10% of the voting power of all classes of shares of the Company or any subsidiary, the option price per share will be no less than 110% of the fair market value of one Share on the date of grant.
Option Term
The term of each option is fixed by the Committee in its sole discretion, but is not more than ten years from its grant date, except in the case of a participant’s death or disability. If an incentive share option is granted to an individual who, at grant, owns Shares representing more than 10% of the voting power of all classes of shares of the Company or any subsidiary, then the term of the option will not exceed five years from grant. However, if on the last business day of the term of an option (i) the exercise of the option, other than an incentive share option, is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain of our employees or directors due to a “black-out period” or a “lock-up” agreement, the term shall be extended for 30 days following the end of the legal prohibition, black-out period or lock-up agreement, if such extension does not cause adverse tax consequences to the participant under Section 409A of the U.S. tax code.
Exercise
Once vested and exercisable, options may be exercised in whole or in part, by the participant’s giving notice (in a form prescribed by the Committee) to the Company, specifying the number of Shares to be purchased. Options may be exercised by a participant or (i) the participant’s spouse, children or grandchildren (including adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of any of them, or of the participant, (iii) a partnership, limited liability company or corporation in which the individuals in clause (i) or the participant are the only partners, members or shareholders or (iv) a charity, if permitted under the Amended Incentive Plan (referred to in this summary as “permitted assignees”).

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Incentive Share Options
The Committee may grant incentive share options to any eligible employee, subject to the requirements of Section 422 of the U.S. tax code. The maximum aggregate number of Shares that may be issued pursuant to incentive share options under the Amended Incentive Plan shall be 5,216,741 Shares less one share for every share granted after March 29, 2025, subject to adjustment in connection with corporate adjustment events and to take into account Shares that subsequently expire, terminate, are cancelled, forfeited or settled in cash and are again available for issuance under the Amended Incentive Plan. No option will be treated as an incentive share option unless the Amended Incentive Plan is approved by our shareholders in a manner intended to comply with the requirements of Section 422(b)(1) of the U.S. tax code. Any option intended to be an incentive share option will not fail to be effective solely on account of a failure to obtain such approval; rather, such option will be treated as a non-qualified option unless and until such approval is obtained.
SARs
A SAR gives its holder the right to exercise vested SARs and receive the excess of (i) the fair market value of one Share on the date of exercise (or a lesser amount) over (ii) the grant price of the SAR. The Committee will determine whether payment on exercise of a SAR is in cash, in Shares, restricted Shares, other property or any combination. The Committee may grant SARs in tandem with all or a part of an option or other Award, when granted or at any later time during the option or Award term. A SAR will have a grant price per Share not less than the fair market value of one Share on the date of grant or, if applicable, on the date of grant of an option with respect to which a SAR has been granted (subject to the requirements of Section 409A of the U.S. tax code) except in the case of Substitute Awards or in connection with an adjustment in connection with a corporate adjustment event.
Term
A SAR will have a term not greater than ten years, except in the event of death or disability. However, if on the last business day of the SAR’s term (i) its exercise is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain of our employees or directors due to a“black-out period” or a “lock-up” agreement, the term shall be extended for a 30 days following the end of the legal prohibition, black-out period or lock-up agreement to the extent such extension does not cause adverse tax consequences to the participant under Section 409A of the U.S. tax code.
Restricted Shares and RSUs
Restricted Shares and RSUs may be granted alone, together with another Award, or as a form of payment for performance awards, options, SARs, and other earned cash-based incentive compensation. Unless otherwise provided in an individual Award agreement, a participant who is granted a restricted Share becomes a shareholder of the Company and has all rights of a shareholder, including the right to vote the restricted Shares and receive distributions made with respect to such Shares, except as otherwise provided in the Amended Incentive Plan. At the request of the Committee, a participant who is granted restricted Shares may be required to execute a stock power in blank. A participant who holds an RSU has only those rights specifically provided for in the individual award agreement, but will not have voting rights.
Other Share-Based Awards
The Committee may grant Awards of Shares or Awards valued by reference to or based on Shares or other property (“other share-based awards”), including deferred share units. Other share-based awards are also available as a form of payment of other Awards under the Amended Incentive Plan and other earned cash-based compensation. Except as provided in an individual Award agreement, other share-based Awards may be paid in cash, Shares, other property, or any combination thereof, in the discretion of the Committee. They may be paid in a lump sum or installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the U.S. tax code.
Deferral of Director Fees
The Board may grant non-employee directors other share-based Awards in the form of deferred share units in lieu of all or a portion of their annual retainer and may allow such directors to elect to defer committee retainers and annual meeting fees in the form of deferred share units, if the election is in accordance with Section 409A of the U.S. tax code. The Committee shall establish rules and procedures for such elections and for payment in deferred share units.

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Performance Awards
Performance awards consist of (i) cash incentives, (ii) units valued by reference to a designated number of Shares and (iii) units valued by reference to a designated amount of cash or value of property other than Shares, in each case, that are payable upon achievement of performance goals established by the Committee over a performance period, also established by the Committee.
Performance Criteria
The performance goals are determined by the Committee in its discretion and may include but are not limited to: (a) sales (including same store or comparable sales), net sales; or return on sales; (b) revenue, net revenue, gross revenue, product revenue or system-wide revenue (including growth of same); (c) operating income or loss (before or after taxes and before or after allocation of corporate overhead and bonus); (d) earnings or loss per share (including on a diluted or undiluted basis, before or after taxes); (e) net income or loss (before or after taxes); (f) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (g) Share price (including, but not limited to, growth measures and total shareholder return); (h) market share; (i) enterprise value; (k) gross profits, gross or net profit margin or gross profit growth; (l) net operating profit (before or after taxes); (m) operating earnings, earnings or losses or net earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and/or amortization); (n) economic value-added models or “value creation” or similar metrics; (o) comparisons with various stock market indices; (p) expense targets or other reductions in costs goals or meeting divisional or project budgets; (q) cash flow measures (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital), which may but are not required to be measured on a per share basis; (r) return on capital (including return on total capital or return on invested capital); (s) general and administrative expense savings; (t) inventory control; (u) operating margin or gross margin; (v) year-end cash, cash margin or debt reduction; (w) operating efficiencies; (x) customer satisfaction, customer retention or; customer growth; (y) employee retention, succession and hiring; (z) productivity or productivity ratios; (aa) cost of capital, debt level year-end cash position or book value; (bb) competitive market metrics; (cc) timely completion of new product roll-outs; timely launch of new facilities (such as new store openings, gross or net); (dd); royalty income; (ee) implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects or (ff) acquisitions and divestitures, reorganization and other corporate transactions or expansions of specific business operations; or (gg) any combination of the foregoing. The foregoing list of performance criteria is not exhaustive and the Committee shall have the discretion to establish such other performance criteria as the Committee deems appropriate from time to time.
Adjustments
The Committee may, in its sole discretion, provide that one or more adjustments shall be made to one or more of the performance goals. Such adjustments may include, without limitation, one or more of the following: (a) items related to a change in accounting principle; (b) items relating to financing activities; (c) expenses for restructuring or reorganization initiatives; (d) other non-operating items; (e) items related to acquisitions; (f) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (g) items related to the disposal of a business or segment of a business; (h) items related to discontinued operations that do not qualify as a segment of a business under GAAP; (i) items attributable to any share dividend, share split, combination or exchange of shares occurring during the Performance Period; (j) any other items of significant income or expense which are determined to be appropriate adjustments; (k) items relating to unusual or extraordinary corporate transactions, events or developments; (l) items related to amortization of acquired intangible assets; (m) items that are outside the scope of the Company’s core, on-going business activities; (n) items related to acquired in-process research and development; (o) items relating to changes in tax laws; (p) items relating to major licensing or partnership arrangements; (q) items relating to asset impairment charges; (r) items relating to gains or losses for litigation, arbitration and contractual settlements; (s) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; (t) items relating to any other unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions; or (u) such other adjustments the Committee determines appropriate, in its sole discretion, taking into account such factors that the Committee deems relevant.

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Payment
The amount to be distributed under any performance Award is determined by the Committee. Payouts for performance Awards occur only after the end of the relevant performance period (other than in the case of a change in control, or as determined by the Committee or provided in an individual Award agreement subject to the minimum performance condition). Performance Awards may be paid in cash, Shares, other property, or any combination, in the sole discretion of the Committee. They may be paid in a lump sum or in installments or on a deferred basis subject to the requirements of Section 409A of the U.S. tax code and in accordance with procedures established by the Committee.
Limitations on Grants to Individual Participants
Subject to the corporate adjustment events described above, the following limits will apply to Awards of the specified type granted, or in the case of performance Awards denominated in cash, payable to any one participant in any single fiscal year:
i.Appreciation Awards (Options and SARs) and Full Value Awards (Restricted Shares, RSUs, Performance Awards and/or Other Share-Based Awards that are denominated in Shares):1,500,000 Shares; and
ii.Cash Awards (Performance Awards that are denominated in cash):$20,000,000.
In applying the foregoing limits, (a) all Awards of the specified type granted to the same Participant in the same fiscal year will be aggregated and made subject to one limit; (b) the limits applicable to options and SARs refer to the number of Shares subject to those Awards, (c) the Share limit for Full Value Awards refers to the maximum number of Shares that may be delivered under an Award or Awards of the type specified therein assuming a maximum payout; and (d) the dollar limit under clause (ii) refers to the maximum dollar amount payable under an Award or Awards of the type specified in clause (ii) assuming a maximum payout.
Change in Control Provisions
In the event of a change in control of the Company, with respect to each outstanding Award, such outstanding Award will, except as otherwise set forth in the Amended Incentive Plan, continue in effect, or be assumed or an equivalent Award substituted by a successor company. Notwithstanding any other provision in the Amended Incentive Plan, the portion of such Award subject to performance-based vesting (including, without limitation, any performance Shares or performance units) will have any performance goals or other performance-based conditions deemed to be achieved at the target level of performance and any performance period deemed to have expired, but will continue to be subject to time-based vesting in accordance with the same time-based vesting schedule that applied to the Award immediately prior to the change in control without any performance-based condition.
Assumption or Substitution
In the event of a change in control in which the successor assumes, substitutes or continues an Award (as described in the Amended Incentive Plan), if a participant’s employment terminates within 24 months after the change in control and under the circumstances specified in the individual Award agreement: (i) outstanding Options and SARs immediately vest, become fully exercisable and remain exercisable for two years (or if earlier, until the original Award expiration date), (ii) the restrictions, limitations and other conditions applicable to restricted Shares and RSUs lapse and the Awards become fully vested and free of all restrictions, limitations and conditions, and (iii) the restrictions, limitations and other conditions applicable to any other Awards lapse, and such other Awards become free of all restrictions, limitations and conditions and become fully vested and transferable. To the extent a successor does not assume, substitute or continue Awards, then, immediately before the change in control: (i) outstanding Options and SARs immediately vest and become fully exercisable, (ii) restrictions, limitations and other conditions applicable to restricted Shares and RSUs lapse and the restricted Shares and RSUs become fully vested and free of all restrictions, limitations and conditions and (iii) the restrictions, other limitations and other conditions applicable to any other Share-based Awards or any other Awards lapse, and the Awards become free of all restrictions, limitations and conditions and become fully vested and transferable.

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Amendment and Termination
The Board may amend, suspend or terminate the Amended Incentive Plan as it deems advisable, subject to any requirement for shareholder approval imposed by law or by the NYSE, but it may not amend the Amended Incentive Plan in a manner that would result in noncompliance with Rule 16b-3 under the Exchange Act and may not, without approval of the Company’s shareholders if required by law, amend the Amended Incentive Plan to (i) increase the number of Shares that may be the subject of Awards under the Amended Incentive Plan (except for adjustments upon corporate adjustment events), (ii) expand the types of awards available under the Amended Incentive Plan, (iii) materially expand the class of persons eligible to participate in the Amended Incentive Plan, (iv) eliminate the requirements relating to minimum option and grant prices for options and SARs and shareholder approval requirements for re-pricings, (v) increase the maximum permissible term of any option or SAR, or (vi) increase any of the individual annual limitations on Awards. In addition, no amendments to or termination of the Amended Incentive Plan may impair the rights of a participant in any material respect under any Award previously granted to the participant, without such participant’s consent.
Transferability
Except as provided below, no Award and no Shares as to which any applicable restriction, performance or deferral period has not lapsed, may be transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the participant only by the participant or the participant’s guardian or legal representative. Except in the case of incentive share options, to the extent and only pursuant to terms and conditions determined by the Committee, a participant may assign or transfer an Award without consideration to permitted assignees, but (i) the assignees are bound by and subject to the Amended Incentive Plan and individual Award agreements relating to the transferred Award and must execute an agreement satisfactory to the Company evidencing such obligations and (ii) the participant must remain bound by the Amended Incentive Plan.
Termination of Employment or Services
The Committee shall determine and set forth in each individual Award agreement to what extent any Awards granted in such individual Award agreement will continue to be exercisable, continue to vest or be earned on and after termination of employment or services (including as a member of the Board). The date of termination will be determined by the Committee, which determination will be final.
Deferral; Dividend and Dividend Equivalents
The Committee is authorized to establish procedures for deferral of payment of any Award. Subject to the Amended Incentive Plan, the Committee may provide that a participant is entitled to receive, currently or on a deferred basis, dividend or dividend equivalents with respect to the number of Shares covered by an Award. The Committee may provide that dividend or dividend equivalents (if any) are deemed to have been reinvested in additional Shares or otherwise reinvested. Dividend or dividend equivalents may accrue in connection with an Award, but will not be paid to a participant prior to the date on which the Award (or the applicable portion of the Award to which the dividend or dividend equivalents relate) becomes vested. To the extent such vesting does not occur with respect to an Award, any related accrued dividend or dividend equivalents will be forfeited. In addition, dividend or dividend equivalents credited in connection with an Award that vests based on the achievement of performance goals are subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such dividend or dividend equivalents have been credited. No dividend or dividend equivalents are payable with respect to options or SARs.

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Tax Withholding
The Company has the right to make all payments or distributions pursuant to the Amended Incentive Plan net of any applicable federal, state and local taxes required to be paid or withheld as a result of (i) the grant of any Award, (ii) the exercise of an option or SAR, (iii) the delivery of Shares or cash, (iv) the lapse of any restrictions in connection with any Award or (v) any other event occurring pursuant to the Amended Incentive Plan. The Company has the right to withhold from wages or other amounts otherwise payable to a participant or permitted assignee withholding taxes required by law, or to otherwise require the participant or permitted assignee to pay such taxes. If the participant or permitted assignee fails to make such tax payments as are required, the Company or its subsidiaries have the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to such participant or permitted assignee or to take other action necessary to satisfy such withholding obligations. The Committee is authorized to establish procedures for satisfaction of such obligations by tendering previously acquired Shares, or by directing the Company to retain Shares (up to the minimum required statutory tax withholding rate for the participant or permitted assignee) otherwise deliverable in connection with an Award.
Cancellation of Award; Forfeiture of Gain
Awards are subject (including on a retroactive basis) to cancellation, and a participant must return to the Company any Shares or cash received or payable on vesting or exercise of the Award and any proceeds from the sale, gain or other value realized on the vesting or exercise of the Award upon (i) certain accounting restatements, (ii) a violation of a non-solicitation or non-disclosure covenant or agreement, (iii) a participant’s engaging in an activity that is in conflict with or adverse to the interest of the Company, as determined by the Committee or (iv) any other event required by law or the rules and regulations of the NYSE or by written policy adopted by the Company.
Material U.S. Federal Income Tax Consequences
The following discussion summarizes the material U.S. federal tax treatment of awards granted under the Amended Incentive Plan based on the federal tax laws currently in effect. The rules governing the tax treatment of awards are technical and the following discussion is necessarily general in nature and does not purport to be complete. The statutory provisions and interpretations described below are subject to change, and their application may vary in individual circumstances. Award holders are encouraged to seek professional tax advice when exercising awards under the Amended Incentive Plan.
Non-Qualified Share Options
If an optionee is granted non-qualified share options under the Amended Incentive Plan, the optionee will not have taxable income on the grant of the option, nor will the Company be entitled to any deduction. Generally, on exercise of non-qualified share options, an optionee will recognize ordinary income, in an amount equal to the difference between the exercise price and the fair market value of the ordinary shares on the date of exercise. The holder’s basis for the ordinary shares for purposes of determining gain or loss on subsequent disposition of the shares acquired upon exercise generally will be the fair market value of the ordinary shares on the date the option is exercised. Any subsequent gain or loss will be generally taxable as capital gains or losses.

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Incentive Share Options
There is no taxable income to an optionee who is granted an incentive share option under the Amended Incentive Plan, or when that option is exercised. However, the amount by which the fair market value of the ordinary shares at the time of exercise exceeds the exercise price will be an “item of tax preference” for the optionee. The sale of ordinary shares acquired upon exercise of an option that satisfies all of the incentive share option requirements, including the holding periods described below, will result in a long-term capital gain or loss equal to the difference between the amount realized on sale and the exercise price of the option. To receive this treatment, the optionee must have been an employee of the Company (or certain of its subsidiaries) at all times during the period beginning on the date the incentive share option was granted and ending on the date three months before the date of exercise, and the optionee must not have disposed of the ordinary shares acquired upon exercise of the option either (A) within two years after the date of grant of the incentive share option or (B) within one year of the date of exercise. If the ordinary shares are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the exercise price and the fair market value of the ordinary shares on the date of the option’s exercise will be taxed at ordinary income rates. An incentive share option exercised more than three months after an optionee retires, other than by reason of death or disability, will be taxed as a non-qualified share option, and the optionee will have been deemed to have received income upon exercise that is taxable at ordinary income rates. The aggregate fair market value of ordinary shares (determined at the time of grant) with respect to which incentive share options can be exercisable for the first time by an optionee during any calendar year cannot exceed $100,000. Any excess will be treated as a non-qualified share option.
Restricted Shares
A restricted share holder will generally not have income upon the grant of restricted shares unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a holder will have compensation income on the date of grant equal to the value of the shares less the purchase price and, when the shares are sold, the holder will have capital gain or loss equal to the difference between the sales proceeds and the value of the shares on the date of grant. If the holder does not make an 83(b) election, then when the shares vest the holder will have compensation income equal to the value of the shares on the vesting date less the purchase price. When the shares are sold, the holder will have capital gain or loss equal to the sales proceeds less the value of the shares on the vesting date. Generally, any capital gain or loss will be long-term if the holder held the shares for more than one year. If the shares were held for one year or less it will be short-term capital gains or loss. The holding period for purposes of capital gain or loss generally will commence on the date of vesting (or, if an 83(b) election is made, the date of grant).
Restricted Share Units
An RSU holder will not have income upon the grant of an RSU award. A holder is not permitted to make a Section 83(b) election with respect to an RSU award. When the RSU vests, the holder will have compensation income on the vesting date in an amount equal to the fair market value of the shares on the vesting date less the purchase price, if any. When the shares acquired upon settlement of an RSU award is sold, the holder will have capital gain or loss equal to the sales proceeds less the value of the shares on the vesting date. Generally, any capital gain or loss will be long-term if the holder held the shares for more than one year. If the shares were held for one year or less it will be short-term capital gains or loss.
Performance Awards
A performance Award holder will generally recognize taxable ordinary income on the amount of cash paid to, or value of shares received by, the Award holder under a performance award (including a performance share unit Award).
Dividend and Dividend Equivalents
A plan participant will generally recognize taxable ordinary income on dividend and dividend equivalents as they are paid.
Share Payments
A plan participant will generally recognize taxable ordinary income on the fair market value of the Shares delivered as payment of bonuses or other compensation under the Amended Incentive Plan.

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Share Appreciation Rights
No taxable income is realized on the receipt of a SAR, but on exercise of the SAR the fair market value of the ordinary shares (or cash in lieu of ordinary shares) received must be treated as compensation taxable as ordinary income to the award holder in the year of the exercise.
Parachute Payments
In the event that the payment of any award under the Amended Incentive Plan is accelerated because of a change in ownership (as defined in Section 280G(b)(2) of the Code) and such payment of an award, either alone or together with any other payments made to certain participants, constitutes parachute payments under Section 280G of the Code, then, subject to certain exceptions, a portion of such payments would be nondeductible to the Company and the participant would be subject to a 20% excise tax on such portion.
Section 409A of the Code
Section 409A of the Code provides that all amounts deferred under a non-qualified deferred compensation plan are included in a participant’s gross income to the extent such amounts are not subject to a substantial risk of forfeiture, unless certain requirements are satisfied. If the requirements are not satisfied, in addition to current income inclusion, interest at the underpayment rate plus 1% will be imposed on the participant’s underpayments that would have occurred had the deferred compensation been included in gross income for the taxable year in which first deferred or, if later, the first taxable year in which such deferred compensation is not subject to a substantial risk of forfeiture. The amount required to be included in income is also subject to an additional 20% tax. While most Awards under the Amended Incentive Plan are anticipated to be exempt from the requirements of Section 409A of the Code, Awards that are not exempt are intended to comply with Section 409A of the Code.
Tax Effects to the Company; Section 162(m) of the Code
Generally, the Company may be entitled to a tax deduction in connection with an Award under the Amended Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a non-statutory share option), provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code. Special rules under Section 162(m) of the Code, as modified by the Tax Cuts and Jobs Act, limit the deductibility of compensation paid by a public company during a tax year to its chief executive officer, its chief financial officer and its other three most highly compensated executive officers for that tax year (collectively, “covered employees”) and for any individual who was a covered employee of the Company during tax years beginning in 2017. Under Section 162(m) of the Code, the annual compensation paid to any covered employee will be deductible only to the extent that it does not exceed $1,000,000. The Committee has discretionary authority to grant awards under the Amended Incentive Plan in excess of this limit.
The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the awards granted under the Amended Incentive Plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of a participant’s death or the income tax laws of any municipality, state or foreign country in which the participant’s income or gain may be taxable.

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Proposals of Shareholders for the 2026 Annual Meeting
We currently intend to hold our 2026 Annual Meeting of Shareholders in August 2026. Shareholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2026 Annual Meeting of Shareholders must submit the proposal to us at our principal executive offices, addressed to our Corporate Secretary, no later than February 24, 2026. Assuming that the 2026 Annual Meeting of Shareholders is held no more than 30 days before, and no more than 70 days after, the anniversary date of the 2025 Annual Meeting, shareholders who intend to present a proposal at the 2026 Annual Meeting of Shareholders without inclusion of such proposal in our proxy materials or who intend to nominate a director are required to provide us with notice of such proposal or nomination no later than May 9, 2026 or earlier than April 9, 2026. In the event that the date of the 2026 Annual Meeting of Shareholders is more than 30 days before, or more than 70 days after, such anniversary date, notice of any such proposal or director nomination must be provided to us no later than the later of the 90th day prior to the date of the 2026 Annual Meeting of Shareholders or the 10th day following the first public announcement of the date of the meeting and no earlier than the close of business on the 120th day prior to the date of the 2026 Annual Meeting of Shareholders. Additionally, shareholders must comply with other applicable requirements contained in Regulations 69, 70 and 71 of our Memorandum. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements contained in our Memorandum and applicable laws.
Additionally, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than June 8, 2026.

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Other Matters
Our Board of Directors has no knowledge of any other matters to be presented at the Annual Meeting other than those described herein. If any other business properly comes before the shareholders at the Annual Meeting, however, it is intended that the proxy holders will vote on such matters in accordance with their discretion.

Annual Report on Form 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended March 29, 2025, as filed with the SEC (including with exhibits if requested), will be sent to any shareholder, without charge, upon oral or written request addressed to the Corporate Secretary of the Company at the Company’s principal executive office or by electronically submitting the Information Request form located on the Resources page of the Company’s website at www.capriholdings.com. You also may obtain our Annual Report on Form 10-K over the Internet at the SEC’s website, www.sec.gov, or on our website.

102	CAPRI HOLDINGS LIMITED

Special Note Regarding Forward-Looking Statements
This proxy statement and the other proxy materials provided herewith contain forward-looking statements. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s goals, future plans and strategies, including with respect to ESG goals, initiatives and ambitions and executive compensation as well as the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. The forward-looking statements contained in this proxy statement and the other proxy materials provided herewith are based on assumptions that the Company has made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors are more fully discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2025 (File No. 001-35368), filed on May 28, 2025 with the SEC.

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Websites Referenced in this Proxy Statement
The content of the websites referred to in this proxy statement are not incorporated by reference into this proxy statement.
YOUR VOTE IS IMPORTANT. OUR BOARD OF DIRECTORS URGES YOU TO VOTE VIA INTERNET, TELEPHONE OR BY MARKING, DATING, SIGNING AND RETURNING A PROXY CARD.
By Order of the Board of Directors
John D. Idol
Chairman and Chief Executive Officer
London, United Kingdom
June 24, 2025

104	CAPRI HOLDINGS LIMITED

APPENDIX A
Capri Holdings Limited Fourth Amended and Restated Omnibus Incentive Plan
Capri Holdings Limited (the “Company”), a British Virgin Islands limited liability company, hereby establishes and adopts the following Fourth Amended and Restated Omnibus Incentive Plan (the “Plan”).
1. PURPOSE OF THE PLAN
The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as employees, directors, consultants and/or advisors who are expected to contribute to the Company’s success and to achieve long-term objectives that will benefit shareholders of the Company through the additional incentives inherent in the Awards hereunder.
2. DEFINITIONS
“Award” shall mean any Option, Share Appreciation Right, Restricted Share Award, Restricted Share Unit Award, Other Share-Based Award, Performance Award, Dividend, Dividend Equivalent or any other right, interest or option relating to Shares, other property or cash granted pursuant to the provisions of the Plan.
“Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award hereunder, whether in writing or through an electronic medium.
“Board” shall mean the board of directors of the Company.
“Cause” means, in the case of a Participant who has an employment or service agreement with the Company or any of its Subsidiaries in effect at the time of his termination of employment or service, the definition of “Cause” set forth in such employment or service agreement. Otherwise, “Cause” means: (i) Participant’s gross negligence or willful misconduct, or willful failure to substantially perform Participant’s duties as an Employee, Consultant or Director of the Company or any of its Subsidiaries, as applicable, (other than due to physical or mental illness or incapacity), (ii) Participant’s conviction of, or plea of guilty or nolo contendere to a felony (or the equivalent of a felony in a jurisdiction other than the United States), (iii) Participant’s willful breach of a material provision of the Plan or Award Agreement or any employment, service or other agreement with the Company or any of its Subsidiaries, (iv) Participant’s willful violation of the Company or any of its Subsidiaries’ written policies that the Committee determines is detrimental to the best interests of the Company or any of its Subsidiaries; (v) Participant’s fraud or misappropriation, embezzlement or material misuse of funds or property belonging to the Company or any of its Subsidiaries; (vi) Participant’s use of alcohol or drugs that interferes with the performance of Participant’s duties as an Employee, Consultant, or Director of the Company or any of its Subsidiaries, as applicable; or (vii) any action or conduct of Participant that materially adversely affects the integrity and reputation of the Company or any of its Subsidiaries, their employees or their products, as determined by the Committee.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

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“Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder or, if no such Compensation Committee or subcommittee thereof exists, the Board. The Committee shall consist of no fewer than two Directors, each of whom is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and (ii) an “independent director” for purpose of the rules of the principal U.S. national securities exchange on which the Shares are traded, in each case, when and to the extent necessary to satisfy Rule 16b-3 and the rules of the principal U.S. national securities exchange.
“Consultant” shall mean any consultant or advisor, who is a natural person and who provides services to the Company or any Subsidiary so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company's securities in a capital‑raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company's securities and (iii) otherwise qualifies as a consultant under the applicable rules of the SEC for registration of shares on a Form S-8 registration statement.
“Covered Employee” shall mean an employee of the Company or its Subsidiaries who is a “covered employee” within the meaning of Section 162(m) of the Code.
“Director” shall mean a member of the Board who is not an employee.
“Dividend” shall mean the cash, shares or other property dividends and other distributions declared and paid on Shares subject to an Award.
“Dividend Equivalents” shall mean, with respect to Shares subject to an Award, a right to be paid an amount equivalent to the Dividends declared and paid on an equal number of outstanding Shares.
“Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
“Fair Market Value” shall mean, with respect to Shares as of any date, (i) the closing price of the Shares as reported on the principal U.S. national securities exchange on which the Shares are listed and traded on such date, or, if there is no closing price on that date, then on the last preceding date on which such a closing price was reported; (ii) if the Shares are not listed on any U.S. national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the final ask price of the Shares reported on the inter-dealer quotation system for such date, or, if there is no such sale on such date, then on the last preceding date on which a sale was reported; or (iii) if the Shares are neither listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, or if the Shares are not regularly traded on any such exchange or system, the amount determined by the Committee, in its sole discretion, to be the fair market value of the Shares. The Fair Market Value of any property other than Shares shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.
“Incentive Share Option” shall mean an Option which when granted is intended to qualify as an incentive stock option for purposes of Section 422 of the Code.
“Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.
“Other Share-Based Award” shall have the meaning set forth in Section 8.1.
“Participant” shall mean an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.

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“Performance Award” shall mean any Award of Performance Cash, Performance Shares or Performance Units granted pursuant to Article 9.
“Performance Cash” shall mean any cash incentives granted pursuant to Article 9 payable to the Participant upon the achievement of such performance goals as the Committee shall establish.
"Performance Criteria" shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the performance goal or performance goals for a Performance Period, determined as set forth in Section 10.1
“Performance Period” shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to a Performance Award are to be measured.
“Performance Share” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant upon achievement of such performance goals as the Committee shall establish.
“Performance Unit” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated amount of cash or property other than Shares, which value may be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee shall establish.
“Permitted Assignee” shall have the meaning set forth in Section 12.3.
“Prior Plans” shall mean the Amended and Restated Michael Kors (USA), Inc. Stock Option Plan, as amended from time to time, and any other plans pursuant to which equity-based compensation awards were granted prior to the IPO.
“Restricted Share” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.
“Restricted Share Award” shall have the meaning set forth in Section 7.1.
“Restricted Share Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant in Shares or cash as determined by the Committee in its sole discretion upon the satisfaction of vesting restrictions as the Committee may establish, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.
“Restricted Share Unit Award” shall have the meaning set forth in Section 7.1
“SEC” means the Securities and Exchange Commission.
“Shares” shall mean the ordinary shares, no par value, of the Company.
“Share Appreciation Right” shall mean the right granted to a Participant pursuant to Article 6.
“Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

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“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
“Vesting Period” shall mean the period of time specified by the Committee during which vesting restrictions for an Award are applicable.
3. SHARES SUBJECT TO THE PLAN
3.1 Number of Shares.
(a) Subject to adjustment as provided in Section 12.2, as of the effective date of this amended and restated Plan as defined in Section 13.13, a total of 5,216,741 Shares shall be authorized for Awards granted under the amended and restated Plan less one share for every share granted after March 29, 2025, plus Shares that expire, terminate, are cancelled, forfeited or settled in cash and are again available for issuance under the Plan.
(b) If (i) any Shares subject to an Award are forfeited, an Award expires or otherwise terminates without issuance of Shares, or an Award is settled for cash (in whole or in part), such Shares shall, to the extent of such forfeiture, expiration, termination or cash settlement, again be available for issuance under the Plan or (ii) any Shares subject to an award under the Prior Plans are forfeited, expire or otherwise terminate without issuance of such Shares, or an award under the Prior Plans is settled for cash (in whole or in part), expires or otherwise terminates without issuance of such Shares, such Shares shall, to the extent of such forfeiture, expiration, termination or cash settlement, again be available for issuance under the Plan.
(c) In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then the Shares so tendered or withheld shall not be available for issuance under the Plan. In the event that (i) any option or award granted under the Prior Plans is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such options or awards are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then the Shares so tendered or withheld shall not be available for issuance under the Plan. For the avoidance of doubt, Shares subject to a Share Appreciation Right, or a share appreciation right under any Prior Plans, that are not issued in connection with its share settlement on exercise thereof and Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options, or options under any Prior Plans, shall not be available for issuance under the Plan.
(d) Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the applicable limitations for grant to a Participant under Section 10.3, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan as provided in paragraphs (b) and (c) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.
(e) The payment of Dividend or Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan.

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3.2. Character of Shares.
Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.
3.3. Minimum Vesting Condition.
Participants who are granted Options, Share Appreciation Rights, Restricted Share Awards, Restricted Share Unit Awards, Other Share-Based Awards, Performance Shares, Performance Units, Dividend or Dividend Equivalents under this Plan will be required to continue to provide services to the Company or an Affiliate for not less than one (1) year following the date of grant in order for any such Award to fully or partially vest or be exercisable. Notwithstanding the foregoing, up to five percent (5%) of the available Shares authorized for issuance under the Plan pursuant to Section 3.1 may provide for vesting of Options, Share Appreciation Rights, Restricted Share Awards, Restricted Share Unit Awards, Other Share-Based Awards, Performance Shares, Performance Units, Dividend or Dividend Equivalents, partially or in full, in less than one (1) year.
3.4 Limits on Awards to Directors.
Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Director during any single fiscal year (excluding Awards made at the election of the Director in lieu of all or a portion of annual and committee cash retainers) shall not exceed $500,000.
4. ELIGIBILITY AND ADMINISTRATION
4.1. Eligibility.
Any Employee, Director or Consultant shall be eligible to be selected as a Participant.
4.2. Administration.
(a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees, Directors and Consultants to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to each Participant hereunder; (iii) determine the number of Shares (or dollar value) to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares, Restricted Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) disapply Sections 3.3 and/or 9.3 in connection with a Participant’s termination of service or termination due to death, disability or a Change in Control, and correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award, other than an Option or Share Appreciation Right, will have Dividend or Dividend Equivalents; (xii) to the extent not inconsistent with the terms of the Plan, accelerate the vesting or exercisability of any Award; and (xiii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary.

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(c) To the extent not inconsistent with applicable law or the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded, the Committee may delegate to a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards. The Committee may also delegate to one or more executive officers of the Company any of the authority of the Committee under the Plan to make grants of Awards to eligible individuals who are not “officers” for purposes of Section 16 of the Exchange Act.
5. OPTIONS
5.1. Grant of Options.
Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.
5.2. Award Agreements.
All Options shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms and conditions of Options need not be the same with respect to each Participant. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.
5.3. Option Price.
Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option; provided, however, that in the case of an Incentive Share Option granted to a Participant who, at the time of the grant, owns shares representing more than 10% of the voting power of all classes of shares of the Company or any Subsidiary, the option price per share shall be no less than 110% of the Fair Market Value of one Share on the date of grant. Other than pursuant to Section 12.2, the Committee shall not without the approval of the Company’s shareholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option that has an exercise price that is equal to or greater than the Fair Market Value in exchange for cash or another Award (other than in connection with a Change in Control (as defined in Section 11.3), as described in Section 11.2) or (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded.
5.4. Option Term.
The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted, except in the event of death or disability; provided, however, that the term of the Option shall not exceed five (5) years from the date the Option is granted in the case of an Incentive Share Option granted to a Participant who, at the time of the grant, owns shares representing more than 10% of the voting power of all classes of shares of the Company or any Subsidiary. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (i) the exercise of the Option, other than an Incentive Share Option, is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement to the extent such extension does not cause adverse tax consequences to the Participant under Section 409A of the Code.

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5.5. Vesting and Exercise of Options.
(a) Unless otherwise provided in an Award Agreement and subject to Section 3.3, any Option granted under the Plan shall vest and become exercisable as to 1/3 of the Shares subject thereto on each of the first three anniversaries of the date the Option is granted, in each case so long as the Participant continues to be employed by or provide services to the Company or any of its Subsidiaries on the relevant vesting date. Subject to Section 3.3, the Committee may, in its sole discretion, waive the vesting restrictions and any other conditions set forth in the Plan and any Award Agreement under such terms and conditions as the Committee shall deem appropriate.
(b) Vested Options granted under the Plan shall be exercised by the Participant (or by a Permitted Assignee thereof or the Participant’s executors, administrators, guardian or legal representative, to the extent provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and shall comply with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.
(c) Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation) valued at their then Fair Market Value, (iii) with the consent of the Committee, by delivery of other consideration having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Award Agreement (including same-day sales through a broker), or (vi) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share.
(d) Notwithstanding the foregoing, an Award Agreement may provide that if on the last day of the term of an Option the Fair Market Value of one Share exceeds the option price per Share, the Participant has not exercised the Option (or a tandem Share Appreciation Right, if applicable) and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional Share shall be settled in cash.
5.6. Form of Settlement.
In its sole discretion, the Committee may provide that the Shares to be issued upon an Option's exercise shall be in the form of Restricted Shares or other similar securities.
5.7. Incentive Share Options.
The Committee may grant Incentive Share Options to any eligible Employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Solely for purposes of determining whether Shares are available for the grant of Incentive Share Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Share Options granted under the Plan shall be 5,216,741 Shares less one share for every share granted after March 29, 2025, subject to adjustment as provided in Section 3.1(b) and Section 12.2. No Option shall be treated as an Incentive Share Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Section 422(b)(1) of the Code, provided that any Option intended to be an Incentive Share Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a nonqualified option unless and until such approval is obtained.

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6. SHARE APPRECIATION RIGHTS
6.1.Grant, Vesting and Exercise.
The Committee may grant Share Appreciation Rights (a) in tandem with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in tandem with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award in each case upon such terms and conditions as the Committee may establish in its sole discretion. Unless otherwise provided in an Award Agreement and subject to Section 3.3, any Share Appreciation Rights granted under the Plan shall vest and become exercisable as to 1/3 of such Share Appreciation Rights on each of the first three anniversaries of the date the Share Appreciation Rights are granted, in each case so long as the Participant continues to be employed by or provide services to the Company or any of its Subsidiaries on the relevant vesting date.
6.2. Terms and Conditions.
Share Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:
1.Upon the exercise of a Share Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the Share Appreciation Right.
2.The Committee shall determine in its sole discretion whether payment on exercise of a Share Appreciation Right shall be made in cash, in whole Shares, Restricted Shares, other property or any combination thereof.
3.The terms and conditions of Share Appreciation Rights need not be the same with respect to each recipient.
4.The Committee may impose such other terms and conditions on the exercise of any Share Appreciation Right, as it shall deem appropriate. A Share Appreciation Right shall (i) have a grant price per Share of not less than the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Share Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Section 409A of the Code) except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, and (ii) have a term not greater than ten (10) years, except in the event of death or disability. Notwithstanding clause (ii) of the preceding sentence, in the event that on the last business day of the term of a Share Appreciation Right (x) the exercise of the Share Appreciation Right is prohibited by applicable law or (y) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement to the extent such extension does not cause adverse tax consequences to the Participant under Section 409A of the Code.
5.An Award Agreement may provide that if on the last day of the term of a Share Appreciation Right the Fair Market Value of one Share exceeds the grant price per Share of the Share Appreciation Right, the Participant has not exercised the Share Appreciation Right or the tandem Option (if applicable), and the Share Appreciation Right has not expired, the Share Appreciation Right shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of Shares (or cash) required for withholding taxes; any fractional Share shall be settled in cash.
6.Without the approval of the Company’s shareholders, other than pursuant to Section 12.2, the Committee shall not (i) reduce the grant price of any Share Appreciation Right after the date of grant (ii) cancel any Share Appreciation Right that has a grant price that is equal to or greater than the Fair Market Value in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 11.3), or (iii) take any other action with respect to a Share Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded.

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7. RESTRICTED SHARE AND RESTRICTED SHARE UNITS
7.1. Grants.
Awards of Restricted Shares and of Restricted Share Units may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Share Award” or “Restricted Share Unit Award” respectively), and such Restricted Share Awards and Restricted Share Unit Awards shall also be available as a form of payment of Performance Awards, Options, Share Appreciation Rights and other earned cash-based incentive compensation. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the grant of Restricted Share or Restricted Share Units, subject to such minimum consideration as may be required by applicable law.
7.2. Award Agreements.
The terms of any Restricted Share Award or Restricted Share Unit Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Share Awards and Restricted Share Unit Awards need not be the same with respect to each Participant.
7.3. Rights of Holders of Restricted Share and Restricted Share Units.
Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Share Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Share, except as otherwise provided in this Section. A Participant who holds a Restricted Share Unit Award shall only have those rights specifically provided for in the Award Agreement; provided, however, in no event shall the Participant have voting rights with respect to such Award. Except as otherwise provided in an Award Agreement, any Dividend or Dividend Equivalents distributed with respect to any Restricted Share Award or Restricted Share Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Share Award or Restricted Share Unit Award, and the Committee shall have the sole discretion to determine whether, if at all, any cash-denominated amount that is subject to such restrictions shall earn interest and at what rate. Notwithstanding the provisions of this Section, Dividends or Dividend Equivalents distributed with respect to any Restricted Share Award or Restricted Share Unit Award that vests based on achievement of performance goals shall either (i) not be paid or credited or (ii) be accumulated, shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Shares or Restricted Share Units with respect to which such Dividend or Dividend Equivalent has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.
7.4. Vesting Period.
Unless otherwise provided in an Award Agreement, and subject to Section 3.3 any Restricted Shares or Restricted Share Units granted under the Plan shall vest and become exercisable as to 1/3 of the Shares subject to such Award on each of the first three anniversaries of the date the Award is granted, in each case so long as the Participant continues to be employed by or provide services to the Company or any of its Subsidiaries on the relevant vesting date. Subject to Section 3.3, the Committee may, in its sole discretion waive the vesting restrictions and any other conditions set forth in the Plan and any Award Agreement under such terms and conditions as the Committee shall deem appropriate.
7.5. Issuance of Shares.
Any Restricted Share granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a share certificate or certificates, which certificate or certificates shall be held by the Company. Such book entry registration, certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Share. At the request of the Committee, as a condition to any grant of Restricted Shares, a Participant may be required to execute a stock power in blank.

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7.6. Dividend Equivalents.
Subject to Section 12.5 the Committee may, in its sole discretion, provide that Dividend Equivalents shall be earned by a Participant of Restricted Share Units based on Dividends declared on the Shares to be credited as of Dividend payment dates during the period between the date an Award of Restricted Share Units is granted to a Participant and the settlement date of such Award.
8. OTHER SHARE-BASED AWARDS
8.1. Grants.
Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Share-Based Awards”), including deferred share units, may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation.
8.2. Award Agreements.
The terms of Other Share-Based Awards granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant. Notwithstanding the provisions of this Section, and subject to Section 12.5, Dividend or Dividend Equivalents with respect to the Shares covered by an Other Share-Based Award that vests based on achievement of performance goals shall be subject to the vesting conditions, restrictions and risk of forfeiture to the same extent as the Shares covered by an Other Share-Based Award with respect to which Dividend or Dividend Equivalents has been distributed.
8.3. Vesting Period.
Unless otherwise provided in an Award Agreement, and subject to Section 3.3, any Other Share-Based Awards granted under the Plan shall vest and become exercisable as to 1/3 of the Shares subject to such Award on each of the first three anniversaries of the date the Award is granted, in each case so long as the Participant continues to be employed by or provide services to the Company or any of its Subsidiaries on the relevant vesting date. Subject to Section 3.3, the Committee may, in its sole discretion waive the vesting restrictions and any other conditions set forth in the Plan and any Award Agreement under such terms and conditions as the Committee shall deem appropriate.
8.4. Payment.
Except as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.
8.5. Deferral of Director Fees.
Directors shall, if determined by the Board, receive Other Share-Based Awards in the form of deferred share units in lieu of all or a portion of their annual retainer. In addition Directors may elect to receive Other Share-Based Awards in the form of deferred share units in lieu of all or a portion of their annual and committee retainers and annual meeting fees, provided that such election is made in accordance with the requirements of Section 409A of the Code. The Committee shall, in its absolute discretion, establish such rules and procedures as it deems appropriate for such elections and for payment in deferred share units.

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9. PERFORMANCE AWARDS
9.1. Grants.
Performance Awards in the form of Performance Cash, Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.1 or such other criteria as determined by the Committee in its discretion.
9.2. Award Agreements.
The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement (or, if applicable, in a resolution duly adopted by the Committee) which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend or Dividend Equivalents, in accordance with Section 12.5. The terms of Performance Awards need not be the same with respect to each Participant.
9.3. Performance Period.
Subject to the last sentence of Section 3.3, Performance Awards granted to Participants under the Plan shall have a Performance Period of not less than one (1) year.
9.4. Terms and Conditions.
The Performance Criteria to be achieved during any Performance Period and, subject to Section 9.3, the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The amount of the Award to be distributed shall be conclusively determined by the Committee.
9.5. Payment.
Except as provided in Article 11, as provided by the Committee or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.
10. PERFORMANCE CRITERIA
10.1. Performance Criteria.
An Award may be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels and may include but shall not be limited to the following: (a) sales (including same store or comparable sales), net sales; or return on sales; (b) revenue, net revenue, gross revenue, product revenue or system-wide revenue (including growth of same); (c) operating income or loss (before or after taxes and before or after allocation of corporate overhead and bonus); (d) earnings or loss per share (including on a diluted or undiluted basis, before or after taxes); (e) net income or loss (before or after taxes); (f) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (g) Share price (including, but not limited to, growth measures and total shareholder return); (h) market share; (i) enterprise value; (k) gross profits, gross or net profit margin or gross profit growth; (l) net operating profit (before or after taxes); (m) operating earnings, earnings or losses or net earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and/or amortization); (n) economic value-added models or “value creation” or similar metrics; (o) comparisons with various stock market indices; (p) expense targets or other reductions in costs goals or meeting divisional or project budgets; (q) cash flow measures (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital), which may but are not required to be measured on a per share basis; (r) return on capital (including return on total capital or return on invested capital); (s) general and administrative expense savings; (t) inventory control; (u) operating margin or gross margin; (v) year-end cash, cash margin or debt reduction; (w)

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operating efficiencies; (x) customer satisfaction, customer retention or; customer growth; (y) employee retention, succession and hiring; (z) productivity or productivity ratios; (aa) cost of capital, debt level year-end cash position or book value; (bb) competitive market metrics; (cc) timely completion of new product roll-outs; timely launch of new facilities (such as new store openings, gross or net); (dd); royalty income; (ee) implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects or (ff) acquisitions and divestitures, reorganization and other corporate transactions or expansions of specific business operations; or (gg) any combination of the foregoing. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. Any performance goals that are financial metrics, may be determined in accordance with United States generally accepted accounting principles (“GAAP”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP. The Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including, but not limited to (a) restructurings or reorganizations, discontinued operations, asset write downs, litigation or claim judgments or settlements, acquisitions or divestitures, foreign exchange gains and losses, transaction costs associated with refinancing or repurchasing of bank loans or debt securities, unbudgeted capital expenditures, business interruption events, extraordinary items, and other unusual or infrequently occurring items or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. The foregoing list of Performance Criteria is not exhaustive and the Committee shall have the discretion to establish such other Performance Criteria as the Committee deems appropriate from time to time.
10.2. Adjustments.
The Committee may, in its sole discretion, provide that one or more adjustments shall be made to one or more of the performance goals. Such adjustments may include, without limitation, one or more of the following: (a) items related to a change in accounting principle; (b) items relating to financing activities; (c) expenses for restructuring or reorganization initiatives; (d) other non-operating items; (e) items related to acquisitions; (f) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (g) items related to the disposal of a business or segment of a business; (h) items related to discontinued operations that do not qualify as a segment of a business under GAAP; (i) items attributable to any share dividend, share split, combination or exchange of shares occurring during the Performance Period; (j) any other items of significant income or expense which are determined to be appropriate adjustments; (k) items relating to unusual or extraordinary corporate transactions, events or developments; (l) items related to amortization of acquired intangible assets; (m) items that are outside the scope of the Company’s core, on-going business activities; (n) items related to acquired in-process research and development; (o) items relating to changes in tax laws; (p) items relating to major licensing or partnership arrangements; (q) items relating to asset impairment charges; (r) items relating to gains or losses for litigation, arbitration and contractual settlements; (s) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; (t) items relating to any other unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions; or (u) such other adjustments the Committee determines appropriate, in its sole discretion, taking into account such factors that the Committee deems relevant. The Committee shall have the discretion to determine whether, when and to what extent an adjustment is necessary or advisable based upon consideration of such factors that the Committee deems appropriate in light of the facts and circumstances.The Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances.
10.3. Limitations on Grants to Individual Participants.
Subject to adjustment as provided in Section 12.2, the following limits will apply to Awards of the specified type granted, or in the case of Performance Awards denominated in cash, payable to any one Participant in any single fiscal year:
(i) Appreciation Awards (Options and Share Appreciation Rights) and Full Value Awards (Restricted Share Awards, Restricted Share Unit Awards, Performance Awards and/or Other Share-Based Awards that are denominated in Shares):1,500,000 Shares; and
(ii) Cash Awards - Performance Awards that are denominated in cash:$20,000,000.

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In applying the foregoing limits, (a) all Awards of the specified type granted to the same Participant in the same fiscal year will be aggregated and made subject to one limit; (b) the limits applicable to Options and Share Appreciation Rights refer to the number of Shares subject to those Awards, (c) the Share limit for Full Value Awards refers to the maximum number of Shares that may be delivered under an Award or Awards of the type specified therein assuming a maximum payout; and (d) the dollar limit under clause (ii) refers to the maximum dollar amount payable under an Award or Awards of the type specified in clause (ii) assuming a maximum payout.
11. CHANGE IN CONTROL PROVISIONS
11.1. Impact on Certain Awards.
In the event of a Change in Control of the Company (as defined in Section 11.3), with respect to each outstanding Award, such outstanding Award shall, except as otherwise set forth below, continue in effect, or be assumed or an equivalent Award substituted by a successor company. Notwithstanding any other provision in the Plan, and the portion of such Award subject to performance-based vesting (including, without limitation, any Performance Shares or Performance Units) shall have any performance goals or other performance-based conditions deemed to be achieved at the target level of performance and any performance period deemed to have expired, but shall continue to be subject to time-based vesting in accordance with the same time-based vesting schedule that applied to the Award immediately prior to the Change in Control without any performance-based condition.
11.2. Assumption or Substitution of Certain Awards.
(a) In the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Option, Share Appreciation Right, Restricted Share Award, Restricted Share Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such Change in Control and under the circumstances specified in the Award Agreement: (i) Options and Share Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable and shall remain exercisable for a two-year period (or if earlier, until the original expiration date set forth in the Award Agreement), (ii) the restrictions, limitations and other conditions applicable to Restricted Share and Restricted Share Units outstanding as of the date of such termination of employment shall lapse and the Restricted Share and Restricted Share Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other Awards shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable. For the purposes of this Section 11.2, an Option, Share Appreciation Right, Restricted Share Award, Restricted Share Unit Award or Other Share-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Share Appreciation Right, Restricted Share Award, Restricted Share Unit Award or Other Share-Based Award immediately prior to the Change in Control, the consideration (whether shares, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Share Appreciation Right, Restricted Share Award, Restricted Share Unit Award or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company with a fair market value substantially equal to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of what fair market value is substantially equal shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

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(b) In the event of a Change in Control of the Company, to the extent the successor company does not assume or substitute for an Option, Share Appreciation Right, Restricted Share Award, Restricted Share Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then immediately prior to the Change in Control: (i) those Options and Share Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable, (ii) restrictions, limitations and other conditions applicable to Restricted Share and Restricted Share Units that are not assumed or substituted for (or continued) shall lapse and the Restricted Share and Restricted Share Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, other limitations and other conditions applicable to any Other Share-Based Awards or any other Awards that are not assumed or substituted for (or continued) shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable.
11.3. Change in Control.
For purposes of the Plan and Awards, Change in Control means the occurrence of any one of the following events:
(a) During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(b) Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any Subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c), or (v) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 30% or more of Company Voting Securities by such person;
(c) The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”); or

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(d) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur when the percentages set forth in this section are met.
12. GENERALLY APPLICABLE PROVISIONS
12.1. Amendment and Termination of the Plan.
The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 under the Exchange Act; and further provided that the Board may not, without the approval of the Company's shareholders to the extent required by such applicable law, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend Section 5.3 or Section 6.2(f) to eliminate the requirements relating to minimum exercise price, minimum grant price and shareholder approval, (e) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Share Appreciation Right specified by Section 6.2(d), or (f) increase any of the limitations in Section 10.3. The Board may not (except pursuant to Section 12.2 or in connection with a Change in Control), without the approval of the Company’s shareholders, cancel an Option or Share Appreciation Right in exchange for cash or take any action with respect to an Option or Share Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, including a reduction of the exercise price of an Option or the grant price of a Share Appreciation Right or the exchange of an Option or Share Appreciation Right for another Award. In addition, no amendments to, or termination of, the Plan shall impair the rights of a Participant in any material respect under any Award previously granted without such Participant's consent.
12.2. Adjustments.
In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards in a manner that the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the limitations in Section 10.3 (other than to Awards denominated in cash), the maximum number of Shares that may be issued pursuant to Incentive Share Options and, in the aggregate or to any Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate; provided, however, that the number of Shares subject to any Award shall always be a whole number.

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12.3. Transferability of Awards.
Except as provided below, no Award and no Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. Except in the case of Incentive Share Options, to the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award without consideration (each transferee thereof, a “Permitted Assignee”) (i) to the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.
12.4. Termination of Employment or Services.
The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with the Company to employment or service with a Subsidiary or affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or a Subsidiary; and (ii) if a Participant’s employment with the Company and its Subsidiaries terminates, but such Participant continues to provide services to the Company or its Subsidiaries in a non-employee capacity (including as a Director) (or vice-versa), such change in status shall not be considered a termination of employment or service with the Company or a Subsidiary for purposes of the Plan.
12.5. Deferral; Dividend or Dividend Equivalents.
The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award, if so determined by the Committee, shall be entitled to receive, currently or on a deferred basis, Dividend or Dividend Equivalents with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that the Dividend or Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Notwithstanding the foregoing, (i) Dividend or Dividend Equivalents may accrue in connection with an Award, but shall not be paid to a Participant prior to the date on which the Award (or the applicable portion of the Award to which the Dividend or Dividend Equivalents relate) becomes vested; (ii) to the extent such vesting does not occur with respect to an Award, any related accrued Dividend or Dividend Equivalents shall be forfeited; and (iii) Dividend or Dividend Equivalents credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend or Dividend Equivalents have been credited. Notwithstanding the foregoing, no Dividend or Dividend Equivalents shall be payable with respect to Options or Share Appreciation Rights.

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13. MISCELLANEOUS
13.1. Award Agreements.
Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.
13.2. Tax Withholding.
The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Share Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to a Participant (or Permitted Assignee) such withholding taxes as may be required by law, or to otherwise require the Participant (or Permitted Assignee) to pay such withholding taxes. If the Participant (or Permitted Assignee) shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant (or Permitted Assignee) or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants (or Permitted Assignee) to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the minimum required statutory tax withholding rate for the Participant (or Permitted Assignee or such other rate that will not cause adverse tax or accounting consequences or cost)) otherwise deliverable in connection with the Award.
13.3. Right of Discharge Reserved; Claims to Awards.
Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee, Director or Consultant the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee, Director or Consultant at any time for any reason. The Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee, Director or Consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Directors or Consultants under the Plan.
13.4. Substitute Awards.
Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.
13.5. Cancellation of Award; Forfeiture of Gain.
Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that:

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(a) In the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the securities laws, any mistake in calculations or other administrative error, in each case, which reduces the amount of the Award that would have been earned had the financial results been properly reported (as determined by the Committee) (i) the Award will be cancelled and (ii) the Participant will forfeit (A) the Shares received or payable on the vesting or exercise of the Award and (B) the amount of the proceeds of the sale, gain or other value realized on the vesting or exercise of the Award (and the Participant may be required to return or pay such Shares or amount to the Company).
(b) If the Participant, without the consent of the Company, while employed by or providing services to the Company or any Subsidiary or after termination of such employment or service, violates a non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled without payment therefor and (ii) the Committee, in its discretion, may require the Participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the compensation, gain or other value (whether or not taxable) realized upon the exercise of any Option or Share Appreciation Right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the time period specified in the Award Agreement.
(c) To the extent required by applicable law (including without limitation Section 302 of the Sarbanes-Oxley Act and Section 954 of the Dodd Frank Act) and/or the rules and regulations of any U.S. national securities exchange or inter-dealer quotation system on which Shares are listed or quoted, or if so required pursuant to a written policy adopted by the Company (as in effect and/or amended from time to time), Awards shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into all outstanding Award agreements).
13.6. Stop Transfer Orders.
All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
13.7. Nature of Payments.
All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company or a Subsidiary. Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary as permitted by such plans.
13.8. Other Plans.
Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
13.9. Severability.
The provisions of the Plan shall be deemed severable. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of change in a law or regulation, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness,

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invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.
13.10. Construction.
As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
13.11. Unfunded Status of the Plan.
The Plan is intended to constitute an “unfunded” plan providing incentive compensation to a select group of employees and other individuals. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary, on the one hand, and a Participant or beneficiary thereof, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Rather, in its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.
13.12. Governing Law.
The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the British Virgin Islands, without reference to principles of conflict of laws that would cause the laws of any other jurisdiction to apply, and construed accordingly.
13.13. Effective Date of Plan; Termination of Plan.
The original Plan was effective as of December 1, 2011 and amended and restated as of May 20, 2015, June 25, 2020 and May 24, 2022. The Plan (as further amended and restated herein) was adopted by the Board as of May 20, 2025, and shall become effective upon approval of the third amended and restated Plan by the Company’s shareholders. This third amended and restated Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event each Award shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or prior to May 20, 2035, on which date the Plan (as further amended and restated herein) will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.
13.14. Foreign Employees and Consultants.
Awards may be granted to Participants who are foreign nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees or Consultants providing services in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company's obligation with respect to tax equalization for Employees or Consultants on assignments outside their home country.

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13.15. Compliance with Section 409A of the Code.
Notwithstanding any provision of the Plan to the contrary, this Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan or any Award (including any taxes or penalties under Section 409A of the Code), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day. Unless otherwise provided by the Committee, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder or (B) a disability, no such acceleration shall be permitted unless the disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.
13.16. No Registration Rights; No Right to Settle in Cash.
The Company has no obligation to register with any governmental body or organization (including, without limitation, the SEC) any of (a) the offer or issuance of any Award, (b) any Shares issuable upon the exercise of any Award, or (c) the sale of any Shares issued upon exercise of any Award, regardless of whether the Company in fact undertakes to register any of the foregoing. In particular, in the event that any of (x) any offer or issuance of any Award, (y) any Shares issuable upon exercise of any Award, or (z) the sale of any Shares issued upon exercise of any Award are not registered with any governmental body or organization (including, without limitation, the SEC), the Company will not under any circumstance be required to settle its obligations, if any, under this Plan in cash.

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13.17. Data Privacy.
As a condition of acceptance of an Award, the Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company and its Subsidiaries hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company or any Subsidiary, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, managing and administering the Plan (the “Data”). The Participant further understands that the Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, management and administration of the Participant’s participation in the Plan, and that the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company in the implementation, management, and administration of the Plan. The Participant understands that these recipients may be located in the Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant, through participation in the Plan and acceptance of an Award under the Plan, authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares. The Participant understands that the Data will be held only as long as is necessary to implement, manage, and administer the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Participant understands that refusal or withdrawal of consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.
13.18. Indemnity.
To the extent allowable pursuant to applicable law, each member of the Committee or of the Board and any person to whom the Committee has delegated any of its authority under the Plan shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
13.19. Captions.
The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.
13.20. Fractional Shares.
No fractional Shares or fractional equity securities may be issued under the Plan. Any fractional Shares or equity securities shall be settled in the form of cash (but may be treated as a fractional share prior to any such settlement).

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13.21. Purchase for Investment.
Whether or not Awards under the Plan have been registered under applicable securities laws, including the Securities Act, each person exercising an Option or Share Appreciation Right under the Plan or otherwise acquiring Shares pursuant to an Award or receiving an Award, may be required by the Committee to give a representation in writing that such person is acquiring such Shares for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.
13.22. No Section 83(b) Elections Without Consent of Company.
No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the Committee in writing prior to the making of such election or pursuant to an Award Agreement. If a Participant makes such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.
13.23. Covered Employees.
Notwithstanding any other provision of the Plan, the Committee shall have discretionary authority to grant awards to Covered Employees under the Plan in excess of any tax deductibility limit imposed by Section 162(m) of the Code or otherwise.

126	CAPRI HOLDINGS LIMITED

CAPRI
HOLDINGS LIMITED

90 WHITFIELD STREET, 2ND FLOOR
LONDON W1T 4EZ
UNITED KINGDOM

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 6, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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V75745-P33620

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CAPRI
HOLDINGS LIMITED

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Judy Gibbons	☐	☐	☐
1b. Jane Thompson	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending March 28, 2026.	☐	☐	☐
3. To approve, on a non-binding advisory basis, executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal.	1 Year	2 Years	3 Years	Abstain
4. To approve, on a non-binding advisory basis, the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 5.	For	Against	Abstain
5. To approve the Capri Holdings Limited Fourth Amended and Restated Omnibus Incentive Plan.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V75746-P33620

CAPRI
HOLDINGS LIMITED

Annual Meeting of Shareholders
August 7, 2025 10:00 AM, Eastern Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) John D. Idol and Krista A. McDonough, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Ordinary shares of CAPRI HOLDINGS LIMITED that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Eastern Time on August 7, 2025, via virtual webcast at www.virtualshareholdermeeting.com/CPRI2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side